UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Amegy Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 6, 2005

Dear Amegy Shareholder:

It is a pleasure to invite you to the special meeting of the shareholders of Amegy Bancorporation, Inc., which will be held at Amegy’s corporate offices, 4400 Post Oak Parkway, Houston, Texas, on Tuesday, October 11, 2005, at 10:00 a.m. local time.

At the meeting, you will be asked to approve the plan of merger contained in the Agreement and Plan of Merger dated as of July 5, 2005 that Amegy has entered into with Zions Bancorporation and its wholly-owned subsidiary, Independence Merger Company, Inc. In the merger, Amegy will merge with and into Independence Merger Company.

If the merger is completed, you will receive, at your election (but subject to proration and adjustment as provided in the plan of merger), cash or Zions common stock, in either case having a value equal to $8.50 plus the product of 0.2020 multiplied by the average closing price of Zions common stock for the ten trading days immediately prior to completion of the merger, for each share of Amegy common stock you hold immediately prior to the completion date of the merger. Based on the closing price of Zions common stock on the NASDAQ for the ten trading days ending July 5, 2005, the last trading day before the announcement of the merger, the 0.2020 exchange ratio, taken together with the $8.50 in cash, represented a total merger consideration of $23.37 per Amegy share. Based on the closing price of Zions common stock on the NASDAQ for the ten trading days ending September 2, 2005, the latest practicable date before the printing of this document, the total merger consideration was valued at approximately $22.69 per Amegy share. However, the actual value of the merger consideration that you will receive for each share of Amegy common stock will depend in substantial part on the average closing price of Zions common stock for the ten trading days immediately prior to the completion date of the merger and, if you receive Zions common stock as merger consideration, the price per share of Zions common stock at the time you receive the shares. If you receive Zions common stock as merger consideration, the price per share of Zions common stock on the date you receive the shares may be different than the average closing price of Zions common stock on the NASDAQ for the ten trading days immediately prior to the completion date of the merger. These prices are impossible to know at this time and will not be known at the time of the special meeting. Therefore, the actual value of the merger consideration may be different than the estimated value based on the current price or the price at the time of the special meeting.

Based on the estimated number of shares of Amegy common stock on the record date for the special meeting, Zions expects to issue approximately 14,293,000 shares of Zions common stock to Amegy shareholders in connection with the merger. Immediately after the merger, former Amegy shareholders are currently expected to own approximately 13.8% of the then-outstanding shares of Zions common stock (without giving effect to shares of Zions common stock held by Amegy shareholders prior to the merger).

After careful consideration, Amegy’s board of directors unanimously recommends that you vote FOR the proposal to approve the plan of merger.

To complete the merger, holders of a majority of the outstanding shares of Amegy’s common stock must approve the plan of merger. Your vote is very important. Whether or not you expect to attend the special meeting, please vote as soon as possible to ensure that your shares are represented at the meeting. Registered and many broker-managed shareholders can vote their shares by using a toll-free number or the Internet. Instructions for using these convenient services are provided on the proxy card. You may also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it with the envelope provided. If you sign and return your proxy card without specifying your choice, it will be understood that you wish to have your shares voted in favor of the plan of merger.

This document provides you with detailed information about the merger. In addition to being a proxy statement of Amegy, this document is also the prospectus of Zions for Zions common stock that will be issued to you in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “ Risk Factors” beginning on page 20 for a discussion of the risks related to the merger and owning Zions common stock after the merger.

I look forward to seeing you on October 11, 2005 in Houston.

Sincerely,

Paul B. Murphy, Jr.

Chief Executive Officer

Amegy Bancorporation, Inc.

Amegy common stock is quoted on the NASDAQ under the symbol “ABNK”. Zions common stock is quoted on the NASDAQ under the symbol “ZION”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September 6, 2005 and is expected to be first mailed to Amegy’s shareholders on or about September 8, 2005.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Zions Bancorporation and Amegy Bancorporation, Inc. from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

Amegy Bancorporation, Inc.	Zions Bancorporation
Chief Financial Officer Randall E. Meyer 4400 Post Oak Parkway Houston, Texas 77027 (713) 235-8800	Investor Relations Clark B. Hinckley One South Main, Suite 1134 Salt Lake City, Utah 84111 (801) 524-4787

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement/prospectus.

If you would like to request any documents, please do so by October 5, 2005 in order to receive them before the special meeting of Amegy shareholders.

In “Questions and Answers About the Merger and the Special Meeting” and in the “Summary” below, we highlight selected information from this proxy statement/prospectus. However, we may not have included all of the information that may be important to you. To better understand the merger agreement and the merger, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that we have incorporated by reference into this document. See “Additional Information for Shareholders” on page 93.

AMEGY BANCORPORATION, INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 11, 2005

To the Shareholders of

Amegy Bancorporation, Inc.

A special meeting of shareholders of Amegy Bancorporation, Inc. (“Amegy”) will be held at Amegy’s corporate offices, 4400 Post Oak Parkway, Houston, Texas, on Tuesday, October 11, 2005, at 10:00 a.m. local time, for the following purposes:

•	Approving the plan of merger contained in the Agreement and Plan of Merger, dated as of July 5, 2005, by and among Zions Bancorporation, Independence Merger Company, Inc., and Amegy, pursuant to which Amegy will merge with and into Independence Merger Company, Inc., as more fully described in the attached proxy statement/prospectus;

•	Approving adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the plan of merger; and

•	To transact such other business as may properly come before the special meeting or any adjournment thereof.

The close of business on August 31, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Only Amegy shareholders of record at the close of business on that date are entitled to notice of the special meeting and any adjournments or postponements of the special meeting, and only the shareholders of record of Amegy common stock at the close of business on that date are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. In order for the proposal to approve the plan of merger to be adopted, the holders of a majority of the outstanding shares of Amegy common stock entitled to vote must vote in favor of approval of the plan of merger. Abstentions and broker non-votes will have the same effect as votes against approval of the plan of merger. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the special meeting will be available for inspection by any shareholder at the offices of Amegy during usual business hours for a period of ten days prior to the special meeting. The list of shareholders will also be available for inspection at the special meeting from 9:00 a.m. local time, until adjournment of the special meeting.

By Order of the Board of Directors,

Paul B. Murphy, Jr.

Chief Executive Officer

Amegy Bancorporation, Inc.

Dated: September 6, 2005

Houston, Texas

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. AMEGY’S BOARD OF DIRECTORS SINCERELY DESIRES YOUR PRESENCE AT THE SPECIAL MEETING. HOWEVER, SO THAT AMEGY MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU WISH TO VOTE BY TELEPHONE OR THE INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

AMEGY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES.

SUMMARY	1
Who We Are	1
Amegy’s Board Recommends that You Vote “FOR” Approval of the Plan of Merger; Amegy’s Reasons for the Merger	1
Amegy’s Financial Advisors Have Each Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Amegy’s Shareholders	2
Amegy Shareholders Will Receive Cash and/or Shares of Zions Common Stock in the Merger Depending on Their Election and Any Adjustment	2
In Order to Make an Election, Amegy Shareholders Must Properly Complete and Deliver an Election Form	4
Material Federal Income Tax Consequences of the Merger	4
Amegy Shareholder Vote Required to Approve the Merger	5
Appraisal Rights	5
Certain Amegy Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders	5
Accounting Treatment	6
The Completion of the Merger is Subject to Certain Conditions	6
We Have Not Yet Obtained All Regulatory Approvals	6
Termination of the Merger Agreement; Fees Payable	6
Selected Historical Consolidated Financial Data of Zions	8
Selected Historical Consolidated Financial Data of Amegy	10
Selected Unaudited Pro Forma Condensed Combined Financial Data	12
Comparative Historical and Pro Forma Per Share Data	13
Comparative Market Value of Securities	14
Historical Market Price and Dividend Data	15
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	16
RISK FACTORS	20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	23
THE SPECIAL MEETING	25
VOTING BY PROXY	26
THE MERGER	28
General	28
The Companies	28
Background of the Merger	29
Amegy’s Reasons for the Merger; Recommendation of Amegy’s Board of Directors	32
Zions’ Reasons for the Merger	34
Accounting Treatment	34
Material Federal Income Tax Consequences of the Merger	34
Governmental and Regulatory Approvals	37
Procedures for Making Elections	38
Exchange of Amegy Common Stock Certificates and Payment of Cash Consideration	39
Cash Instead of Fractional Shares of Zions Common Stock	39
Stock Exchange Listing	39
Appraisal Rights	39
Federal Securities Law Consequences; Stock Transfer Restriction Agreements	42
OPINIONS OF AMEGY’S FINANCIAL ADVISORS	43
INTERESTS OF AMEGY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER	59
THE MERGER AGREEMENT	63
Structure and Effective Time	63
Merger Consideration	63

i

ii

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the documents to which we have referred you, including the merger agreement attached as Annex A to this proxy statement/prospectus. See “Additional Information for Shareholders” beginning on page 93.

Who We Are

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

(801) 524-4787

Zions Bancorporation is a financial holding company organized under the laws of Utah in 1955 and registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956. Zions and its subsidiaries own and operate six commercial banks with a total of approximately 388 branch offices. Each bank operates under a separate charter, name and management team. Zions provides a full range of banking and related services through its banking and other subsidiaries, primarily in Utah, Arizona, California, Colorado, Idaho, Nevada and Washington. Zions’ subsidiary banks focus on maintaining community-minded banking services through their core business lines of retail banking, small and medium-sized business lending, residential mortgage, and investment activities. Zions operates six different banks in eight western states.

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, Texas 77027

(713) 235-8800

Amegy Bancorporation, Inc. was incorporated as a business corporation under the laws of the State of Texas on March 28, 1996, for the purpose of serving as a bank holding company for the bank now called Amegy Bank National Association.

Based upon total assets, as of June 30, 2005, Amegy ranks as the largest independent bank holding company headquartered in the Houston metropolitan area. It offers commercial and consumer banking services, as well as trust and investment management, treasury management, brokerage, leasing, factoring, and item processing services, primarily in the greater Houston and Dallas-Fort Worth markets. Amegy provides these services to small, middle market, and larger corporate businesses, private banking individuals, and retail consumers in the Houston metropolitan area through its 73 full service banking facilities and in the Dallas-Fort Worth market through its five full service banking facilities.

Amegy’s Board Recommends that You Vote “FOR” Approval of the Plan of Merger; Amegy’s Reasons for the Merger (page 32)

Amegy’s board has determined that the merger is advisable and in your best interests and unanimously recommends that you vote FOR the approval of the plan of merger and, if necessary, any adjournment or postponement of the special meeting.

You should refer to the factors considered by Amegy’s board of directors in making its decision to approve the plan of merger and recommend approval of the plan of merger to the Amegy shareholders.

Amegy’s Financial Advisors Have Each Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to Amegy’s Shareholders (page 43)

Opinion of Goldman, Sachs & Co.

Goldman, Sachs & Co. delivered its opinion to Amegy’s board of directors that, as of July 5, 2005 and based upon and subject to the factors and assumptions set forth therein, the aggregate merger consideration to be received by holders of the outstanding shares of common stock of Amegy pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 5, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. Amegy’s shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Amegy’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Amegy’s common stock should vote or make any election with respect to the transaction.

Opinion of Sandler O’Neill & Partners, L.P.

Following the announcement of the merger, a special committee of the board of directors of Amegy decided to seek a separate fairness opinion from an investment bank that was not acting as financial advisor to either Amegy or Zions in connection with the proposed merger. Sandler O’Neill & Partners, L.P. delivered its opinion, dated July 18, 2005, to Amegy’s board of directors that, as of July 5, 2005, the merger consideration to be received by the holders of the shares of Amegy common stock was fair to such holders from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Amegy shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s opinion speaks only as of July 5, 2005. The opinion was directed to Amegy’s board and is directed only to the fairness of the merger consideration to Amegy shareholders as of July 5, 2005 from a financial point of view. It does not address the relative merits of the merger as compared to any other alternative business strategies that might exist for Amegy or the effect of any other transaction in which Amegy might engage. It is not a recommendation to any Amegy shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholder should elect or any other matter.

Amegy Shareholders Will Receive Cash and/or Shares of Zions Common Stock in the Merger Depending on Their Election and Any Adjustment (page 63)

Amegy shareholders will have the right to elect to receive merger consideration for each of their shares of Amegy common stock in the form of cash or shares of Zions common stock, subject to proration and adjustment in the circumstances described below. In the event of proration and adjustment, an Amegy shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected.

The value of the merger consideration to be received by Amegy shareholders will fluctuate with the market price of Zions common stock and will be determined in substantial part based on the average closing price on the NASDAQ of Zions common stock for the ten trading days immediately prior to the completion date of the merger. As explained in more detail in “The Merger Agreement – Merger Consideration” beginning on page 63, if you are an Amegy shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be substantially the same based on the average Zions closing price used to calculate the merger consideration.

Amegy shareholders may specify different elections with respect to different shares that they hold (if, for example, you own 100 Amegy shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Set forth below is a table showing a hypothetical range of ten-day average closing prices for a share of Zions common stock and the corresponding consideration that an Amegy shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether you make a cash election or a stock election, you may nevertheless receive a mix of cash and stock due to proration and adjustment. Based on the closing price of Zions common stock on the NASDAQ for the ten trading days ending September 2, 2005, the last practicable date before the printing of this proxy statement/prospectus, the ten-day average price for a share of Zions common stock was $70.2440.

Zions Common Stock Hypothetical Ten-Day Average Closing Prices	Cash Election:	OR	Stock Election:
	Cash Consideration Per Amegy Share		Market Value of Stock Consideration Per Amegy Share*	Number of Zions Shares to be Received Per Amegy Share
$60	$20.62		$20.62	0.3437
61	20.82		20.82	0.3413
62	21.02		21.02	0.3391
63	21.23		21.23	0.3369
64	21.43		21.43	0.3348
65	21.63		21.63	0.3328
66	21.83		21.83	0.3308
67	22.03		22.03	0.3289
68	22.24		22.24	0.3270
69	22.44		22.44	0.3252
70	22.64		22.64	0.3234
71	22.84		22.84	0.3217
72	23.04		23.04	0.3201
73	23.25		23.25	0.3184
74	23.45		23.45	0.3169
75	23.65		23.65	0.3153
76	23.85		23.85	0.3138
77	24.05		24.05	0.3124
78	24.26		24.26	0.3110
79	24.46		24.46	0.3096
80	24.66		24.66	0.3083
81	24.86		24.86	0.3069
82	25.06		25.06	0.3057
83	25.27		25.27	0.3044
84	25.47		25.47	0.3032
85	25.67		25.67	0.3020

*	Based on the hypothetical ten-day average closing prices of Zions common stock.

The examples above are illustrative only. If you are an Amegy shareholder, the value of the merger consideration that you actually receive will be based in substantial part on the actual average closing price of Zions common stock on the NASDAQ for the ten trading days immediately prior to the completion date of the merger, as described below.

The merger consideration to be received for each share of Amegy common stock will be based on the arithmetic average of the 4:00 p.m. Eastern Time closing prices of Zions common stock reported on the NASDAQ for the ten consecutive trading days immediately prior to the completion date of the merger. Based on the average closing price of Zions common stock on the ten trading days ending September 2, 2005, which was $70.2440, for each of your shares of Amegy common stock you would receive either approximately $22.69 in cash or 0.3230 shares of Zions common stock, subject to possible proration and adjustment. However, we will compute the actual amount of cash and number of shares of Zions common stock you will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement — Merger Consideration” beginning on page 63.

The consideration to be paid to shareholders cannot be determined until the close of trading on the trading day immediately prior to the completion date of the merger. We intend to announce this amount when known.

In addition, in accordance with the terms of the merger agreement, Amegy has raised its quarterly dividend payable in September of 2005 by $0.08 per share and presently intends to maintain this increased quarterly dividend rate for the dividend payable in December of 2005. The second increased payment of $0.08 per share will be made by Amegy prior to the effective time of the merger even if the effective time of the merger occurs prior to the date the December 2005 dividend would otherwise be payable. See “The Merger Agreement — Increased Regular Dividends” beginning on page 67.

In Order to Make an Election, Amegy Shareholders Must Properly Complete and Deliver an Election Form (page 68)

After the special meeting of Amegy shareholders, you will receive an election form and other materials relating to your right to elect the form of merger consideration under the merger agreement and will be requested to send in your Amegy stock certificates (or a properly completed notice of guaranteed delivery) together with the properly completed election form. If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares.

You should not send in any Amegy stock certificates with your proxy card.

Material Federal Income Tax Consequences of the Merger (page 34)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this document as the “Code.” It is a condition to the closing of the merger that Amegy and Zions receive opinions from their respective tax counsel, dated as of the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Assuming the merger qualifies as a reorganization, in general:

•	If you receive a combination of Zions common stock and cash in exchange for your Amegy common stock and your tax basis in your Amegy common stock is less than the sum of the cash and the fair market value, as of the closing date of the merger, of the Zions common stock received, you generally will recognize gain equal to the lesser of (1) the sum of the cash and the fair market value of the Zions common stock you receive, minus the tax basis of your Amegy common stock surrendered and (2) the amount of cash you receive in the merger. However, if your tax basis in the Amegy common stock surrendered in the merger is greater than the sum of the cash and the fair market value of the Zions common stock you receive, your loss will not be currently allowed or recognized for federal income tax purposes.

•	If you receive solely Zions common stock in exchange for Amegy common stock, then you generally will not recognize any gain or loss, except with respect to cash you receive in lieu of fractional shares of Zions common stock.

•	If you receive solely cash in exchange for your Amegy common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and the tax basis in your shares of Amegy common stock.

You should read “The Merger — Material Federal Income Tax Consequences of the Merger” beginning on page 34 for a more complete discussion of the United States federal income tax consequences of the merger. We urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you.

Amegy Shareholder Vote Required to Approve the Merger (page 25)

Approval of the plan of merger requires the affirmative vote of the holders of a majority of the shares of Amegy common stock outstanding as of the close of business on August 31, 2005, the record date for the special meeting of Amegy shareholders. At the close of business on the record date, there were 70,692,402 shares of Amegy common stock outstanding held by approximately 907 holders of record. Each holder of record of Amegy common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

As of the record date, Amegy’s executive officers and directors and their affiliates, as a group, beneficially owned approximately 9.24% of the common stock of Amegy. These individuals have indicated that they intend to vote their shares in favor of the proposal to approve the plan of merger.

Appraisal Rights (page 39)

Amegy’s shareholders may elect to dissent from the merger and receive the fair value of their shares of Amegy common stock in cash by strictly following the procedures and requirements set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. In order to exercise appraisal rights, you must refrain from voting “FOR” the merger. For more information regarding your right to dissent from the merger and the procedures and requirements to exercise appraisal rights, please see “The Merger — Appraisal Rights,” beginning on page 39. We also have attached a copy of the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act as Annex D to this proxy statement/prospectus.

Certain Amegy Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders (page 59)

You should be aware that certain of Amegy’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of Amegy. Amegy’s board of directors was aware of these interests and took them into account at the time they approved the plan of merger. These interests include, among other things, employment agreements entered into with Amegy’s executive officers that take effect upon completion of the merger, a retention award granted to Amegy’s chairman, the accelerated vesting of stock options and restricted stock as a result of the completion of the merger and provisions of the merger agreement specifying that, upon completion of the merger, one person currently serving as an independent director of Amegy will be added to the Zions board of directors and that, for a period of at least three years following the completion of the merger, Amegy Bank National Association will have a board of directors that will include all of the individuals who are currently serving on the board of directors of Amegy. These interests are more fully described in this proxy statement/prospectus under the heading “Interests of Amegy Directors and Executive Officers in the Merger” beginning on page 59.

Accounting Treatment (page 34)

The combination of the two companies will be accounted for as an acquisition of Amegy by Zions using the purchase method of accounting.

The Completion of the Merger is Subject to Certain Conditions (page 72)

Completion of the merger is subject to various conditions, including the approval of the plan of merger by Amegy shareholders, as well as receipt of all required regulatory approvals. Although it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

We Have Not Yet Obtained All Regulatory Approvals (page 37)

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System. In addition, we need to make filings with various other U.S. federal or state regulatory or other authorities. Zions and Amegy have either filed or intend to complete the filing promptly after the date of this proxy statement/prospectus of all required applications and notices with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

Termination of the Merger Agreement; Fees Payable (page 75)

We may agree in writing to terminate the merger agreement at any time without completing the merger, even after Amegy’s shareholders approve the plan of merger. Either of us may also terminate the merger agreement if:

•	the other party breaches any of its representations, warranties or covenants, the breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 60 days after written notice of the breach;

•	the merger is not completed on or before March 31, 2006, except that this right to terminate is not available to any party whose failure to comply with the merger agreement causes or results in the failure of the relevant condition by that date;

•	there is enacted or adopted any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or any governmental entity of competent jurisdiction issues a final nonappealable order, injunction, judgment or decree permanently enjoining or otherwise prohibiting the merger;

•	any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and nonappealable, except that this right to terminate will not be available to any party whose failure to comply with their obligations under the merger agreement causes or results in that action; or

•	the plan of merger is not approved by the holders of a majority of the shares of Amegy common stock outstanding and entitled to vote at the special meeting.

Zions may terminate the merger agreement if:

•	Amegy’s board of directors fails to recommend approval of the plan of merger at the special meeting or withdraws or modifies or qualifies its recommendation for approval of the plan of merger in a manner which is adverse to Zions;

•	Amegy’s board of directors recommends to its shareholders any acquisition proposal by a third party; or

•	Amegy breaches its obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals or in responding to unsolicited acquisition proposals, or requiring Amegy to call the special meeting and recommend the approval of the plan of merger.

Amegy may terminate the merger agreement if Amegy’s board of directors authorizes Amegy, subject to complying with the merger agreement (including the provision giving Zions the right to require that the plan of merger be submitted to the Amegy shareholders for their approval even if Amegy’s board withdraws or modifies its recommendation of the plan of merger), to enter into a written agreement with respect to a superior proposal by a third party in accordance with the provisions of the merger agreement; provided, that:

•	the approval of the plan of merger by the Amegy shareholders has not been obtained;

•	Amegy’s board of directors complies with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals;

•	before taking any such action, Amegy promptly gives Zions notice of its decision to take such action, the notice specifies the material terms and conditions of the superior proposal and identifies the person making such superior proposal, and Amegy gives Zions at least three business days to propose revisions to the terms of the merger agreement (or other proposals) in response to the superior proposal and Amegy negotiates in good faith with Zions with respect to such proposed revisions or other proposals, if any;

•	Amegy’s board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to exercise its right to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; and

•	Amegy pays a termination fee to Zions as described below.

Amegy must pay to Zions a termination fee of $60 million if the merger agreement is terminated:

•	by Zions if Amegy’s board of directors (1) fails to recommend adoption of the merger agreement at the special meeting, or (2) withdraws or modifies or qualifies its recommendation for adoption of the merger agreement in a manner which is adverse to Zions, or (3) recommends to its shareholders any acquisition proposal by a third party, in each case unless Zions requests to submit the merger agreement to the Amegy shareholders at the special meeting notwithstanding the withdrawal or modification of the Amegy board’s recommendation for approval of the plan of merger;

•	by Zions if Amegy breaches in any material respect its obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals or in responding to unsolicited acquisition proposals or requiring Amegy to call the special meeting and recommend the approval of the plan of merger;

•	by Amegy in connection with exercise of its right as set forth above to enter into a written agreement concerning a superior proposal;

•	by either Zions or Amegy if (1) the approval of the plan of merger by Amegy’s shareholders is not obtained at the special meeting and (2) prior to the date of the special meeting, an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction;

•	by either Zions or Amegy if (1) the merger is not completed on or before March 31, 2006, (2) an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction and (3) the approval of the plan of merger by Amegy’s shareholders has not been obtained; or

•	by Zions if (1) Amegy breaches any of its representations, warranties or covenants, which breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 60 days after written notice of the breach, (2) an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction and (3) the approval of the plan of merger by Amegy’s shareholders has not been obtained.

In the case of these circumstances, one-third of the termination fee ($20 million) is payable within two business days following termination of the merger agreement, and the remaining two-thirds of the termination fee ($40 million) is payable if, within 12 months of the termination of the merger agreement, Amegy enters into a definitive agreement for, or consummates an acquisition proposal with, a third party.

Selected Historical Consolidated Financial Data of Zions

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The selected historical financial data in the table below for the six-month periods ended June 30, 2004 and 2005 were derived from Zions’ unaudited consolidated financial statements. The data for the five years ended December 31, 2004 were derived from Zions’ audited consolidated financial statements. This information is only a summary. You should read it together with Zions’ historical financial statements and related notes contained in the annual report and other information Zions has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Additional Information for Shareholders” on page 93.

	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2004	2003	2002	2001	2000	2005	2004
	(Dollars in millions, except per share data)
Consolidated Statement of Income Data:
Interest income (1)	$1,491.4	$1,388.8	$1,446.6	$1,584.9	$1,621.3	$878.6	$707.7
Interest expense	330.6	303.9	420.8	642.1	822.8	232.7	147.4
Net interest income	1,160.8	1,084.9	1,025.8	942.8	798.5	645.9	560.3
Provision for loan losses	44.1	69.9	71.9	73.2	31.8	20.8	21.5
Net interest income after provision for loan losses	1,116.7	1,015.0	953.9	869.6	766.7	625.1	538.8
Noninterest income (1)	431.6	500.7	386.1	419.2	197.5	209.5	219.4
Noninterest expense	923.3	893.9	858.9	836.1	721.3	482.0	452.3
Impairment loss on goodwill	0.6	75.6	—	—	—	—	—
Income from continuing operations before income taxes and minority interest	624.4	546.2	481.1	452.7	242.9	352.6	305.9
Income taxes	220.1	213.8	167.7	161.9	79.7	126.1	109.3
Minority interest	(1.7)	(7.2)	(3.7)	(7.8)	1.5	(2.5)	(1.9)
Income from continuing operations	406.0	339.6	317.1	298.6	161.7	229.0	198.5
Loss on discontinued operations (2)	—	(1.8)	(28.4)	(8.4)	—	—	—
Income before cumulative effect of change in accounting principle	406.0	337.8	288.7	290.2	161.7	229.0	198.5
Cumulative effect of change in accounting principle, net of tax (3)	—	—	(32.4)	(7.2)	—	—	—
Net income	$406.0	$337.8	$256.3	$283.0	$161.7	$229.0	$198.5
Net income per common share (diluted):
Income from continuing operations	$4.47	$3.74	$3.44	$3.24	$1.86	$2.50	$2.19
Loss on discontinued operations (2)	—	(0.02)	(0.31)	(0.09)	—	—	—
Cumulative effect of change in accounting principle (3)	—	—	(0.35)	(0.08)	—	—	—
Net income	$4.47	$3.72	$2.78	$3.07	$1.86	$2.50	$2.19
Weighted-average common and common-equivalent shares outstanding during the period (in thousands)	90,882	90,734	92,079	92,174	87,120	91,596	90,803
Consolidated Balance Sheet Data (at period end):
Total assets	$31,470	$28,558	$26,566	$24,304	$21,939	$32,875	$30,894
Loans and leases (4)	22,627	19,920	19,040	17,311	14,378	23,822	21,497
Deposits	23,292	20,897	20,132	17,842	15,070	24,399	22,470
Long-term borrowings	1,919	1,843	1,310	1,022	563	1,939	1,954
Shareholders’ equity	2,790	2,540	2,374	2,281	1,779	2,938	2,636
Other Data:
Return on average assets	1.31%	1.20%	0.97%	1.19%	0.74%	1.44%	1.31%
Return on average common equity	15.27%	13.69%	10.95%	13.28%	9.65%	16.20%	15.36%
Efficiency ratio	57.22%	55.65%	63.40%	61.60%	71.13%	55.67%	57.21%
Net interest margin (1)	4.27%	4.41%	4.52%	4.61%	4.25%	4.57%	4.21%
Nonperforming assets to net loans and leases and other real estate owned	0.37%	0.49%	0.61%	0.69%	0.49%	0.31%	0.50%
Ratio of allowance for loan losses to nonperforming loans	374.42%	338.31%	332.37%	236.65%	320.69%	449.49%	291.49%
Ratio of allowance for loan losses to net loans and leases	1.20%	1.35%	1.47%	1.50%	1.36%	1.18%	1.26%
Tier 1 leverage ratio	8.31%	8.06%	7.56%	6.56%	6.38%	8.54%	7.91%
Tier 1 risk-based capital ratio	9.35%	9.42%	9.26%	8.25%	8.53%	9.55%	9.11%
Total risk-based capital ratio	14.05%	13.52%	12.94%	12.20%	10.83%	14.12%	13.99%
Tangible common equity ratio	6.80%	6.53%	6.06%	5.98%	5.34%	6.98%	6.37%
Commercial banking offices	386	412	415	412	373	388	392

(1)	Certain amounts for the five-years ended December 31, 2004 and the six-months ended June 30, 2004 have been reclassified from interest income to noninterest income. The net interest margin for these respective periods has also been adjusted. These reclassifications had no impact on net income.

(2)	Discontinued operations represent the losses from operations, impairment losses and loss on sale for certain e-commerce subsidiaries that met the held-for-sale and discontinued operations criteria of Statement of Financial Accounting Standards, or SFAS, No. 144.

(3)	For the year ended December 31, 2001, the cumulative effect adjustment relates to the adoption of SFAS No. 133, net of income tax benefit of $4.5 million. For the year ended December 31, 2002, the cumulative effect adjustment relates to the impairment in carrying value of investments in certain e-commerce subsidiaries, net of income tax benefit of $2.7 million, measured as of January 1, 2002 and associated with the adoption of SFAS No. 142.

(4)	Net of unearned income and fees, net of related costs.

Selected Historical Consolidated Financial Data of Amegy

We are providing the following information to aid you in your analysis of the financial aspects of the merger. The selected historical financial data in the table below for the six-month periods ended June 30, 2004 and 2005 were derived from Amegy’s unaudited consolidated financial statements. The data for the five years ended December 31, 2004 were derived from Amegy’s audited consolidated financial statements. This information is only a summary. You should read it together with Amegy’s historical financial statements and related notes contained in the annual reports and other information Amegy has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Additional Information for Shareholders” on page 93.

	Year Ended December 31,					Six Months Ended June 30, (unaudited)
	2004	2003	2002	2001	2000	2005	2004
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$283,229	$236,244	$235,594	$258,416	$269,657	$180,846	$128,885
Interest expense	56,677	45,725	59,779	101,158	121,662	56,265	22,070

Net interest income	226,552	190,519	175,815	157,258	147,995	124,581	106,815
Provision for loan losses	10,212	11,850	11,037	7,451	6,960	4,600	4,832

Net interest income after provision for loan losses	216,340	178,669	164,778	149,807	141,035	119,981	101,983
Noninterest income	96,505	83,209	67,136	55,412	40,942	60,338	44,402
Noninterest expenses	216,611	173,742	145,715	127,757	115,909	130,459	100,330

Income before income taxes	96,234	88,136	86,199	77,462	66,068	49,860	46,055
Provision for income taxes	27,691	27,407	26,993	24,745	22,607	13,758	14,547

Net income	$68,543	$60,729	$59,206	$52,717	$43,461	$36,102	$31,508

Per Share Data:
Basic earnings per common share (1)	$0.99	$0.89	$0.88	$0.80	$0.67	$0.51	$0.46
Diluted earnings per common share (1)	$0.97	$0.87	$0.86	$0.77	$0.65	$0.50	$0.45
Cash dividends per common share	$0.12	$0.05	$—	$—	$0.04	$0.06	$0.06
Book value per common share	$8.28	$7.30	$6.58	$5.50	$4.56	$8.69	$7.39
Average common shares outstanding (in thousands)	69,104	68,088	66,952	65,710	64,794	70,206	68,646
Average common share equivalents (in thousands)	1,771	1,628	1,940	2,442	2,464	1,384	1,760
Performance Ratios:
Return on average assets	1.05%	1.14%	1.30%	1.32%	1.23%	0.96%	1.04%
Return on average common equity	12.86%	12.86%	14.55%	15.82%	17.00%	12.28%	12.35%
Dividend payout ratio	12.11%	5.63%	—	—	5.39%	11.67%	13.08%
Taxable-equivalent net interest margin	3.99%	4.04%	4.35%	4.41%	4.57%	3.82%	4.04%
Taxable-equivalent efficiency ratio (2)	64.41%	62.42%	59.75%	59.68%	60.93%	67.03%	64.05%
Balance Sheet Data: (3)
Total assets	$7,505,603	$5,947,133	$5,173,204	$4,401,690	$3,940,827	$7,738,700	$6,343,007
Securities	1,985,237	1,549,398	1,201,200	1,068,315	848,164	1,972,561	1,624,540
Loans	4,646,982	3,588,572	3,219,340	2,759,482	2,511,437	4,837,857	4,010,141
Allowance for loan losses	49,408	41,611	35,449	30,856	27,665	49,180	45,927
Total deposits	5,620,043	4,403,239	3,912,049	3,428,633	3,093,870	5,902,876	4,780,169
Short-term borrowings	759,624	473,154	408,381	222,168	298,218	300,000	350,962
Long-term borrowings	10,410	206,658	107,049	7,410	7,743	8,171	110,638
Senior subordinated debenture	75,000	—	—	—	—	75,000	—
Junior subordinated deferrable interest debentures	149,486	51,547	—	—	—	149,486	51,547
Total shareholders’ equity	580,414	499,321	445,523	361,734	298,125	613,092	510,180
Capital Ratio:
Average Equity to average assets	8.20%	8.82%	8.95%	8.34%	7.23%	7.79%	8.40%
Asset Quality Ratios: (2)
Nonperforming assets (4) to loans and other real estate	0.55%	0.49%	0.50%	0.53%	0.41%	0.44%	0.61%
Net charge-offs to average loans	0.15%	0.22%	0.22%	0.17%	0.06%	0.21%	0.14%
Allowance for credit losses to total loans	1.11%	1.23%	1.18%	1.17%	1.16%	1.06%	1.21%
Allowance for loan losses to nonperforming loans (5)	304.50%	326.57%	236.50%	233.78%	292.69%	347.61%	368.21%

(1)

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed by dividing net income available to common shareholders, adjusted for any changes in income that would result from the assumed conversion of all potential dilutive common shares, by the sum of the weighted average number of common shares outstanding and the effect of all dilutive potential common shares outstanding for the period.

(2)	Calculated by dividing total noninterest expenses, excluding amortization of intangibles, by taxable-equivalent net interest income plus noninterest income, excluding net security gains (losses).

(3)	At period end, except net charge-offs to average loans.

(4)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(5)	Nonperforming loans consist of nonaccrual loans, troubled debt restructurings and loans contractually past due 90 days or more.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 77 of this proxy statement/prospectus. The following data is presented as if the merger of Zions and Amegy was effective as of June 30, 2005 for the balance sheet data and as of January 1, 2004 for the statement of income data. This unaudited pro forma financial information reflects the purchase method of accounting for business combinations and represents a current estimate of the financial information based on available information of Zions and Amegy.

The unaudited pro forma financial information includes adjustments to record the assets and liabilities of Amegy at their estimated fair values and is subject to adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect during the periods indicated or that may be obtained in the future.

(In thousands, except per share data)	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Pro Forma Condensed Combined Statement of Income Data:
Interest income	$1,058,456	$1,772,755
Interest expense	297,643	404,995

Net interest income	760,813	1,367,760
Provision for loan losses	25,400	54,279

Net interest income after provision for loan losses	735,413	1,313,481
Noninterest income	269,886	528,046
Noninterest expense	624,406	1,170,652
Impairment loss on goodwill	—	602

Income before income taxes and minority interest	380,893	670,273
Income taxes	132,279	230,194
Minority interest	(2,497)	(1,722)

Net income	251,111	441,801
Preferred stock dividends	4,795	9,590

Net income available to common shareholders	$246,316	$432,211

Net income per common share (diluted)	$2.31	$4.09

Weighted average common and common-equivalent shares outstanding during the period	106,509	105,637

Pro Forma Condensed Combined Balance Sheet Data (at period end):
Loans, net	$28,336,963
Total assets	41,741,839
Deposits	30,301,095
Long-term debt	2,336,867
Total shareholders’ equity	4,229,926

Comparative Historical and Pro Forma Per Share Data

The following table sets forth for Zions and Amegy certain historical, pro forma and pro forma per equivalent share financial information. The pro forma and pro forma per equivalent share information give effect to the merger as if the merger had been effective on the date presented in the case of the book value data, and as if the merger had been effective as of January 1, 2004 in the case of the earnings per share and the cash dividends data. The pro forma data in the table assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s historical results of operations. The per equivalent share information is presented based on the exchange ratio of 0.3169 shares of Zions common stock for each share of Amegy common stock, exclusive of the number of Amegy shares exchanged for cash. The actual exchange ratio may differ depending on the average of the closing price for Zions common stock during the ten trading days immediately prior to the completion date of the merger. The pro forma financial adjustments record the assets and liabilities of Amegy at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information presented in our prior filings with the Securities and Exchange Commission and the pro forma financial information that appears elsewhere in this proxy statement/prospectus. See “Additional Information for Shareholders” on page 93 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 77.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect the historical results of the combined company that actually would have occurred had the merger been in effect for the periods indicated. Upon completion of the merger, the operating results of Amegy will be reflected in the consolidated financial statements of Zions on a prospective basis.

	Historical		Pro Forma Combined	Per Equivalent Amegy Share (1)
	Zions	Amegy
Net income per common share for the year ended December 31, 2004:
Basic	$4.53	$0.99	$4.16	$1.32
Diluted	4.47	0.97	4.09	1.30
Net income per common share for the six months ended June 30, 2005:
Basic	2.55	0.51	2.37	0.75
Diluted	2.50	0.50	2.31	0.73
Common cash dividends declared
For the year ended December 31, 2004	1.26	0.12	1.26	0.40
For the six months ended June 30, 2005	0.72	0.06	0.72	0.23
Book value per common share
As of December 31, 2004	31.06	8.28
As of June 30, 2005	32.62	8.69	38.64	12.24

(1)	Exclusive of 25.6 million shares of Amegy common stock assumed to be exchanged for cash.

Comparative Market Value of Securities

Zions common stock trades on the NASDAQ under the symbol “ZION,” and Amegy common stock trades on the NASDAQ under the symbol “ABNK.”

The following table presents the closing prices of Zions common stock and Amegy common stock on June 23, 2005, the last trading day prior to market rumors regarding the possible acquisition of Amegy, on July 5, 2005, the last trading day before we announced the merger, and on September 2, 2005, the last trading day prior to distribution of this proxy statement/prospectus for which it was practicable to include information. The following table also presents the equivalent pro forma prices for Amegy common stock on those dates, as determined by multiplying the closing price of Zions common stock on those dates by 0.3177, 0.3179 and 0.3233, each representing the fraction of a share of Zions common stock that Amegy shareholders electing to receive Zions common stock would receive in the merger for each share of Amegy common stock, based on a hypothetical ten-day average closing price of Zions common stock equal to the actual closing price of Zions common stock on June 23, 2005, July 5, 2005 and September 2, 2005, respectively, and assuming no adjustment.

	Closing Zions Price	Closing Amegy Price	Equivalent Price Per Amegy Share
June 23, 2005	$73.49	$17.48	$23.35
July 5, 2005	$73.36	$22.98	$23.32
September 2, 2005	$70.10	$22.52	$22.66

The value of the merger consideration to be received by Amegy shareholders will depend in substantial part on the average closing price of Zions common stock on the NASDAQ for the ten trading days immediately prior to the completion date of the merger. The market prices of both Zions common stock and Amegy common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Zions common stock and Amegy common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Historical Market Price and Dividend Data

The following table sets forth the high and low closing price per share of Zions and Amegy common stock, as adjusted for all stock splits, as reported on the NASDAQ, and the cash dividend declared per share of Zions and Amegy common stock, for the periods indicated:

	Zions			Amegy
For the quarterly period ended:	High	Low	Dividends	High	Low	Dividends
2002
March 31, 2002	$59.27	$48.96	$0.20	$17.00	$13.51	—
June 30, 2002	$59.40	$50.31	$0.20	$18.13	$15.78	—
September 30, 2002	$54.79	$42.78	$0.20	$19.60	$15.76	—
December 31, 2002	$44.10	$34.45	$0.20	$18.67	$12.52	—
2003
March 31, 2003	$44.46	$39.94	$0.21	$16.27	$14.43	—
June 30, 2003	$53.37	$42.48	$0.21	$17.75	$14.99	—
September 30, 2003	$58.03	$51.20	$0.30	$18.91	$16.28	$0.025
December 31, 2003	$63.50	$57.74	$0.30	$19.55	$17.74	$0.025
2004
March 31, 2004	$61.72	$56.26	$0.30	$19.89	$18.50	$0.03
June 30, 2004	$62.00	$54.55	$0.32	$22.06	$18.68	$0.03
September 30, 2004	$64.17	$58.50	$0.32	$22.01	$19.57	$0.03
December 31, 2004	$69.25	$59.60	$0.32	$25.00	$20.36	$0.03
2005
March 31, 2005	$70.10	$63.56	$0.36	$23.03	$18.09	$0.03
June 30, 2005	$75.17	$66.40	$0.36	$22.38	$16.58	$0.03

On June 23, 2005, which was the last trading day prior to market rumors regarding the possible acquisition of Amegy, the closing price of Zions common stock was $73.49 per share and the closing price of Amegy common stock was $17.48 per share. On July 5, 2005, which was the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of Zions common stock was $73.36 per share and the closing price of Amegy common stock was $22.98 per share. On September 2, the last trading date prior to distribution of this proxy statement/prospectus for which it was practicable to include information, the closing price of Zions common stock was $70.10 per share and the closing price of Amegy common stock was $22.52 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

About the Merger

Q: What am I voting on?

A:	Zions and Amegy have entered into an agreement and plan of merger pursuant to which Zions has agreed to acquire Amegy. You are being asked to vote to approve the plan of merger through which Amegy will merge with and into Independence Merger Company, Inc., a wholly owned subsidiary of Zions, sometimes referred to as “Merger Sub.” After the merger, Merger Sub would be the surviving entity and a wholly owned subsidiary of Zions, and Amegy would no longer be a separate company. At the effective time of the merger, Merger Sub would be renamed, and after the merger will conduct its business as, “Amegy Corporation.” The effectiveness of the merger will not affect the separate existence of Amegy’s subsidiaries.

In addition, you are being asked to vote to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of merger.

Q: What will I receive in exchange for my Amegy shares?

A:	You may elect to receive, for each share of Amegy common stock that you own, consideration in the form of cash or shares of Zions common stock, in each case having a value equal to the sum of (1) $8.50 and (2) 0.2020 multiplied by the average of the closing prices of Zions common stock on the NASDAQ for the ten trading days immediately prior to the completion date of the merger. The value of the merger consideration to be received by Amegy shareholders will fluctuate with the market price of Zions common stock and will depend in substantial part on the average closing price of Zions common stock for the ten trading days immediately prior to the completion date of the merger and, if you receive Zions common stock as merger consideration, the price per share of Zions common stock at the time you receive the shares. As explained in more detail in “The Merger Agreement—Merger Consideration” beginning on page 63, if you are an Amegy shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive upon completion of the merger will be substantially the same based on the average Zions closing price used to calculate the merger consideration.

All cash elections and stock elections are subject to proration and adjustment as described in “The Merger Agreement – Merger Consideration” beginning on page 63 of this proxy statement/prospectus.

In addition, in accordance with the terms of the merger agreement, Amegy has raised its quarterly dividend payable in September of 2005 by $0.08 per share and presently intends to maintain this increased quarterly dividend rate for the dividend payable in December of 2005. The second increased payment of $0.08 per share will be made by Amegy prior to the effective time of the merger even if the effective time of the merger occurs prior to the date the December 2005 dividend would otherwise be payable. See “The Merger Agreement — Increased Regular Dividends” beginning on page 67.

Q: Will I be taxed on the consideration that I receive in exchange for my Amegy shares?

A:	The transaction is intended to be tax-free to Amegy shareholders for U.S. federal income tax purposes, except with respect to any cash you receive. See “The Merger—Material Federal Income Tax Consequences of the Merger” beginning on page 34 of this proxy statement/prospectus.

Q: What is the required vote to approve the plan of merger?

A:

The holders of a majority of the outstanding shares of Amegy common stock as of August 31, 2005, the record date for the special meeting, must vote to approve the plan of merger in order for the merger to be completed. Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same practical effect as a vote against the merger.

No vote of the shareholders of Zions is required to complete the merger.

Q: What does the Amegy board of directors recommend?

A:	The board of directors of Amegy unanimously recommends that Amegy’s shareholders vote in favor of the plan of merger and any adjournment or postponement of the special meeting.

Q: Do I have dissenters’ or appraisal rights with respect to the merger?

A:	Yes. Under Texas law, you have the right to dissent from the merger. To exercise dissenters’ rights of appraisal, or appraisal rights, you must strictly follow the procedures prescribed by the Texas Business Corporation Act. To review these procedures in more detail, see “The Merger—Appraisal Rights” beginning on page 39 of this proxy statement/prospectus.

Q: May I submit a form of election if I vote against the merger?

A:	Yes. You may submit a form of election even if you vote against the plan of merger.

Q: When do you expect the merger to occur?

A:	We expect to complete the merger promptly after Amegy shareholders approve the plan of merger at the special meeting and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable waiting periods and the satisfaction or waiver of all other conditions to the merger. We currently expect this to occur in the fourth quarter of 2005.

About the Special Meeting

Q: When and where is the Amegy special shareholders meeting?

A:	The Amegy special shareholders meeting will be held at Amegy’s corporate offices, 4400 Post Oak Parkway, Houston, Texas, on Tuesday, October 11, 2005, at 10:00 a.m. local time.

Q: Who is entitled to vote at the special meeting?

A:	Holders of record of Amegy common stock at the close of business on August 31, 2005, which is the date Amegy’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q: What do I need to do now?

A:	Please mail your signed proxy card in the enclosed return envelope or vote by telephone or the Internet, as soon as possible, so your shares will be represented at the special meeting. In order to be sure that your vote is counted, please vote now even if you plan to attend the special meeting in person.

If your shares are held in “street name,” you should follow the directions your broker or bank provides in order to ensure your shares are voted at the special meeting.

Your proxy card, or your vote by telephone or the Internet, will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card, or vote by telephone or the Internet, and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the plan of merger and, if necessary, “FOR” any adjournment or postponement of the special meeting.

Q: May I change my vote after I have mailed my signed proxy card or voted by telephone or the Internet?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Amegy common stock are registered in your own name, you may change your vote by submitting a new proxy with a later date or by voting in person at the special meeting. Alternatively, you may revoke your proxy altogether by notifying Amegy’s Secretary in writing before the special meeting that you have revoked your proxy.

If your shares of Amegy common stock are held in “street name,” and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them at the special meeting. Therefore, you should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q: Why is it important for me to vote?

A:	We cannot complete the merger without the holders of a majority of the outstanding shares of Amegy common stock as of the record date voting in favor of the merger. If you do not vote or give instructions to your broker or bank to vote on your behalf, it will have the same effect as a vote against the merger.

Q: Should I send in my stock certificates with my proxy card?

A:	No. Please do not send your stock certificates with your proxy card. After the special meeting, but prior to the election deadline to be set forth in the election form and transmittal materials which will be sent to Amegy shareholders after the special meeting, you should send your Amegy common stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent, together with a completed, signed election form provided to you, or, if your shares are held in “street name,” according to your broker’s instructions.

About Electing the Merger Consideration

Q: How do I elect the type of the merger consideration that I prefer to receive?

A:	Each Amegy shareholder will be sent an election form and transmittal materials after the special meeting. You must properly complete and deliver to the exchange agent the election materials, together with your stock certificates (or a properly completed notice of guaranteed delivery). A return envelope will be provided for submitting the election form and stock certificates to the exchange agent. This is different from the envelope that you will use to return your completed proxy card. Please do not send your stock certificates or form of election with your proxy card.

If your shares are held in a brokerage or other custodial account, you should receive instructions from the entity where your shares are held advising you of the procedures for making your election and delivering your shares. If you do not receive these instructions, you should contact the entity where your shares are held.

In the event the merger is not completed, any Amegy stock certificates that you previously sent to the exchange agent will be promptly returned to you without charge.

Q: Can I make one election for some of my shares and another election for the rest?

A:	Yes. The election form permits you to specify, among the shares you are submitting, how many you are allocating to:

•	a stock election,

•	a cash election, or

•	no election.

Q: What if I do not make an election?

A:	If you do not submit a properly completed and signed election form with your stock certificates (or a properly completed notice of guaranteed delivery) to the exchange agent by the election deadline (or if you submit a properly completed election form indicating no election, together with the certificates representing all of your shares), then the consideration you will be entitled to receive in exchange for each of your shares of Amegy common stock will be determined by the proration and adjustment procedures described in “The Merger Agreement—Merger Consideration” beginning on page 63 of this proxy statement/prospectus.

If you do not properly submit your election form with your stock certificates (or a properly completed notice of guaranteed delivery) by the election deadline, then, promptly after the closing date of the merger, the exchange agent will mail to you a letter of transmittal and instructions for surrendering stock certificates for use in exchanging your stock certificates for the merger consideration.

Q: Can I change my election after I submit an election form?

A:	Yes. You may revoke your election of merger consideration with respect to all or a portion of your shares of Amegy common stock by delivering written notice of your revocation to the exchange agent by the election deadline, which will be set forth in the election form and transmittal materials to be sent to Amegy shareholders after the special meeting. If you instruct a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

If an election is properly revoked with respect to shares of Amegy common stock represented by stock certificates, the certificates representing such shares will be promptly returned upon written request of the holder who submitted them to the exchange agent.

You will not be entitled to revoke or change your election or sell your shares of Amegy common stock following the election deadline.

How to Get More Information

Q: Who can help answer my questions?

A:	If you have questions about the merger or about how to vote your shares, please call Amegy’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-825-8631. (Banks and brokers may call collect at 212-750-5833.)

Q: Where can I find more information about Zions and Amegy?

A:	You can find more information about Zions and Amegy from the various sources described under the heading “Additional Information for Shareholders” beginning on page 93 of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting of Amegy shareholders and in deciding whether to elect to receive cash or shares of Zions common stock in the merger. Please also refer to the additional risk factors identified in the periodic reports and other documents of Zions and Amegy incorporated by reference into this proxy statement/prospectus and listed in “Additional Information for Shareholders — Where You Can Find More Information.”

Because the market price of Zions common stock will fluctuate, Amegy shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of Amegy common stock will be converted into merger consideration consisting of shares of Zions common stock or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by Amegy shareholders will be substantially based on the average closing prices of Zions common stock on the NASDAQ during the ten trading days ending on the day before the completion of the merger. This average price may vary from the closing price of Zions common stock on the date we announced the merger, on the date that this proxy statement/prospectus is being mailed to Amegy shareholders, and on the date of the special meeting of Amegy shareholders. Any change in the market price of Zions common stock prior to completion of the merger will affect the value of the merger consideration that Amegy shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Accordingly, at the time of the special meeting, Amegy shareholders will not know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of Zions common stock they would receive upon completion of the merger.

We may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining certain aspects of the businesses of Zions and Amegy. However, to realize the anticipated benefits from the merger, we must successfully combine the businesses of Zions and Amegy in a manner that permits those cost savings to be realized. The anticipated benefits of the merger also depend on the continued operating performance of Amegy’s businesses following the merger. If we are not able to combine the businesses of Zions and Amegy in a manner that permits the anticipated cost savings to be realized, or if Amegy’s businesses do not perform as anticipated following the merger, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Zions and Amegy have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The market price of the shares of Zions common stock after the merger may be affected by factors different from those affecting the shares of Amegy or Zions currently.

Zions’ current businesses and geographic markets differ in some respects from those of Amegy, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market price of each of Zions and Amegy. For a discussion of the businesses of Zions and Amegy and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Additional Information for Shareholders — Where You Can Find More Information” beginning on page 93.

Amegy shareholders may receive a form of consideration different from what they elect.

Although each Amegy shareholder may elect to receive all cash or all Zions common stock in the merger, the pool of cash available for all Amegy shareholders will be fixed in amount and, at closing, the pool of shares of Zions common stock will be fixed in number. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, you will receive a portion of your consideration in cash and a portion of your consideration in Zions common stock.

If you tender shares of Amegy common stock to make an election (or follow the procedures for guaranteed delivery), you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

After the special meeting, each Amegy shareholder will receive an election form and other materials relating to the shareholder’s right to elect the form of merger consideration under the merger agreement and will be requested to send to the exchange agent your Amegy stock certificates (or follow the procedures for guaranteed delivery) together with the properly completed election form. If you want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent by the deadline. The deadline for doing this will be set forth on the election form. You will not be able to sell any shares of Amegy common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Amegy common stock for any reason until you receive cash or Zions common stock in the merger. In the time between delivery of your shares and the completion of the merger, the trading price of Amegy or Zions common stock may decrease, and you might otherwise want to sell your shares of Amegy to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Amegy will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Amegy and consequently on Zions. These uncertainties may impair Amegy’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Amegy to seek to change existing business relationships with Amegy. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Zions. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Zions, Zions’ business following the merger could be harmed. In addition, the merger agreement restricts Amegy from making certain acquisitions and taking other specified actions until the merger occurs. These restrictions may prevent Amegy from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 70 of this proxy statement/prospectus for a description of the restrictive covenants to which Amegy is subject.

Some of the directors and executive officers of Amegy may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of Amegy may be different from those of Amegy shareholders, and directors and officers of Amegy may be participants in arrangements that are different from, or in addition to, those of Amegy shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Interests of Amegy Directors and Executive Officers in the Merger” beginning on page 59.

The merger agreement limits Amegy’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Amegy to sell its business to a party other than Zions. These provisions include (1) the general prohibition on Amegy soliciting any acquisition proposal or offer for a competing transaction, (2) the requirement that Amegy pay termination fees of up to $60 million in the aggregate if the merger agreement is terminated in specified circumstances and thereafter an alternative transaction is entered into or completed and (3) the requirement that Amegy submit the plan of merger to a vote of Amegy’s shareholders even if Amegy’s board of directors changes its recommendation. See “The Merger Agreement — Conduct of Business Pending the Merger” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages 70 and 75, respectively, of this proxy statement/prospectus.

Zions required Amegy to agree to these provisions as a condition to Zions’ willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all of or a significant part of Amegy from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share market price than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Amegy than it might otherwise have proposed to pay.

The shares of Zions common stock to be received by Amegy shareholders as a result of the merger will have different rights from the shares of Amegy common stock.

The rights associated with Amegy common stock are different from the rights associated with Zions common stock. See the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights” on page 85 for a discussion of the different rights associated with Zions common stock.

If the merger is not consummated by March 31, 2006, either Zions or Amegy may choose not to proceed with the merger.

Either Zions or Amegy may terminate the merger agreement if the merger has not been completed by March 31, 2006, unless the failure of the merger to have been completed has resulted from the failure of the party seeking to terminate the merger agreement to have performed its obligations. See “The Merger Agreement — Termination of the Merger Agreement,” beginning at page 75 of this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the SEC filings that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “will,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, Amegy’s or Zions’ business, financial condition or results of operations could be materially adversely affected, and investors in Amegy’s or Zions’ securities could lose part or all of their investment. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents. We are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Zions and Amegy, and of the combined company after the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

•	the businesses of Zions and Amegy may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected, in particular with respect to the integration of information technology systems;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption prior to or following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	the shareholders of Amegy may fail to approve the merger;

•	Zions’ and Amegy’s ability to successfully execute their business plans and achieve their objectives;

•	changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events;

•	changes in financial market conditions, either nationally or locally in areas in which Zions or Amegy conduct their operations, including without limitation, reduced rates of business formation and growth, commercial real estate development and real estate prices;

•	fluctuations in the equity and fixed-income markets;

•	changes in interest rates, the quality and composition of the loan or securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Treasury and the Federal Reserve Board;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in Zions’ or Amegy’s market areas;

•	inflation and deflation;

•	technological changes and Zions’ and Amegy’s implementation of new technologies;

•	Zions’ and Amegy’s abilities to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes, which adversely affect the ability of Zions or Amegy to conduct the businesses in which they are engaged;

•	Zions’ and Amegy’s ability to comply with applicable laws and regulations; and

•	changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies.

THE SPECIAL MEETING

This proxy statement/prospectus is being mailed on or about September 8, 2005 to holders of record of Amegy common stock as of the close of business on August 31, 2005, and constitutes notice of the special meeting of Amegy in conformity with the requirements of the Texas Business Corporations Act, or TBCA. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by Amegy’s board of directors for use at the special meeting and at any adjournments or postponements thereof.

Time and Place of Special Meeting

The special meeting of Amegy’s shareholders is scheduled to be held on Tuesday, October 11, 2005, at 10:00 a.m., local time, at Amegy’s corporate offices, 4400 Post Oak Parkway, Houston, Texas.

Matters to be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve the plan of merger and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. The merger cannot occur unless the holders of a majority of the outstanding shares of Amegy common stock as of the record date vote in favor of the proposal to approve the plan of merger.

Record Date for the Special Meeting and Voting Rights

Only holders of record of Amegy common stock at the close of business on the record date, August 31, 2005, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 70,692,402 shares of Amegy common stock outstanding held by approximately 907 holders of record. Each holder of record of Amegy common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

As of the record date, Amegy’s executive officers and directors and their affiliates, as a group, beneficially owned approximately 9.24% of the common stock of Amegy. These individuals have indicated that they intend to vote their shares in favor of the proposal to approve the plan of merger.

Quorum; Required Votes; Abstention and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Amegy common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes (which are executed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares) will be counted for purposes of determining whether a quorum exists.

Approval of the plan of merger requires the affirmative vote of the holders of a majority of the shares of Amegy common stock outstanding as of the record date. Approval of a proposal to adjourn or postpone the meeting, if necessary, to solicit additional proxies would require the affirmative vote of the holders of a majority of the shares of Amegy common stock represented at the special meeting.

All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the approval of the plan of merger and “FOR” any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies. The failure to submit a vote by proxy or in person at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the plan of merger.

VOTING BY PROXY

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting.

You may vote by proxy card, by completing and mailing the enclosed proxy card or the voting instruction form from your bank, broker or other nominee that you received along with this proxy statement/prospectus. You may also submit a proxy by Internet or telephone in accordance with the directions provided on the enclosed proxy card and under the subheading “How to Vote” immediately below. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

AMEGY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER AND “FOR” ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

How to Vote

If you are a shareholder of record and you hold shares of Amegy common stock in your name, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, or you may authorize a proxy by telephone or by the Internet. In order to vote by telephone or Internet, please follow the easy directions on the enclosed proxy card.

If you hold shares of Amegy common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, or, in other words, in “street name” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in street name to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instruction form from the bank or brokerage firm that accompanies this proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with this document from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented, and at the discretion of the proxyholders with respect to any other business properly brought before the meeting.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the proxy card or submitted by Internet or telephone, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Amegy’s Secretary, P. Allan Port, Esq., 4400 Post Oak Parkway, Houston, Texas 77027, in writing before the special meeting that you have revoked your proxy; or

•	voting in person at the special meeting.

If you hold shares in street name and you wish to change any proxy granted on the voting instruction form or submitted by Internet or telephone, you should contact your bank, broker or nominee in accordance with the instructions provided to you.

Amegy shareholders who require assistance in voting or in changing or revoking a proxy may call Amegy’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-825-8631. (Banks and brokers may call collect at 212-750-5833.)

Other Voting Matters

Voting in Person

If you are a registered holder and plan to attend the special meeting and vote in person, you will be given a ballot at the special meeting. However, if your shares of common stock are held in street name, you must first obtain a proxy from the registered holder authorizing you to vote the shares in person.

People with Disabilities

Amegy can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write Amegy’s Secretary at least ten days before the special meeting at the number or address provided on the inside front cover page of this proxy statement/prospectus.

Proxy Solicitation

Amegy has engaged Innisfree M&A Incorporated to assist, among other things, in the solicitation of proxies from Amegy shareholders in connection with the special meeting. Amegy will pay this firm a fee not to exceed $50,000, plus certain other customary fees and expenses. Amegy will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Amegy’s common stock.

Shareholders authorizing proxies or directing the voting of shares by the Internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and those costs must be borne by the shareholder.

DO NOT SEND IN ANY AMEGY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the special meeting, you will receive an election form and other materials relating to your right to elect the form of merger consideration under the merger agreement and will be requested to send in your Amegy stock certificates (or follow the procedures for guaranteed delivery) together with the properly completed election form.

Other Business, Adjournment and Postponements

Pursuant to the terms of Amegy’s bylaws, only the business that is specified in the “Notice of Special Meeting of Shareholders” may be presented at the special meeting, and no other matters may properly be brought before the special meeting.

Any adjournment or postponement may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, Amegy shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the plan of merger, Amegy shareholders may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER

The following description of the material information about the merger and the descriptions of the opinions of the parties’ financial advisors, is qualified in its entirety by reference to the more detailed appendices to this proxy statement/prospectus. We urge you to read all of the annexes to this proxy statement/prospectus in their entirety.

General

Amegy’s board of directors is using this document to solicit proxies from the holders of Amegy common stock for use at the Amegy special meeting, where holders of Amegy common stock will be asked to vote upon approval and adoption of the merger agreement and the merger. In addition, Zions is sending this document to Amegy shareholders as a prospectus in connection with the issuance of shares of Zions common stock in exchange for Amegy common stock in the merger.

The Companies

Zions. Zions Bancorporation is a financial holding company organized under the laws of Utah in 1955 and registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956. Zions and its subsidiaries own and operate six commercial banks with a total of approximately 388 branch offices. Each bank operates under a separate charter, name and management team. Zions provides a full range of banking and related services through its banking and other subsidiaries, primarily in Utah, Arizona, California, Colorado, Idaho, Nevada and Washington.

Zions’ subsidiary banks focus on small and middle market business banking and commercial real estate development. In addition, the banks provide a broad base of consumer financial products in selected markets, including home mortgages, home equity lines, auto loans, credit cards, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit, and 24-hour ATM access. Certain banking subsidiaries provide services to key market segments through their Women’s Financial, Private Client Services, and Executive Banking Groups.

In addition to these core businesses, Zions has built specialized lines of business in capital markets and public finance and is also a leader in U.S. Small Business Administration lending. Through its six banking subsidiaries, Zions provides Small Business Administration, or SBA 7(a) loans to small businesses throughout the United States and is also one of the largest providers of SBA 504 and similar low loan-to-value commercial real estate financing in the nation. Zions owns an equity interest in the Federal Agricultural Mortgage Corporation, or Farmer Mac, and is the nation’s top originator of secondary market agricultural real estate mortgage loans through Farmer Mac. Zions is a leader in municipal finance advisory and underwriting services. Zions also controls four venture capital companies that provide early-stage capital, primarily for start-up companies located in the Western United States.

For more information about Zions’ business, reference is made to Zions’ Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this joint proxy statement/prospectus. See “Additional Information for Shareholders—Where You Can Find More Information” on page 93. The principal office of Zions is located at One South Main, Salt Lake City, Utah 84111 and its telephone number is (801) 524-4787. Its Internet address is www.zionsbancorporation.com. Information contained on its website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on such website as part of this proxy statement/prospectus.

Independence Merger Company, Inc. Independence Merger Company, Inc., a wholly owned subsidiary of Zions, which we refer to as “Merger Sub,” was incorporated in Texas on July 1, 2005 in order to be available for use in effecting a merger with Amegy. It has not carried on any activities other than in connection with the merger agreement. The principal office of Independence Merger Company is located at One South Main, Suite 1138, Salt Lake City, Utah 84111 and its telephone number is (801) 524-4787.

Amegy. Amegy Bancorporation, Inc. was incorporated as a business corporation under the laws of the State of Texas on March 28, 1996, for the purpose of serving as a bank holding company for what is now called Amegy Bank National Association (also referred to in this section as the “Bank”). Its headquarters are located at 4400 Post Oak Parkway, Houston, Texas 77027, and its telephone number is (713) 235-8800. Its Internet address is www.amegybank.com. Information contained on its website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on such website as part of this proxy statement/prospectus.

Based upon total assets, as of June 30, 2005, Amegy ranks as the largest independent bank holding company headquartered in the Houston metropolitan area. It offers commercial and consumer banking services, as well as trust and investment management, treasury management, brokerage, leasing, factoring, and item processing services, primarily in the greater Houston and Dallas-Fort Worth markets. Amegy provides these services to small, middle market, and larger corporate businesses, private banking individuals, and retail consumers in the Houston metropolitan area through its 73 full service banking facilities and in the Dallas-Fort Worth market through its five full service banking facilities.

On March 7, 2005, the Bank changed its name from Southwest Bank of Texas National Association to its current name, Amegy Bank National Association. The Bank’s subsidiary, Mitchell Mortgage Company, L.L.C, changed its name to Amegy Mortgage Company, L.L.C. on the same date. At Amegy’s annual meeting on May 4, 2005, its shareholders approved a proposal to change Amegy’s name from Southwest Bancorporation of Texas, Inc. to its current name, Amegy Bancorporation, Inc. The Bank elected to change its name to enable its marketing and relationship officers and subsidiaries to market its products and services using one brand throughout the State of Texas. Amegy’s stock ticker symbol on the NASDAQ changed to “ABNK” effective March 7, 2005.

Background of the Merger

The board of directors and management of Amegy periodically review the company’s strategy. In view of general developments in the banking industry, including compression of net interest margins, competition, and the increased publicly-expressed interest by a number of banking firms in expansion in Texas, as well as specific expressions of interest by other banks in acquiring Amegy, the board formed a special committee on May 4, 2005 to conduct an in-depth strategic review. The special committee held its initial meeting on May 9, 2005. At the meeting, the special committee received a presentation by the investment banking firm of Goldman Sachs & Co. on the company’s strategic options and engaged in a discussion of those options. The special committee decided to explore the possibility of a merger with a larger banking organization, and discussed with Goldman Sachs the process for such exploration while maintaining the option of remaining as an independent entity. In connection with its exploration of the possibility of a merger, Amegy formally retained Goldman Sachs and the law firm of Sullivan & Cromwell LLP.

The special committee met again on June 1, 2005. At this meeting, Goldman Sachs discussed a list of potential merger partners. After further deliberation, the special committee authorized Goldman Sachs to contact a number of banking institutions that were likely to have an interest in a merger. Seven institutions signed confidentiality agreements with Amegy and four of those institutions, including Zions, submitted written preliminary proposals based on publicly available information. Each of these proposals indicated a pricing range for a merger. Two other institutions that had signed confidentiality agreements provided oral indications of interest, but subsequently chose not to submit formal proposals.

On June 16, 2005, the special committee met to consider the four preliminary proposals. The special committee decided that it should continue to pursue the possibility of a merger, while continuing to study the option of remaining independent. The special committee authorized each of the four interested banking institutions to conduct due diligence to enable each institution to submit a formal proposal on June 28, 2005. In addition, each of the four institutions was provided with an identical draft merger agreement and asked to submit, at the time of its formal proposal, a marked copy of the merger agreement indicating the form in which it would be prepared to execute a definitive merger agreement. At its June 16 meeting, the special committee further decided that, after its initial consideration of the four proposals, it would submit to the full board those proposals which it believed were worthy of further consideration. The special committee additionally discussed the due diligence to be conducted by Amegy with respect to the four institutions.

On June 29, 2005, the special committee met to consider the four proposals that had been received the previous day. Following discussions with members of management and representatives of Goldman Sachs and Sullivan & Cromwell, the special committee concluded that two of the proposals, including the Zions proposal, were superior to the other bids in terms of the price offered to Amegy shareholders. The special committee further decided that the two companies that had submitted these superior proposals should be invited to make presentations to the full board at its previously scheduled meeting the following day. Both of these proposals involved a mixture of stock and cash consideration, with stock being the predominant element in each.

At a meeting on June 30, 2005, the board of directors reviewed all four proposals, although it focused more heavily on the two proposals that the special committee had deemed superior. Goldman Sachs presented a financial review of the proposals; Amegy’s management and Goldman Sachs discussed with the board each of the four banking institutions and their integration plans; and Sullivan & Cromwell described the directors’ fiduciary duties and reviewed contractual matters. The board was apprised of the due diligence conducted by Amegy on the four banking institutions that had submitted proposals. The board then received in-person presentations by the chief executive officers of the two banking institutions that the special committee believed had made superior proposals.

Following extended discussion, the board concluded that both of those banking institutions had made strong presentations, that each represented a viable alternative to a strategy of independence and that management should be instructed to work towards finalizing a merger agreement with both institutions. Each institution was told that the board would hold a meeting on July 5, 2005 with the objective of reaching a final determination on its strategic course. Each institution was also encouraged to communicate pricing enhancements as well as other changes in its proposal prior to the July 5 board meeting. During the meeting, a number of board members expressed concern that the value of the stock to be received by shareholders of Amegy in a merger could be significantly affected by the integration arrangements associated with the merger, because Amegy would represent a significant portion of the merged company’s revenues, net income and opportunity for growth and because the success of Amegy’s entrepreneurial business model could be susceptible to significant structural and cultural change.

From June 30 through the morning of July 5, Amegy engaged in extensive discussions with both institutions to finalize the terms of merger agreements, reach an understanding on the integration approach and to complete its due diligence with respect to both institutions. Both institutions had conditioned their proposals on senior executives of Amegy entering into employment agreements, and these agreements were also negotiated during this period.

During this period, Zions made two pricing changes. First, it modestly increased the per share consideration. Second, it proposed an equalization arrangement relating to dividend payments, under which Amegy would be permitted to increase the rate for its regular quarterly dividends payable in September and December 2005 by up to $0.08 per share of Amegy common stock, which would result in a substantial increase in the dividend payments to the holders of Amegy’s common stock prior to the closing of the transaction.

On July 5, 2005, Amegy’s board, except for one director who was traveling, met to consider the two proposals as finally formulated. The board received presentations on financial considerations and the two companies making proposals from Goldman Sachs, integration and due diligence from management and legal and contractual considerations from Sullivan & Cromwell. Following extensive discussion, the board decided, first, to proceed with one of the two merger proposals, rather than a continued strategy of independence, in view of margin and competitive pressures and the attractiveness of both proposals. The board, by unanimous vote of the directors present, then decided to accept the Zions proposal, although the other banking institution’s offer was about 61 cents per share (or 2.6%) higher based on the average closing prices of each stock for the seven previous trading days and about 88 cents per share (or 3.7%) higher based on the closing market price of each stock on the most recent previous trading day (in each case taking into account the increased per share consideration and increased dividend payments proposed by Zions, as described above), for the following reasons:

•	The transaction would not close for 4 to 6 months and therefore the more relevant financial evaluation was at the anticipated time of closing.

•	The long-term, as well as the short-term, interests of Amegy shareholders.

•	Zions’ indication of its anticipated earnings for the second quarter, which the board noted were significantly higher than the published earnings consensus, compared to the other institution’s indication that its anticipated earnings for the second quarter would be only moderately higher.

•	Zions’ indication that it expected to report, for the second quarter of 2005, a net interest margin that was higher than the net interest margin it reported for the first quarter of 2005, whereas the other institution indicated that it expected to report, for the second quarter of 2005, a net interest margin that was lower than the net interest margin it reported for the first quarter of 2005.

•	Of the analysts who covered Zions, 53% rated it as a “strong buy” or “buy”, 47% as a “hold” and none as “underperform”. Of the analysts who covered the other institution, 20% rated it as a “strong buy” or “buy”, 73% as a “hold” and 7% as “underperform”. Of the analysts who covered both Zions and the other institution, 22% ranked Zions two grades higher than the other institution; 11% ranked Zions one grade higher; 56% ranked both institutions the same; 11% ranked the other institution one grade higher; and none ranked the other institution two grades higher.

•	A view that Zions’ integration model and general business approach and culture, including loan administration and lending authority, were more compatible with Amegy’s entrepreneurial approach, which the directors believed would result in Amegy’s businesses making a more substantial contribution to the combined company.

•	Zions’ willingness to maintain Amegy as a separate bank under a separate charter and its Amegy name, which the board believed would result in lower customer and employee attrition and, therefore, benefit the combined enterprise.

•	Management’s view that, although it believed it could work successfully as part of either company, it was likely to be more successful under Zions’ proposal and, therefore, provide greater benefit to the combined enterprise.

•	Zions’ higher pro forma tangible equity ratio.

•	The board’s belief that, although the other banking institution’s geographic franchise was attractive, Zions’ geographic franchise was more attractive due to its presence in higher growth areas.

•	The lack of existing geographic overlap, which the board believed presented lower risk of customer and employee loss at Amegy, to the benefit of the combined enterprise.

•	The somewhat larger percentage of cash in the Zions’ proposal (35% vs. 25%) provided greater downside protection.

In reaching its conclusion, the board also took into account that Zions and the other banking institution were both strong companies that had produced strong returns for their shareholders; that the merger agreements that each company respectively proposed to execute were largely identical; that the employment agreements proposed by the other company were somewhat more favorable to management than those proposed by Zions; the strong interest expressed by both companies in a transaction with Amegy; the higher dividend rate at the other company; and the apparent absence of any significant regulatory obstacle for either transaction. The one director who was absent from this meeting later indicated his concurrence with the board’s actions at the meeting.

The merger agreement between Amegy and Zions was executed by the parties later that evening on July 5, 2005.

The transaction was announced on the morning of Wednesday, July 6, 2005, by a press release issued jointly by Amegy and Zions.

Amegy’s Reasons for the Merger; Recommendation of Amegy’s Board of Directors

After careful consideration, at its meeting on July 5, 2005, Amegy’s board determined that the plan of merger contained in the merger agreement is in the best interests of Amegy and its shareholders and that the consideration to be received in the merger is fair to the Amegy shareholders. Accordingly, Amegy’s board, by a unanimous vote of the directors present, adopted the merger agreement and the plan of merger and unanimously recommends that Amegy shareholders vote “FOR” approval of the plan of merger.

In reaching its decision to adopt and approve the plan of merger and recommend the merger to its shareholders, Amegy’s board of directors consulted with Amegy’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	Its knowledge of Amegy’s business, operations, financial condition, earnings and prospects and of Zions’ business, operations, financial condition, earnings and prospects, taking into account the results of Amegy’s due diligence review of Zions.

•	Its knowledge of the current environment in the financial services industry, including national and economic conditions, continued consolidation, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity, profitability and strategic options, and the historical market prices of Amegy’s common stock.

•	The complementary aspects of the Amegy and Zions businesses, including customer focus, geographic coverage and business orientation and compatibility of the companies’ management and operating styles.

•	The potential expense saving opportunities, and the fact that former Amegy shareholders may choose to participate as Zions shareholders in the benefits of such savings opportunities.

•	The respective presentations by Amegy management and its financial advisors concerning the operations, financial condition and prospects of Amegy and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits.

•	The presentation made by Zions management to Amegy’s board of directors on June 30, 2005, the answers provided by Zions management to numerous questions asked by members of Amegy’s board of directors and the strong commitments made by Zions management to blending the cultures of Zions and Amegy in the combined company in several ways, including (1) by retaining key members of Amegy management and (2) by providing that, at closing, Zions’ board of directors will be expanded to include a member who currently serves as an independent director of Amegy. Amegy’s board of directors viewed these commitments as desirable given the confidence Amegy’s board of directors has in the Amegy management and banking team and the fact that Amegy shareholders who receive Zions common stock would retain a substantial investment in the combined company and the value of such investment will be enhanced by the skills and strength of the combined company’s management and board of directors.

•	Zions’ successful track record and recent positive results in managing its net interest margin and Amegy’s board’s belief that the combined enterprise would benefit from application of Zions’ asset and liability management techniques to Amegy’s operations.

•	The financial analysis presented by Goldman Sachs to Amegy’s board and the oral opinion delivered to Amegy by Goldman Sachs on July 5, 2005, which was subsequently confirmed in a written opinion delivered to Amegy by Goldman Sachs, to the effect that, as of July 5, 2005 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate merger consideration to be received by holders of the outstanding shares of common stock of Amegy pursuant to the merger agreement was fair from a financial point of view to such holders.

•	The fact that, based on a comparison of the closing price on the NASDAQ of Amegy common stock on June 23, 2005 (the last trading day prior to market rumors regarding a transaction) with the value of the per share merger consideration of $8.50 in cash plus .2020 shares of Zions common stock as of the market close on the day prior to public announcement of the merger (taken together with the increased Amegy dividend permitted under the Zions proposal), the value of the merger consideration for Amegy shareholders represented a premium of approximately 34%.

•	Amegy’s board of directors’ belief that a merger with Zions would allow Amegy shareholders to elect to participate in a combined company that would have better future prospects than Amegy was likely to achieve on a stand-alone basis, or through a combination with other potential merger partners, with more diversified customer bases and revenue sources.

•	The fact that the merger agreement with Zions permits Amegy to increase the rate for its regular quarterly dividends payable in September and December 2005 by up to $0.08 per share of Amegy common stock on each date, which will result in a substantial increase in dividend payments to the holders of Amegy’s common stock prior to the closing of the transaction.

•	The structure of the merger and the financial and other terms of the merger agreement, including the fact that Amegy shareholders would have the right to elect to receive the per share merger consideration either in cash or Zions common stock, subject to proration and adjustment and subject to the aggregate cash component of the total merger consideration received by all Amegy shareholders equaling $600 million.

•	The regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained without unacceptable conditions.

•	The expected treatment of the merger as a “reorganization” for United States federal income tax purposes which would generally allow Amegy shareholders receiving Zions common stock in the merger not to recognize gain or loss upon the conversion of shares of Amegy common stock into such shares of Zions common stock, while allowing Amegy shareholders who wished to receive cash to elect to receive their merger consideration in cash, subject to the limits provided in the merger agreement.

•	The challenges of combining the businesses, assets and workforces of two major companies and Zions’ past experience in this regard.

•	The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

•	Zions’ demand that the merger agreement contain various provisions, including provisions restricting Amegy’s solicitation of third party acquisition proposals, requiring Amegy to hold a special meeting of its shareholders to vote on approval of the merger agreement and providing for the payment of a termination fee of $60 million in certain events, all of which Amegy’s board of directors understood could limit the willingness of a third party to propose a competing business combination transaction with Amegy.

•	The fact that some of Amegy’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Amegy shareholders. See “Interests of Amegy Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement/prospectus.

•	The factors listed above under “—Background of the Merger” relating to the other merger proposals that Amegy had received.

The foregoing discussion of the factors considered by Amegy’s board is not intended to be exhaustive, but is believed to include all material factors considered by Amegy’s board. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Amegy’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Amegy’s board may have given different weight to different factors. Amegy’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Amegy management and Amegy legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

It should be noted that this explanation of Amegy’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” on page 23.

Zions’ Reasons for the Merger

Zions believes that the merger provides an attractive opportunity for Zions to further its growth and enter the Texas market. Zions believes that the addition of a Texas presence will enhance its current growth prospects. Further, Zions anticipates the additional capabilities, products and capital Zions can bring to Amegy will allow Amegy to further strengthen its franchise.

Accounting Treatment

Zions will account for the merger as a purchase. Zions will make a determination of the fair value of Amegy’s assets and assumed liabilities in order to allocate the purchase price of the assets acquired and liabilities assumed. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Zions may record goodwill. After the merger, Zions will include the results of Amegy’s operations in its consolidated results of operations.

Material Federal Income Tax Consequences of the Merger

The following is a summary of the material anticipated United States federal income tax consequences of the merger to a U.S. holder of Amegy common stock that surrenders all of its common stock for shares of Zions common stock and/or cash in the merger. These consequences are based upon representation letters from each of Zions, Amegy and Merger Sub, which will be reconfirmed prior to the merger. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The summary is based on the Code, United States Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, and all of which are subject to change or differing interpretations (possibly with retroactive effect).

For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership holds Amegy common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Amegy common stock, such holder should consult its tax advisor.

This discussion only addresses Amegy shareholders that hold their shares of Amegy common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of United States federal income taxation that may be relevant to an Amegy shareholder in light of such holder’s particular circumstances or that may be applicable to holders subject to special treatment under United States federal income tax laws (including, for example, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Amegy common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders subject to the alternative minimum tax provisions of the Code, holders whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, or holders who acquired their Amegy common stock through the exercise of an employee stock option or otherwise as compensation). In addition, no information is provided herein with respect to the tax consequences of the merger under applicable state, local or non-United States laws. No ruling has been requested from the Internal Revenue Service (referred to in this proxy statement/prospectus as the “IRS”) regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

The merger is intended to qualify as a reorganization under Section 368(a) of the Code for United States federal income tax purposes. It is a condition to each party’s obligation to consummate the merger that it receive an opinion from its tax counsel, dated as of the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. Zions and Amegy expect to be able to obtain the tax opinions if, as expected:

•	Zions, Amegy and Merger Sub are able to deliver customary representations to their respective tax counsel;

•	there is no adverse change in U.S. federal income tax law; and

•	the aggregate fair market value of the Zions common stock delivered as consideration in the merger is equal to or greater than 45% of the sum of (i) the aggregate fair market value of such Zions common stock and (ii) the aggregate amount of cash and other property paid to Amegy shareholders in connection with the merger, including any cash that may be payable, directly or indirectly, by Zions to Amegy shareholders who perfect their appraisal rights.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger.

Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material United States federal income tax consequences of the merger to U.S. holders of Amegy common stock are, in general, as follows:

Exchange of Amegy Common Stock Solely for Zions Common Stock

An Amegy shareholder that exchanges all of its shares of Amegy common stock solely for Zions common stock in the merger will not recognize any gain or loss (except with respect to cash received in lieu of fractional shares of Zions common stock, as discussed below). The aggregate tax basis of the shares of Zions common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis in the shares of Amegy common stock surrendered in exchange therefor, and an exchanging Amegy shareholder’s holding period in the Zions common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include the holding period of the shares of Amegy common stock surrendered in exchange therefor.

Exchange of Amegy Common Stock Solely for Cash

An Amegy shareholder that exchanges all of its shares of Amegy common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the Amegy common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the holder’s holding period for the Amegy common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a holder actually or constructively owns Zions common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such holder may have dividend income up to the amount of the cash received. In such cases, holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Exchange of Amegy Common Stock for Zions Common Stock and Cash

An Amegy shareholder that receives a combination of Zions common stock and cash in exchange for all of its shares of Amegy common stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the sum of the amount of cash and the fair market value of the Zions common stock received in the merger minus the shareholder’s aggregate tax basis in its Amegy common stock surrendered and (ii) the amount of cash the shareholder receives in the merger.

Any gain recognized will be capital gain unless the Amegy shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the holder’s ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether an Amegy shareholder’s receipt of cash has the effect of a distribution of a dividend, the Amegy shareholder will be treated as if it first exchanged all of its Amegy common stock solely in exchange for Zions common stock and then Zions immediately redeemed a portion of that stock for the cash that the holder actually received in the merger. Receipt of cash will generally not have the effect of a distribution of a dividend of the Amegy shareholder if such receipt is, with respect to the Amegy shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining the interest of a shareholder in a corporation, certain constructive ownership rules must be taken into account. Any capital gain will be long-term if the Amegy shareholder’s holding period for its Amegy common stock is more than one year as of the date of the exchange.

An Amegy shareholder’s aggregate tax basis in the Zions common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will be equal to the shareholder’s aggregate tax basis in its Amegy common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. An Amegy shareholder’s holding period for Zions common stock received in the merger (including any fractional shares deemed received and exchanged for cash) will include the holding period of the Amegy common stock surrendered in the merger.

Cash in Lieu of Fractional Shares

A holder of Amegy common stock who receives cash in lieu of a fractional share of Zions common stock generally will be treated as having received such fractional share in the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Zions common stock. Subject to the discussion above regarding possible dividend treatment, such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

Backup Withholding and Information Reporting

In general, an Amegy shareholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply to cash payments if the exchanging Amegy shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging Amegy shareholder will be creditable against the Amegy shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. Amegy shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Increased Regular Dividends

As described in more detail in the “The Merger Agreement – Increased Regular Dividends” beginning on page 67 of this proxy statement/prospectus, under the merger agreement Amegy is permitted to increase the amounts of its regular quarterly dividend payable to Amegy shareholders in September and December 2005 by up to $0.08 per share on each date. Since each of these increased regular dividends will be payable out of Amegy’s own funds prior to the merger, Amegy intends to take the position that they will constitute dividends for U.S. federal income tax purposes. Generally, Amegy shareholders that are not corporations and that meet applicable holding period requirements under the Code for “qualified dividends” will be taxed on these distributions at a maximum federal income tax rate of 15%. Amegy shareholders should consult with their own tax advisors regarding any alternative characterization of the increased regular dividends, including as additional cash consideration received in the merger. In addition, Amegy shareholders that are corporations should consult with their own tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Governmental and Regulatory Approvals

Consummation of the merger is subject to prior receipt of all required approvals and consents by all applicable federal and state regulatory authorities. Zions and Amegy have agreed to cooperate and use all reasonable best efforts to obtain all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable.

The approval of the Federal Reserve Board under the Bank Holding Company Act of 1956 is required for the indirect acquisition of a bank under Section 3(a)(3) of the Bank Holding Company Act. Section 3 requires the Federal Reserve Board, when considering a transaction such as this one, to take into consideration the financial and managerial resources of the companies and the banks concerned, including the competence, experience and integrity of its officers, directors and principal shareholders, the future prospects of the companies and banks concerned, their compliance with laws intended to detect and combat money laundering, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. The Federal Reserve Board, in turn, is required to provide notice to the Office of the Comptroller of the Currency, the regulator of Amegy’s sole bank subsidiary, Amegy Bank National Association.

The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the depository institution subsidiaries of Zions and Amegy in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Federal Reserve Board approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board approval unless a court specifically orders otherwise.

Status of Applications and Notices.    Zions and Amegy have either filed or intend to complete the filing promptly after the date of this proxy statement/prospectus of all required applications and notices with applicable regulatory authorities in connection with the merger by the date of this proxy statement/prospectus. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of Amegy or Zions following consummation of the merger. If any such condition or requirement is imposed, either Zions or Amegy may elect not to consummate the merger. See “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 72.

Procedures for Making Elections

Zions has retained Zions First National Bank, which currently acts as transfer agent and registrar for shares of Zions common stock, to act as exchange agent in connection with the merger.

After the special meeting, you will receive an election form and other materials relating to your right to elect the form of merger consideration under the merger agreement and will be requested to send in your Amegy stock certificates (or a properly completed notice of guaranteed delivery) together with the properly completed election form. If you hold shares of Amegy common stock registered in your own name, you must complete and sign the form of election that you receive, and send it to the exchange agent, together with the stock certificates representing the shares which you wish to exchange, properly endorsed for transfer (or a properly completed notice of guaranteed delivery). You must indicate on the form of election whether you are electing to receive cash or shares of Zions common stock for each of your shares of Amegy common stock.

If your shares of Amegy common stock are held in street name by your broker, bank or other nominee, you must follow the instructions your broker, bank or other nominee provides.

Your election form will set forth the deadline by which it must be received by the exchange agent. See “The Merger Agreement – Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” beginning on page 67.

Exchange of Amegy Common Stock Certificates and Payment of Cash Consideration

For the one-year period following the consummation of the merger, Zions will make available to the exchange agent a sufficient number of shares of Zions common stock to pay the aggregate stock consideration and an amount of cash sufficient to deliver the aggregate cash consideration, cash payable instead of fractional shares and any applicable dividends or distributions.

No interest will be paid by Zions to Amegy shareholders on the cash consideration paid for shares of Amegy common stock (including cash payments made instead of fractional shares of Zions common stock), even if there is a delay in making the exchange and payments.

Cash Instead of Fractional Shares of Zions Common Stock

Fractional shares of Zions common stock will not be issued to any Amegy shareholders in connection with the merger. To the extent that Amegy shareholders would otherwise be entitled to receive fractional shares of Zions common stock in exchange for their shares of Amegy common stock, those Amegy shareholders will receive from the exchange agent a cash payment in an amount equal to the product of (i) the fractional part of the share of Zions common stock multiplied by (ii) the average closing price for a share of Zions common stock on the NASDAQ for the ten trading days immediately prior to completion of the merger.

Amegy shareholders will not receive any interest on the cash to be paid for fractional shares of Zions common stock, even if there is a delay in making the exchange and payments.

Stock Exchange Listing

Shares of Zions common stock are listed listed under the trading symbol “ZION” on the NASDAQ. Shares of Zions common stock will continue to be listed and traded on the NASDAQ following consummation of the merger. In addition, Zions intends to apply to list on the NASDAQ the shares of Zions common stock that Zions plans to issue and exchange pursuant to the merger.

Shares of Amegy common stock are currently listed and traded on the NASDAQ under the trading symbol “ABNK.” Upon consummation of the merger, shares of Amegy common stock will no longer be listed or traded on the NASDAQ.

Appraisal Rights

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF AMEGY COMMON STOCK IN ORDER TO DISSENT FROM THE MERGER AND PERFECT APPRAISAL RIGHTS. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT, OR TBCA, AND ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL THE NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF SUCH APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TBCA, WHICH ARE ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. AMEGY SHAREHOLDERS SEEKING TO EXERCISE APPRAISAL RIGHTS MUST STRICTLY COMPLY WITH THESE PROVISIONS.

Amegy shareholders as of the record date who follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the TBCA will be entitled to demand, if the merger is consummated, that the surviving corporation purchase their shares of Amegy common stock for an amount in cash equal to the fair value of their shares. Under Texas law, fair value of shares for the purposes of exercise of appraisal rights is defined as the value of the shares as of the day immediately prior to the date of the special meeting, excluding any appreciation or depreciation in the value of the shares in anticipation of the proposed merger. This value may differ from the value of the consideration that you would otherwise receive in the merger.

The following is a summary of the statutory procedures that you must follow in the event you elect to exercise your appraisal rights under the TBCA. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, the full text of which is attached as Annex D to this proxy statement/prospectus.

How to exercise and perfect your right to dissent.    In order to be eligible to exercise your right to dissent from the merger and to receive the fair value of your shares of Amegy common stock as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger, you must provide Amegy with a written objection to the merger prior to the special meeting. The written objection must state that you intend to exercise your right to dissent if the merger is consummated and provide an address to which a notice about the outcome of the vote on the merger may be sent. Neither a proxy nor a vote against the plan of merger is sufficient to constitute a written objection as required under the TBCA.

Any written objection with notice of intent to exercise the right of dissent should be addressed as follows:

Amegy Bancorporation, Inc.

c/o Randall E. Meyer

Chief Financial Officer

4400 Post Oak Parkway

Houston, Texas 77027

In order to exercise appraisal rights properly, you must refrain from voting by proxy or in person in favor of the plan of merger. A shareholder who executes and returns an unmarked proxy will have his or her shares voted “FOR” the plan of merger and, as a consequence, such shareholder will be foreclosed from exercising rights as a dissenting shareholder.

Your demand for payment.    If the merger is completed, the surviving corporation will within ten days after the effective date of the merger deliver or mail to all holders of Amegy common stock who satisfied the foregoing requirements a written notice that the merger has been completed. You must, within ten days from the delivery or mailing of the notice by the surviving corporation, send a written demand to the surviving corporation for payment of the fair value of your shares of Amegy common stock. Such written demand must state the number and class of the shares that you owned as of the record date and your estimate of the fair value of the shares. The fair value of your shares of Amegy common stock will be the value of the shares on the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. If you should fail to make such a demand within the ten-day period, you will lose the right to dissent and will be bound by the terms of the merger agreement (including the election procedures, which would not permit you to make an election in these circumstances). In order to preserve appraisal rights, you must also submit your stock certificates to the surviving corporation within 20 days after making a demand for payment for notation thereon that such demand has been made. The failure to do so shall, at the surviving corporation’s option, terminate your rights of dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown shall direct otherwise. Any notice addressed to the surviving corporation must be addressed to:

Amegy Corporation

c/o Thomas E. Laursen, Esq.

Executive Vice President and

General Counsel

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Action upon receipt of your demand for payment.    Within 20 days after receiving your written demand for payment and estimate of the fair value of your shares of Amegy common stock, the surviving corporation must mail or deliver to you a written notice that either:

•	accepts the amount declared in the demand and agrees to pay that amount within 90 days after the effective date of the merger and upon surrender of duly endorsed certificate(s) representing your shares of Amegy common stock; or

•	states the surviving corporation’s estimate of the fair value of the shares and offers to pay the amount of that estimate within 90 days after the effective date of the merger upon receipt of notice from you within 60 days after the effective date of the merger that you agree to accept the surviving corporation’s estimate and upon surrender of duly endorsed certificate(s) representing your shares of Amegy common stock.

Payment of the fair value of your shares of Amegy common stock upon agreement of an estimate.    If you and the surviving corporation agree upon the fair value of your shares of Amegy common stock within 60 days after the effective date of the merger, the surviving corporation shall pay the amount of the agreed value to you upon receipt of your duly endorsed share certificates within 90 days after the effective date of the merger. Upon payment of the agreed fair value, you will cease to have any interest in such shares.

Commencement of legal proceedings if a demand for payment remains unsettled.    If you and the surviving corporation have not agreed upon the fair value of your shares of Amegy common stock within the 60-day period immediately following the effective date of the merger, then either you or the surviving corporation may, within 60 days after the expiration of the 60-day period following the effective date of the merger, file a petition in any court of competent jurisdiction in Harris County, the county in Texas where Amegy’s principal office is located, asking for a finding and determination of the fair value of the shares. If filed by a shareholder, service of the petition shall be made upon the surviving corporation and the surviving corporation must within ten days after service file with the clerk of the court a list with the names and addresses of all shareholders who have demanded payment and not reached agreement as to the fair value. If filed by the surviving corporation, the petition must be accompanied by such a list. The clerk of the court shall give notice to the surviving corporation and all shareholders named on the list of the time and place fixed for the hearing of the petition.

After the hearing of the petition, the court shall determine the shareholders who have complied with the statutory requirements and have become entitled to the valuation of and payment for their shares, and the court shall appoint one or more qualified appraisers to determine the fair value. The appraisers may examine the books and records of Amegy and must afford the interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares. The appraisers are to make a determination of the fair value upon such examination as they deem proper. The appraisers will file a report of the value in the office of the clerk of the court, notice of which will be given to the parties in interest. The parties in interest may submit exceptions to the report, which will be heard before the court upon the law and the facts. The court will adjudge the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment thereof by the surviving corporation, together with interest which will begin to accrue 91 days after the effective date of the merger. However, the judgment will be payable only upon and simultaneously with surrender of the certificates representing your shares, duly endorsed. Upon the surviving corporation’s payment of the judgment, you will cease to have any interest in the shares. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder’s shares or money damages with respect to the merger.

The court must allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable, with the respective parties to bear their own attorneys’ fees.

Any shareholder who has demanded payment for such holder’s shares may withdraw such demand at any time before payment or before any petition has been filed for valuation by the court. A demand may not be withdrawn after payment or, unless the surviving corporation consents, after such a petition has been filed in court. After a demand has been withdrawn, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have approved the plan of merger and will be bound by its terms.

Federal Securities Law Consequences; Stock Transfer Restriction Agreements

This proxy statement/prospectus does not cover any resales of the Zions common stock to be received by the shareholders of Amegy upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of Zions common stock received by Amegy shareholders in the merger will be freely transferable, except that shares of Zions common stock received by persons who are deemed to be “affiliates” of Amegy under the Securities Act of 1933, as amended, at the time of the Amegy special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Amegy for such purposes generally include individuals or entities that control, are controlled by or are under common control with Amegy and may include directors and executive officers of Amegy. The merger agreement requires Amegy to use its reasonable best efforts to cause its affiliates to execute a written agreement to the effect that they will not sell, assign, transfer or otherwise dispose of any of the shares of Zions common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

OPINIONS OF AMEGY’S FINANCIAL ADVISORS

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to Amegy’s board of directors that, as of July 5, 2005 and based upon and subject to the factors and assumptions set forth therein, the aggregate merger consideration to be received by holders of the outstanding shares of common stock of Amegy pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 5, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. Amegy’s shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Amegy’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Amegy’s common stock should vote or make any election with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of Amegy and Zions for the five fiscal years ended December 31, 2004;

•	certain interim reports to shareholders and quarterly reports on Form 10-Q of Amegy and Zions;

•	certain other communications from Amegy and Zions to their respective shareholders; and

•	certain internal financial analyses and forecasts for Amegy and Zions prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Amegy and Zions to result from the transaction.

Goldman Sachs also held discussions with members of the senior management of Amegy and Zions regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Amegy’s common stock and the Zions common stock, compared certain financial and stock market information for Amegy and Zions with similar financial and stock market information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the banking industry specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Amegy or Zions or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Amegy or Zions or any of their respective subsidiaries was furnished to Goldman Sachs.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 1, 2005 and is not necessarily indicative of current market conditions.

Transaction Overview and Transaction Multiples Analysis.    Goldman Sachs reviewed with Amegy’s board of directors the basic terms of the merger, including the following:

•	aggregate consideration to be determined based on a cash consideration of $8.50, a fixed exchange ratio of 0.2020 Zions common shares per Amegy common share subject to shareholder election and proration procedures and limitations as set forth in the merger agreement and an incremental dividend of $0.08 per Amegy common share for the next two quarters (or an aggregate of $0.16 per share);

•	implied value for the merger consideration of $23.52 per share of Amegy common stock (based on the closing price of Zions’ common stock on July 1, 2005), representing a total equity value of $1,717 million; and

•	implied form of consideration consisting of 65% stock and 35% cash.

Goldman Sachs noted that the written board materials reflect a fixed exchange ratio of 0.2005 as opposed to the actual 0.2020 exchange ratio because the exchange ratio was increased immediately prior to the board meeting at which the presentation was given. Goldman Sachs further noted that this .75% increase in the fixed exchange ratio resulted in a marginal increase in the premium analysis presented in the written materials. Goldman Sachs did, however, update the transaction multiples analysis described below in its oral presentation to the board of directors and the following summary is based upon the implied value for the merger consideration of $23.52 per share of Amegy common stock.

Goldman Sachs calculated for Amegy’s board of directors various multiples and premiums resulting from the transaction. These calculations were based on historical information, estimates from Institutional Brokerage Estimate Systems, or IBES (a data service that compiles estimates issued by securities analysts), and certain financial analysis and forecasts for Amegy and Zions prepared by their respective managements.

Goldman Sachs calculated that the implied consideration of $23.52 per share of Amegy’s common stock represented a 5.0% premium to the closing price per share of Amegy common stock on July 1, 2005 (the last trading day prior to the presentation made by Goldman Sachs to Amegy’s board of directors), and a 34.6% premium to the undisturbed closing price per share of Amegy common stock on June 23, 2005 (the last trading day prior to market rumors regarding a possible acquisition of Amegy).

Using the implied consideration, Goldman Sachs also calculated the following multiples and premiums:

•	the implied consideration per share of $23.52 as a multiple of IBES estimates for Amegy’s estimated earnings per share, or EPS, for each of years 2005 and 2006;

•	the implied aggregate consideration (based on the implied consideration per share of $23.52) as a multiple of Amegy’s stated book value and tangible book value as of March 31, 2005; and

•	the premiums to Amegy’s stated deposits and to Amegy’s core deposits, each as of March 31, 2005. These premiums were calculated as the excess of the implied aggregate transaction value over Amegy’s tangible book value as of March 31, 2005, divided by Amegy’s stated deposits and core deposits, respectively, as of March 31, 2005.

Zions’ Proposal
Implied consideration per share as a multiple of:
Median IBES Estimated 2005 EPS	21.8x
Median IBES Estimated 2006 EPS	18.8x
Implied aggregate consideration as a multiple of:
Stated book value	3.0x
Tangible book value	4.3x
Premium to:
Stated deposits	22.6%
Core deposits	30.9%

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Amegy and Zions to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the banking industry:

Amegy Bank Peers	Large-Cap Banks with Western Presence	Mid/Small-Cap Banks with Western Presence
The Colonial BancGroup, Inc.	Citigroup Inc.	City National Corporation
BOK Financial Corporation	Bank of America Corporation	Bank of Hawaii Corporation
Cullen / Frost, Bankers, Inc.	Wells Fargo & Company	Silicon Valley Bancshares
The South Financial Group, Inc.	U.S. Bancorp	Westamerica Bancorporation
BancorpSouth, Inc.	UnionBanCal Corporation	Pacific Capital Bancorp
Trustmark Corporation	Comerica Incorporated	Greater Bay Bancorp
Texas Regional Bancshares, Inc.		CVB Financial Corp.
International Bancshares		Umpqua Holdings Corporation
Whitney Holding Corporation

Although none of the selected companies is directly comparable to Amegy or Zions, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Amegy or Zions.

The multiples and ratios of Amegy were calculated using market data for Amegy common stock on July 1, 2005 and the undisturbed market data for Amegy common stock on June 23, 2005, publicly available financial data as of March 31, 2005 and IBES estimates.

The multiples and ratios of each of Amegy, Zions and the selected companies were based on publicly available financial data as of March 31, 2005, market data as of July 1, 2005 (and June 23, 2005 in the case of Amegy) and IBES estimates. With respect to the selected companies, Goldman Sachs calculated:

•	the closing share price as a percentage of the 52-week high share price;

•	the closing share price as a multiple of IBES EPS estimate for 2005;

•	the closing share price as a multiple of IBES EPS estimate for 2006 (referred to as the “forward P/E multiple”);

•	the median IBES long-term earnings growth rate estimate;

•	the ratio of the forward P/E multiple to the median IBES long-term earnings growth rate estimate;

•	the ratio of the total market capitalization to the stated book value and the tangible book value; and

•	the dividend yield.

	Amegy		Zions	Amegy’s Bank Peers		Large-Cap Banks with Western Presence		Mid/Small-Cap Banks with Western Presence
	July 1, 2005	June 23, 2005	July 1, 2005	Range	Median	Range	Median	Range	Median
Closing share price as a percentage of the 52-week high share price	89.6%	69.9%	97.8%	85.1%-99.6%	93.9%	90.9%-100%	93.8%	83.6%-100%	95.1%
Closing share price as a multiple of:
IBES estimated 2005 EPS	20.7x	16.2x	14.6x	14.5x-17.8x	15.5x	10.6x-13.8x	12.4x	15.2x-18.0x	15.9x
IBES estimated 2006 EPS	17.9x	14.0x	13.3x	12.8x-16.3x	14.2x	10.1x-12.7x	11.5x	13.5x-15.6x	14.5x
IBES long-term growth rate estimate	14.0%	14.0%	11.0%	6.5%-12.0%	10.0%	8.0%-11.5%	10.0%	9.0%-13.0%	10.0%
Ratio of the forward P/E multiple to IBES long-term earnings growth rate estimate	1.3x	1.0x	1.2x	1.2x-2.2x	1.4x	0.9x-1.5x	1.1x	1.0x-1.6x	1.5x
Ratio of market capitalization to stated book value	2.8x	2.2x	2.4x	1.5x-3.1x	2.0x	1.9x-2.8x	2.3x	1.6x-4.2x	3.5x
Ratio of market capitalization to tangible book value	4.0x	3.1x	3.2x	2.0x-4.1x	3.0x	2.1x-4.8x	3.3x	3.4x-6.5x	3.9x
Dividend yield	0.5%	0.7%	2.0%	1.6%-4.3%	2.7%	2.4%-4.4%	3.8%	0.0%-2.6%	2.2%

Goldman Sachs compared the historical public market valuation, calculated as the average ratio of the share trading price to the next-12-months EPS estimates, for certain periods ended July 1, 2005 (and June 23, 2005, in the case of Amegy) for Amegy and Zions, to the average historical public market valuation for the selected Amegy bank peers, the selected large-cap banks with a Western presence and mid/small cap banks with a Western presence, and for the S&P bank index. The following table represents the results of this analysis:

	Amegy				Large-Cap Banks with Western Presence	Mid/Small-Cap Banks with Western Presence
	July 1, 2005	June 23, 2005	Zions	Amegy’s Bank Peers			S&P Banks
10-year average market valuation	N.A.	N.A.	15.3x	13.8x	13.1x	14.4x	13.0x
5-year average market valuation	18.4x	18.4x	14.0x	13.7x	12.2x	14.7x	12.5x
3-year average market valuation	17.7x	17.7x	12.9x	14.2x	12.3x	15.2x	12.4x
1-year average market valuation	18.0x	18.1x	13.7x	14.9x	12.7x	15.8x	12.8x
6-month average market valuation	16.5x	16.6x	13.9x	14.2x	12.4x	15.3x	12.6x

Goldman Sachs compared the historical stock price return, calculated as the change in stock price, for certain periods ended July 1, 2005 (and June 23, 2005, in the case of Amegy) for Amegy and Zions, to the average historical stock price return for the selected Amegy bank peers, the selected large-cap banks with a Western presence and mid/small cap banks with a Western presence, and for the S&P bank index. The following table represents the results of this analysis:

	Amegy				Large-Cap Banks with Western Presence	Mid/Small-Cap Banks with Western Presence
	July 1, 2005	June 23, 2005	Zions	Amegy’s Bank Peers			S&P Banks
10-year stock price return	N.A.	N.A.	488.4%	655.7%	360.6%	590.6%	183.9%
5-year stock price return	115.8%	72.6%	60.3%	350.6%	84.7%	131.7%	54.8%
3-year stock price return	30.3%	2.6%	46.2%	38.1%	24.8%	53.3%	20.8%
1-year stock price return	4.4%	(18.7)%	19.9%	6.0%	7.6%	15.2%	4.8%
6-month stock price return	(2.7)%	(25.5)%	9.1%	(2.5)%	(2.2)%	1.1%	(4.5)%

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available financial information relating to 24 selected transactions in the banking industry announced since January 1, 2003, which are divided into the following three groups: (1) a group of five selected transactions composed of the following transactions (in each case, the first named company was the buyer and the second named company was the target in the transaction): The Toronto-Dominion Bank / Banknorth Group, Inc.; Fifth Third Bancorp / First National Bankshares of Florida Inc.; Wachovia Corporation / SouthTrust Corporation; SunTrust Banks Inc. / National Commerce Financial Corp.; and Bank of America Corporation / FleetBoston Financial Corp.; (2) a group of 17 transactions each of which had an announced value in excess of $1.0 billion; and (3) a group of seven Texas transactions each of which had an announced transaction value greater than $100 million. Goldman Sachs took into consideration the information obtained from its selected transaction analysis in its evaluation of the fairness of the consideration to be received by the holders of Amegy common stock.

For each of the selected transactions and groups of transactions, Goldman Sachs calculated and compared:

FIRST: the implied premium represented by the price paid for the target in the transaction to:

•	the closing price per share of common stock of the target six days prior to the announcement of the transaction; and

•	the target’s core deposits (calculated as the price paid less the tangible book value of the target divided by the latest publicly available core deposits of the target prior to the announcement of the transaction); and

SECOND: the implied ratio of the price paid for the target in the transaction to:

•	earnings of the target for the fiscal year following the year in which the transaction was announced (“FY2”);

•	stated book value of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction; and

•	tangible book value of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction.

The following table presents the results of this analysis by group for the selected transactions:

	Zions’ Proposal(1)	Selected Transactions			Transactions in Excess of $1.0 Billion			Texas Transactions
		High	Median	Low	High	Median	Low	High	Median	Low
Premium/Market	34.6%	45.8%	29.3%	22.9%	45.8%	22.9%	2.7%	30.7%	30.7%	30.7%
Premium/Core Deposits	30.9%	48.3%	34.0%	12.9%	48.3%	28.4%	12.9%	37.6%	25.5%	8.6%
Price/FY2 Earnings	18.8x	22.1x	16.7x	15.0x	22.1x	15.3x	9.7x	26.5x	15.7x	14.4x
Price/Stated Book Value	3.0x	3.1x	2.6x	2.3x	3.3x	2.6x	1.8x	3.8x	3.0x	1.7x
Price/Tangible Book Value	4.3x	5.7x	4.5x	3.7x	5.7x	3.5x	2.3x	5.4x	3.3x	2.0x

(1)	The calculations in the table above use an implied value for the merger consideration of $23.52 per share of Amegy common stock (based on the closing price of Zions common stock on July 1, 2005) and the undisturbed closing price per share of Amegy common stock on June 23, 2005 (the last trading day prior to initial market rumors regarding a possible acquisition of Amegy).

Note:	Financial information used in calculating the figures in this table were taken from SNL Financial. In transactions where no EPS estimates existed, the calculations assumed a 10% growth from historical figures.

Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis on Amegy to determine the implied present value per share of Amegy’s common stock assuming Amegy continues to operate on a stand-alone basis. A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of the asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the asset. “Present value” refers to the current value of one or more future cash payments (“cash flows”) from the asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

With respect to Amegy, Goldman Sachs estimated the implied present value of Amegy by calculating the present value of the total shareholder returns for Amegy for the years 2006 through 2010 plus the present value of the estimated terminal value of Amegy’s common stock as of June 30, 2010.

Goldman Sachs estimated the implied present value of Amegy’s common stock, on a stand-alone basis, using the following assumptions regarding the future performance of Amegy:

•	a GAAP IBES EPS estimate of $1.19 over the next 12 months beginning June 30, 2005;

•	an estimated asset growth rate of 10% annually;

•	a targeted ratio of tangible common equity to tangible assets (“TCE/TA”) of 6.5%; and

•	a terminal value of Amegy common stock at June 30, 2010 based on a price to earnings multiple of 13.0x.

The estimated shareholder returns and terminal value resulting from these calculations were then discounted to present value using a discount rate of 10%, which Goldman Sachs viewed as appropriate for companies with Amegy’s risk characteristics.

The implied per share price of Amegy resulting from this analysis is equal to $17.25, which reflects an implied discount of 22.9% based on the closing price of Amegy’s shares of common stock as of July 1, 2005.

Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using earnings estimates from IBES and market data as of July 1, 2005. Goldman Sachs performed these analyses using various assumptions, including the following:

•	the aggregate merger consideration is 65% Zions stock and 35% cash;

•	the transaction closing date is December 31, 2005;

•	after-tax cost savings of $16 million in 2006 and additional after-tax cost savings of $17 million in 2007;

•	restructuring reserve of $49 million, representing 150% of fully phased-in cost savings;

•	any cash consideration is financed with a combination of preferred stock and debt with a pre-tax, blended cost of 5.7%;

•	balance sheets based on growth rates of 7% for Zions and 10% for Amegy and assuming payout of the estimated 2005 dividend for each of Zions and Amegy;

•	no mark-to-market adjustments; and

•	accelerated amortization of purchase price premium attributed to identifiable intangibles over seven years, representing $17 million after tax in 2006 and $15 million after tax in 2007.

For each of the years 2006 and 2007, Goldman Sachs compared the EPS of Zions’ common stock to the EPS, on both a GAAP basis and a cash basis, of the combined companies’ common stock, using the foregoing assumptions. The following table sets forth the results of this analysis:

	GAAP Basis Accretion / (Dilution)	Cash Basis Accretion / (Dilution)
IBES estimated 2006 EPS	(1.6)%	1.9%
IBES estimated 2007 EPS	1.5%	4.3%

The purpose of this pro forma analysis is to illustrate the financial impact of the transaction by calculating the percentage change in the projected earnings per share for each share of Zions common stock that may result from the merger under various assumptions including, but not limited to, cost savings and operating synergies, while not adjusting for accounting reconciliation.

Contribution Analysis. Goldman Sachs computed the relative contributions of Amegy and Zions to (i) the 2005 and 2006 estimated GAAP earnings, (ii) the net interest income, the non-interest income and the non-interest income expense (excluding amortization expense and non-recurring items) for the 12-month period ended June 30, 2005, and (iii) the tangible assets, deposits, common equity and tangible common equity as of March 31, 2005. Goldman Sachs based its calculations on earnings estimates from IBES and market data as of

July 1, 2005 and used the same assumptions listed in the “Pro Forma Merger Analysis” section above. Goldman Sachs then computed the exchange ratio of Amegy common stock divided by the Zions common stock and the premium/discount implied by each of the relative contributions of Amegy and Zions so determined. This analysis indicated an implied Amegy common stock to Zions common stock exchange ratio ranging from 0.21x to 0.37x and a discount ranging from 30.7% to a premium of 20.3% as shown in the following table:

	Zions		Amegy		Implied
	$ (Million)%		$ (Million)%		Exchange Ratio	Premium
2005 estimated GAAP earnings	$463	85.7%	$77	14.3%	0.21x	(30.7)%
2006 estimated GAAP earnings	$507	84.9%	$90	15.1%	0.22x	(26.2)%
LTM net-interest income	$1,210	81.7%	$270	18.3%	0.28x	(7.4)%
LTM non-interest income	$412	77.5%	$119	22.5%	0.37x	20.3%
LTM non-interest expense	$920	78.5%	$252	21.5%	0.35x	13.7%
Tangible Assets	$31,193	80.5%	$7,560	19.5%	0.31x	0.5%
Deposits	$23,879	80.4%	$5,806	19.6%	0.31x	0.8%
Common Equity	$2,822	83.0%	$577	17.0%	0.26x	(15.2)%
Tangible Common Equity	$2,131	84.1%	$402	15.9%	0.24x	(21.7)%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Amegy or Zions or the contemplated transaction.

Goldman Sachs prepared these analyses solely for the purpose of providing its opinion to Amegy’s board of directors as to the fairness from a financial point of view to the holders of shares of Amegy common stock of the aggregate merger consideration to be received by the holders of shares of Amegy common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Amegy, Zions, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Amegy and Zions and was approved by Amegy’s board of directors. Goldman Sachs did not recommend any specific amount of consideration to Amegy or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Amegy’s board of directors was one of many factors taken into consideration by Amegy’s board of directors in making its determination to approve the plan of merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement/prospectus.

Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Amegy, having acted as its financial advisor from time to time, including having acted as financial advisor to Amegy in connection with, and having participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement.

Goldman Sachs also has acted as financial advisor to Zions from time to time, including having acted as:

•	lead manager with respect to a debt offering of Zions’ 5.65% Subordinated Notes due April 15, 2014 (aggregate principal amount of $300,000,000, May 2004);

•	lead manager with respect to a debt offering of Zions’ 2.70% Senior Notes due May 1, 2006 (aggregate principal amount of $150,000,000, October 2003);

•	lead manager with respect to a debt offering of Zions’ 6.00% Subordinated Notes due September 15, 2015 (aggregate principal amount of $500,000,000, September 2003); and

•	joint-lead manager with respect to a trust preferred offering of the Zions’ 8% Trust Preferred Securities (aggregate principal amount of $150,000,000, August 2002).

Goldman Sachs also may provide investment banking services to Zions in the future. Amegy’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Amegy, Zions and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Amegy and Zions for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Pursuant to a letter agreement dated May 9, 2005, Amegy engaged Goldman Sachs to act as its financial advisor in connection with the transaction. Pursuant to the terms of this engagement letter, Amegy has agreed to pay Goldman Sachs a transaction fee equal to 0.50% of the aggregate consideration paid in the merger for Amegy securities (including amounts paid to holders of options, warrants and convertible securities, distributions declared by Amegy other than normal recurring cash dividends, and amounts paid by Amegy to repurchase any of its outstanding securities), plus an additional transaction fee, to be paid at the sole discretion of Amegy, of up to 0.15% of such aggregate consideration. These transaction fees are payable in cash upon consummation of the merger. In addition, Amegy has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Sandler O’Neill & Partners L.P.

Following the announcement of the merger, the special committee of Amegy decided to seek a separate fairness opinion from an investment bank that was not acting as financial advisor to either Amegy or Zions in connection with the proposed merger, in response to requests from a large shareholder of Amegy. By letter dated July 12, 2005, Amegy retained Sandler O’Neill & Partners L.P. to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the shareholders of Amegy as of July 5, 2005, the date on which the merger agreement was executed. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On July 18, 2005, Sandler O’Neill delivered to Amegy’s board of directors its opinion in writing that, as of July 5, 2005, the merger consideration to be received by the holders of the shares of Amegy common stock was fair to such holders from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Amegy shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of July 5, 2005. The opinion was directed to Amegy’s board of directors and is directed only to the fairness of the merger consideration to Amegy shareholders as of July 5, 2005 from a financial point of view. It does not address the relative merits of the merger as compared to any other alternative business strategies that might exist for Amegy or the effect of any other transaction in which Amegy might engage. It is not a recommendation to any Amegy shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholder should elect or any other matter.

In connection with rendering its July 18, 2005 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Amegy that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Zions that Sandler O’Neill deemed relevant;

(4)	an internal budget for Amegy for the year ending December 31, 2005 prepared by and reviewed with senior management of Amegy and estimates of earnings for Amegy for the years ending December 31, 2006 and 2007 furnished by and reviewed with senior management of Amegy;

(5)	median estimates of earnings per share for Amegy for the years ending December 31, 2005 and 2006 and estimates of earnings per share growth rates for the years thereafter, in each case, published by International Brokerage Estimate Systems (“IBES”) and reviewed with senior management of Amegy;

(6)	an internal budget for Zions for the year ending December 31, 2005 prepared by and reviewed with management of Zions and earnings estimates for Zions for the years ending December 31, 2006 and 2007, in each case, published by IBES and reviewed with management of Zions solely for purposes of this transaction;

(7)	estimates of earnings per share for Zions for the years ending December 31, 2006 and 2007 and estimates of earnings per share growth rates for the years thereafter, in each case, published by IBES and reviewed with management of Zions solely for purposes of this transaction;

(8)	the pro forma financial impact of the merger on Zions based on assumptions relating to transaction expenses, purchase accounting adjustments and certain cost savings and operating synergies projected by the senior management of Amegy and Zions; and the issuance of $600 million in aggregate principal amount of subordinated debt and non-cumulative perpetual preferred securities;

(9)	the publicly reported historical price and trading activity for Amegy’s and Zions’ common stock, including a comparison of certain financial and stock market information for Amegy and Zions with similar publicly available information for certain other companies the securities of which are publicly traded;

(10)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(11)	the current market environment generally and the banking environment in particular; and

(12)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Amegy the business, financial condition, results of operations and prospects of Amegy and their assessment of Amegy’s strategic rationale for, and the potential benefits of, the merger. Sandler O’Neill held similar discussions with certain members of senior management of Zions regarding the business, financial condition, results of operations and prospects of Zions.

Sandler O’Neill did not participate in the negotiation of the terms of the merger or the merger agreement. In connection with this opinion, Sandler O’Neill performed its analysis based upon information available as of the date on which the merger agreement was executed. Sandler O’Neill did not evaluate the process through which the offer from Zions that resulted in the execution of the merger agreement was obtained, or any other offer considered by Amegy prior to its determining to pursue the merger.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Amegy or Zions or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O’Neill further relied on the assurances of management of Amegy and Zions that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information, and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Amegy or Zions or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Amegy or Zions, nor did Sandler O’Neill review any individual credit files relating to Amegy or Zions. Sandler O’Neill assumed, with Amegy’s consent, that the respective allowances for loan losses for both Amegy and Zions were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with Amegy’s consent, that there had been no material change in Amegy’s and Zions’ assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Amegy and Zions would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Amegy’s consent, Sandler O’Neill relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its July 18, 2005 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler

O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Amegy or Zions, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Amegy or Zions and the companies to which they are being compared.

The financial projections used and relied upon by Sandler O’Neill in its analyses for Amegy and Zions were reviewed with the senior managements of Amegy and Zions who confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of such managements of the future financial performance of Amegy and Zions, respectively. The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Sandler O’Neill in its analyses were reviewed with senior management of Amegy and such management confirmed that those projections reflected the best currently available estimates and judgments of such management. With respect to all projections used in its analyses, Sandler O’Neill assumed that the financial performance reflected in those projections would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain, and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be accurately predicted and are beyond the control of Amegy and Zions. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Amegy’s board of directors at the board’s July 18, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Amegy’s common stock or Zions’ common stock or the prices at which Amegy’s or Zions’ common stock may be sold at any time.

Summary of the Merger.    Sandler O’Neill reviewed the financial terms of the merger agreement. Based on a cash consideration of $8.50 per share and a fixed exchange ratio of 0.2020 of a share of Zions common stock for each share of Amegy common stock (based on the closing price of Zions common stock on July 5, 2005 of $73.36), subject to election and adjustment procedures, Sandler O’Neill calculated an implied transaction value of $23.32 per share. In addition to the implied transaction value of $23.32 per share, Amegy shareholders will receive incremental dividends totalling $0.16 per share prior to the closing of the merger. Based upon per-share financial information for Amegy for the twelve months ended March 31, 2005, Sandler O’Neill calculated the following ratios:

Transaction Ratios (1)

Transaction value/Last 12 months’ earnings per share	23.6	x
Transaction value/Estimated 2005 earnings per share (2)	21.9	x
Transaction value/Estimated 2006 earnings per share (2)	18.7	x
Transaction value/Tangible book value per share	4.1	x
Transaction value/Stated book value per share	2.9	x
Tangible book premium/Core deposits (3)	29.2%
One month premium to market (4)	35.1%

(1)	Based on a transaction value of $23.32 per share. The transaction value does not include the incremental dividends totalling $0.16 per share.

(2)	Based upon Amegy management estimates.

(3)	Core deposits is defined as total deposits excluding CDs with account balances greater than $100,000. The ratio of tangible book premium to core deposits is calculated by dividing the excess of the aggregate transaction value of $1,702 million over tangible book value by core deposits.

(4)	Based on the closing stock prices of Amegy common stock on July 5, 2005 and June 3, 2005.

For the purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $1,702 million, based upon 70,639,809 shares of Amegy common stock outstanding and assuming treasury stock treatment of all stock options of Amegy outstanding.

Comparable Company Analysis with Respect to Amegy.    Sandler O’Neill used publicly available information to compare selected financial and market trading information for Amegy and two different groups of commercial banks selected by Sandler O’Neill. The comparable groups for Amegy consisted of (1) seven publicly traded commercial banks with principal offices in Texas; and (2) seven publicly traded commercial banks with principal offices outside of Texas and deemed by Sandler O’Neill to be similar to Amegy in certain relevant respects, including franchise concentration in particular markets:

Comparable Public Texas Banks	Other Comparable Institutions
Cullen/Frost Bankers, Inc.	Mercantile Bankshares Corporation
International Bancshares Corporation	City National Corporation
Texas Regional Bancshares, Inc.	Valley National Bancorp
Prosperity Bancshares, Inc.	The South Financial Group, Inc.
First Financial Bankshares, Inc.	First Midwest Bancorp, Inc.
Sterling Bancshares, Inc.	Wintrust Financial Corporation
Texas Capital Bancshares, Inc.	BankAtlantic Bancorp, Inc.

The analysis compared publicly available financial and market trading information for Amegy as of and for the twelve-month period ended March 31, 2005 and the data for the comparable peer groups as of and for the twelve-month period ended March 31, 2005. The table below compares the data for Amegy as of and for the twelve-month period ended March 31, 2005 and the median data for the comparable peer groups as of and for the twelve-month period ended March 31, 2005 with pricing data as of July 5, 2005 (in the case of Amegy, as of June 27, which was the last trading day before initial press reports regarding a possible acquisition of Amegy).

Comparable Group Analysis

	Amegy		Comparable Public Texas Banks Median		Other Comparable Institutions Median
Closing share price as a percentage of the 52-week high share price	75.4%		96.5%		93.4%
Tangible equity/Tangible assets	5.5%		7.1%		6.2%
Return on average assets	0.9%		1.5%		1.4%
Return on average tangible equity	17.8%		21.9%		20.5%
Price/Tangible book value	3.3	x	3.8	x	3.6	x
Price/Estimated 2005 earnings per share	17.7	x(1)	16.8	x(2)	16.0	x(2)
Price/Estimated 2006 earnings per share	15.1	x(1)	15.9	x(2)	14.6	x(2)
IBES long-term growth rate estimate	14.0%		12.2%		9.5%
Forward P/E multiple to IBES long-term growth rate estimate	1.3	x	1.5	x	1.7	x
Premium to core deposits	20.7%		27.3%		27.1%
Efficiency ratio	65.3%		53.6%		49.7%

(1)	Based on IBES estimate.

(2)	IBES median.

Amegy Stock Trading History.    Sandler O’Neill reviewed the history of the reported trading prices and volume of Amegy’s common stock for the one-year period ended July 5, 2005. Sandler O’Neill compared the relationship between the movements in the prices of Amegy’s common stock to movements in the NASDAQ Bank Index, the S&P 500 Index, and the weighted average (by market capitalization) performance of the composite peer group of seven publicly traded Texas commercial banks selected by Sandler O’Neill with respect to Amegy. The composition of the peer group for Amegy is discussed under the applicable section under “Comparable Company Analysis with Respect to Amegy” above.

During the one-year period ended July 5, 2005, Amegy common stock generally underperformed the various indices and the peer group to which it was compared.

Amegy’s Stock Performance

	Beginning Index Value July 5, 2004	Ending Index Value July 5, 2005

Amegy	100.0%	105.7	%(1)
Peer Group	100.0%	105.5%
NASDAQ Bank Index	100.0%	107.3%
S&P 500 Index	100.0%	108.6%

(1)	Based on the closing stock price on July 5, 2005, which had risen significantly after the first press report regarding sale rumors on June 27, 2005.

Analysis of Selected Merger Transactions.    Sandler O’Neill reviewed 13 merger transactions announced from January 1, 2001 through July 18, 2005 which involved commercial banks acquired with announced transaction values greater than $1 billion but less than $10 billion. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to seller’s stock price one month prior to announcement of the transaction. Sandler O’Neill computed high, low, mean, and median multiples and premiums for the transactions. The median multiples from the selected transactions were applied to Amegy’s financial information as of and for the twelve months ended December 31, 2004. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share for Amegy’s common stock of $18.14 to $21.91 based upon the median multiples for the selected transactions.

Comparable Transaction Multiples

	Selected Transactions Multiple		Implied Value
Transaction price/Last 12 months’ earnings per share	18.9	x	$18.66	(1)
Transaction price/Estimated earnings per share	17.3	x	$18.14	(2)
Transaction price/Book value	2.5	x	$20.42	(3)
Transaction price/Tangible book value	3.2	x	$18.32	(4)
Tangible book premium/Core deposits (4)	25.9%		$20.98	(5)
Market Premium	26.9%		$21.91	(6)

(1)	Based on last 12 months’ earnings per share of $0.99.

(2)	Based on management’s estimate of 2005 earnings per share of $1.065.

(3)	Based on 70,639,809 common shares outstanding as of June 30, 2005.

(4)	Assumes 23.35% of total deposits are non-core deposits.

(5)	Assumes Amegy’s total core deposits are $4,452 million. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $1,702 million over tangible book value by core deposits.

(6)	Based upon stock price as of June 3, 2005.

Discounted Cash Flow Analysis with Respect to Amegy.    Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Amegy through 2011 under various circumstances, using the following assumptions: a targeted ratio of tangible common equity to tangible assets of 6.00%; estimated standalone net income of $90 million in 2006, $100 million in 2007 and increased amounts at Amegy’s IBES long-term growth rate thereafter; core dividend payout ratio of 41.3%; an annual asset growth rate of 13%; and a 35% tax rate. To approximate the terminal value of Amegy common stock, Sandler O’Neill applied price to last 12 months’ earnings multiples ranging from 12.0x to 18.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Amegy common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share for Amegy common stock of $16.94 to $31.18 when applying multiples of the price to earnings multiples.

Terminal Multiple	Discount Rate
	8.0%	10.0%	12.0%	14.0%
12.0x	$21.74	$19.97	$18.38	$16.94
14.0x	$24.89	$22.84	$21.00	$19.34
16.0x	$28.03	$25.71	$23.62	$21.75
18.0x	$31.18	$28.58	$26.25	$24.15

In connection with its analyses, Sandler O’Neill considered how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, as illustrated in the following table.

Net Income Multiple of 16.0x Variability to Net Income	Discount Rate
	8.0%	10.0%	12.0%	14.0%
25.0%	$35.53	$32.61	$30.00	$27.64
20.0%	$34.03	$31.23	$28.72	$26.46
15.0%	$32.53	$29.85	$27.45	$25.28
10.0%	$31.03	$28.47	$26.17	$24.10
5.0%	$29.53	$27.09	$24.90	$22.92
0.0%	$28.03	$25.71	$23.62	$21.75
(5.0%)	$26.54	$24.33	$22.35	$20.57
(10.0%)	$25.04	$22.95	$21.07	$19.39
(15.0%)	$23.54	$21.57	$19.80	$18.21
(20.0%)	$22.04	$20.19	$18.53	$17.03
(25.0%)	$20.54	$18.81	$17.25	$15.85

Pro Forma Merger Analysis.    Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2005; (2) market prices as of July 5, 2005; (3) earnings based on IBES median estimates in 2006 and long-term growth rate thereafter; (4) tax rate of 35.0%; (5) $1,000 million downsizing of securities portfolio; (6) core deposit intangible assumed to be 3.5% of target core deposits (non-time deposits) amortized on a straight-line basis over 10 years; (7) synergies of 18% of Amegy’s assumed non-interest expenses base ($274 million), with 50% phased in 2006 and 100% phased in thereafter; (8) pre-tax restructuring charge of $68.5 million; and (9) $600 million of cash financing consisting of a mix of subordinated debt and non-cumulative perpetual preferred securities. The analyses indicated that for the year ending December 31, 2006, the merger would be dilutive to Zions’ projected earnings per share by 4.1% and cash earnings per share by 2.7% and, for the year ending December 31, 2007, the merger would be accretive to Zions’ projected earnings per share by 1.5% and cash earnings per share by 2.7%. From the standpoint of an Amegy shareholder, at an assumed closing date of December 31, 2005, the merger would be dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Comparable Company Analysis with Respect to Zions.    Sandler O’Neill used publicly available information to compare selected financial and market trading information for Zions and one group of commercial banks selected by Sandler O’Neill. The comparable group for Zions consisted of the following publicly traded commercial banks:

M&T Bank Corporation	Compass Bancshares, Inc.
Marshall & Ilsley Corporation	First Horizon National Corporation
Comerica Incorporated	Mercantile Bankshares Corporation
UnionBanCal Corporation	City National Corporation
AmSouth Bancorporation

The analysis compared publicly available financial and market trading information for Zions as of and for the twelve-month period ended March 31, 2005 and the data for the comparable peer group as of and for the twelve-month period ended March 31, 2005. The table below compares the data for Zions as of and for the twelve-month period ended March 31, 2005 and the median data for the comparable peer group as of and for the twelve-month period ended March 31, 2005 with pricing data as of July 5, 2005.

Comparable Group Analysis

	Zions		Comparable Public Banks Median
Closing share price as a percentage of the 52-week high share price	97.6%		95.5%
Tangible equity/Tangible assets	6.8%		6.9%
Return on average assets	1.4%		1.5%
Return on average tangible equity	21.2%		21.7%
Price/Tangible book value	3.1	x	3.0	x
Price/Estimated 2005 earnings per share	14.6	x(1)	14.1	x(2)
Price/Estimated 2006 earnings per share	13.3	x(1)	13.2	x(2)
IBES long-term growth rate estimate	11.0%		9.0%
Forward P/E multiple to IBES long-term growth rate estimate	1.3	x	1.6	x
Premium to core deposits	19.9%		25.9%
Efficiency ratio	55.6%		55.3%

(1)	Based on IBES estimate.

(2)	IBES median.

Zions Stock Trading History.    Sandler O’Neill reviewed the history of the reported trading prices and volume of Zions’ common stock for the one-year period ended July 5, 2005. Sandler O’Neill compared the relationship between the movements in the price of Zions’ common stock to movements in the NASDAQ Bank Index, the S&P 500 Index, and the weighted average (by market capitalization) performance of a composite peer group of publicly traded commercial banks selected by Sandler O’Neill with respect to Zions. The composition of the peer group for Zions is discussed under the applicable section under “Comparable Company Analysis with Respect to Zions” above.

During the one-year period ended July 5, 2005, the Zions common stock generally outperformed the various indices and the peer group to which it was compared.

Zions’ Stock Performance
	Beginning Index Value July 5, 2004	Ending Index Value July 5, 2005
Zions	100.0%	118.6%
Peer Group	100.0%	111.2%
NASDAQ Bank Index	100.0%	107.3%
S&P 500 Index	100.0%	108.6%

Discounted Cash Flow Analysis with Respect to Zions.    Sandler O’Neill performed a discounted cash flow analysis with respect to Zions using the following assumptions: a targeted ratio of tangible common equity to tangible assets of 6.00%; estimated standalone net income of $506 million in 2006, $562 million in 2007 and increased amounts at Zions’ IBES long-term growth rate thereafter; core dividend payout ratio of 28.7%; an annual asset growth rate of 10%; and a 35% tax rate. To approximate the terminal value of Zions common stock, Sandler O’Neill applied price to last 12 months’ earnings multiples ranging from 12.0x to 18.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Zions common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share for Zions common stock of $73.42 to $128.63 when applying multiples of the price to earnings multiples.

Terminal Multiple	Discount Rate
	8.0%	10.0%	12.0%	14.0%
12.0x	$ 92.57	$ 85.50	$ 79.15	$ 73.42
14.0x	$104.59	$ 96.47	$ 89.17	$ 82.60
16.0x	$116.61	$107.44	$ 99.19	$ 91.77
18.0x	$128.63	$118.40	$109.21	$100.94

As compensation for Sandler O’Neill’s rendering of its opinion, Amegy has agreed to pay Sandler O’Neill a customary fee upon delivery of the opinion. Amegy has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has provided certain other investment banking services to Amegy in the past and has received compensation for such services. In addition, Sandler O’Neill has in the past provided certain investment banking services to Zions and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Amegy and Zions and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Amegy or Zions or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF AMEGY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Certain Amegy directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as shareholders of Amegy. Amegy’s board of directors was aware of these interests and took them into account at the time they approved the merger.

Board Position at Zions and Composition of Board of Amegy Bank National Association

Upon completion of the merger, one person currently serving as an independent director of Amegy will be added to the Zions board of directors and will be nominated, at the next annual meeting of the shareholders of Zions, for election for a full term as a director of Zions. In addition, Zions has agreed that, for a period of at least three years following the completion of the merger, Amegy Bank National Association will have a board of directors that will include all of the members who are currently serving on the board of directors of Amegy.

Employment Agreements and Retention Award

As an inducement and condition to Zions’ willingness to enter into the merger agreement, Paul B. Murphy, Jr., Chief Executive Officer, Scott J. McLean, President, Randall E. Meyer, Chief Financial Officer, Joseph H. Argue, III, Chief Lending Officer, P. Allan Port, General Counsel, and Steve D. Stephens, Houston Commercial Banking Manager, each entered into employment agreements with Merger Sub, which become effective upon the completion of the merger. Such employment agreements provide that upon the completion of the merger, any existing Amegy employment, severance and change in control agreements applicable to such persons will be superseded by the employment agreements.

Employment Agreements with Messrs. Murphy, McLean, Meyer, Argue, Port and Stephens. Merger Sub has entered into employment agreements with each of the executives that will be effective upon completion of the merger, have a three-year term and provide for a base salary equal to what Amegy currently provides to each executive and a target annual bonus equal to what Amegy currently provides to each executive (the 2006 annual bonus will be no less than the executive’s target bonus and future annual bonuses will be no less than 50% of the executive’s target bonus). In connection with the termination of each executive’s Amegy change in control agreement, Merger Sub will pay one-half of each executive’s potential Amegy change in control severance payment within ten days of the completion of the merger (Messrs. Murphy, McLean, Meyer, Argue, Port and Stephens will receive $1,162,500, $975,000, $585,000, $615,000, $315,000 and $615,000, respectively) and, subject to continued compliance by Messrs. Murphy, McLean and Meyer with certain non-competition and non-solicitation covenants and subject to Messrs. Argue, Port and Stephens’ continued employment with Merger Sub, the remaining half of such potential change in control severance payment (plus a 25% enhancement) will be paid in three equal installments on the first, second and third anniversary of the completion of the merger (Messrs. Murphy, McLean, Meyer, Argue, Port and Stephens will receive three installments of $484,375, $406,250, $243,750, $256,250, $131,250 and $256,250, respectively). Each executive will receive annual Zions equity awards with a target level equal to 70% of their base salary (the actual equity grants will not be less than 52.5% of their base salary); provided that Mr. Port will receive annual Zions equity awards with a target equal to 50% of his base salary (the actual equity grant will not be less than 37.5% of his base salary). Upon the completion of the merger, Messrs. Murphy, McLean, Meyer, Argue, Port and Stephens will be granted an option with respect to approximately 24,000, 20,000, 12,500, 13,000, 7,500 and 13,000 shares of Zions common stock, respectively, which will vest over three years. The agreements also provide that, upon termination of employment by Merger Sub without cause or by the executive for good reason, such executive will receive: (1) a pro-rated current year annual bonus, (2) severance equal to three times (for Messrs. Murphy, McLean, and Meyer) or one times (for Messrs. Argue, Port and Stephens) the sum of base salary plus highest annual bonus earned in the three prior years, (3) 36 months of continued benefits, (4) vesting of all equity awards and (5) for Messrs. Argue, Port and Stephens, acceleration of any remaining change in control severance payments. Each executive is also subject to certain non-competition and non-solicitation covenants while employed and for a period of 12 months following termination of employment for any reason.

In the event that any payments or benefits to any of these six executives become subject to the “excess parachute payment” excise taxes under Section 4999 of the Code, and the aggregate present value of the payments or benefits is equal to or greater than 115% of the amount that would cause the executive to be subject to such excise taxes, the employment agreements provide that such executive will be entitled to receive a gross-up payment that will place him in the same financial position in which he would have been in the absence of the imposition of such excise taxes. However, if any payments or benefits to any of the executives become subject to such Section 4999 excise taxes, and the aggregate present value of the payments or benefits is less than 115% of the amount that would cause the executive to be subject to such excise taxes, then such payments will be cut back to the extent necessary to avoid the excise tax.

Retention Award with Amegy’s Chairman. In an effort to incentivize Amegy’s Chairman, Walter E. Johnson, to remain with Merger Sub after the completion of the merger, Mr. Johnson was granted a retention award that will entitle him to a cash payment in the amount of $490,000 within 10 days after the completion of the merger and, subject to Mr. Johnson’s continued employment with Merger Sub, $204,167 on each of the three succeeding anniversaries of the completion of the merger. Mr. Johnson’s existing employment agreement with Amegy (which has been previously disclosed) will continue under its existing terms.

Treatment of Amegy Equity Compensation Awards

The completion of the merger will constitute a “change in control” for purposes of Amegy’s stock option and restricted stock plans. As such, all of Amegy’s stock options and restricted stock (except for certain stock options and restricted stock granted in 2004 and 2005) will vest upon completion of the merger. Certain stock options and restricted stock granted in 2004 and 2005 will vest 50% upon completion of the merger and the remaining portion will continue to vest based upon the original vesting schedule (subject to accelerated vesting upon the occurrence of certain types of employment termination).

For additional information on the treatment of Amegy’s equity compensation awards, see “The Merger Agreement—Treatment of Amegy Options and Equity Awards” beginning on page 69 of this proxy statement/prospectus.

Accelerated Vesting of Bank Owned Life Insurance

Under agreements with Amegy’s executive officers pertaining to Amegy’s bank owned life insurance policies, if an executive officer’s employment is terminated by reason of the merger with Zions, such executive will be entitled to the benefit of the assigned portion of such insurance policy under which he is insured. In the absence of this merger, an executive would be entitled to the benefit of the assigned portion of such insurance policy only upon retirement or a termination of employment on account of a disability.

Director and Officer Indemnification and Insurance

Following the completion of the merger, the surviving corporation will indemnify and hold harmless the directors and officers of Amegy for all actions or omissions taken by them prior to the completion of the merger, to the same extent as Amegy currently provides for indemnification of its officers and directors. In addition, for a period of six years following the completion of the merger, Zions will maintain directors and officers liability insurance for the directors and officers of Amegy with respect to claims arising from facts or events occurring before the completion of the merger; provided that Zions is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of Amegy’s current premium for such insurance.

Beneficial Ownership of Amegy Common Stock

The following table sets forth certain information regarding the beneficial ownership of Amegy common stock as of August 30, 2005, by (1) each director and named executive officer individually, (2) all directors and executive officers as a group, and (3) each person or entity known by Amegy to own beneficially more than five percent of the outstanding shares of Amegy common stock. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. Shares under the column entitled “Phantom Shares” are the number of units credited to the directors pursuant to the Non-Employee Director Deferred Fee Plan of Amegy.

	Shares of Common Stock	Options Exercisable within 60 Days of August 30, 2005	Phantom Shares	Total Number of Shares	Percentage Beneficially Owned
Carin M. Barth	500	3,500	7,807	11,807	*
John B. Brock III	120,000	38,600	11,404	170,004	*
Kirbyjon Caldwell	53	0	370	423	*
Ernest H. Cockrell (1)	1,749,696	26,200	5,619	1,781,515	2.52%
J. David Heaney (2)	126,076	36,600	13,179	175,855	*
Paul W. Hobby	1,000	2,000	2,616	5,616	*
John W. Johnson (3)	373,912	228,400	9,044	611,356	*
Walter E. Johnson (4)	129,392	68,394	0	197,786	*
Barry M. Lewis	63,840	41,200	10,283	115,323	*
Fred R. Lummis	12,000	3,600	5,722	21,322	*
Paul B. Murphy, Jr. (5)	199,665	403,350	0	603,015	*
Andres Palandjoglou (6)	199,500	62,100	6,425	268,025	*
Wilhelmina E. Robertson (7)	1,046,488	53,700	6,409	1,106,597	1.57%
Thomas F. Soriero, Sr.	20,544	23,500	7,923	51,967	*
Stanley D. Stearns, Jr.	691,268	21,700	6,231	719,199	1.02%
Joseph H. Argue III (8)	75,470	128,126	0	203,596	*
Steve D. Stephens (9)	30,651	85,526	0	116,177	*
Scott J. McLean	47,107	61,500	0	108,607	*
Directors and executive officers as a group (10)				6,530,131	9.24%

Over 5% Beneficial Owners
Robert C. McNair (11) 4400 Post Oak Parkway Suite 1400 Houston, Texas 77027				5,188,592	7.34%
T. Rowe Price Associates, Inc. (12) 100 East Pratt Street Baltimore, Maryland 21202-1009				5,149,408	7.28%

Unless otherwise indicated, the address of each beneficial owner is c/o Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, Texas 77027.

*	Does not exceed 1.0%

(1)	Includes 1,749,696 shares held by family partnerships. Mr. Cockrell’s interest in the family partnerships is approximately 50%.

(2)	Includes 78,240 shares owned by Mr. Heaney’s wife and 24,000 shares held in trust for the benefit of his two children.

(3)	Includes 85,000 shares held in trust for the benefit of his children and 90,000 shares held by a family partnership. Mr. Johnson’s interest in the family partnership is approximately 21%.

(4)	Includes 10,500 shares held by Walter E. Johnson’s wife and 1,004 shares held in the Company’s 401(k) plan.

(5)	Includes 15,021 shares held in the Company’s 401(k) plan.

(6)	Includes 199,500 shares held by a corporation of which Mr. Palandjoglou is president.

(7)	Includes 650,540 shares held in trust and 182,148 shares held by a family partnership. Mrs. Robertson’s interest in the family partnership is approximately 20%.

(8)	Includes 21,534 shares held in the Company’s 401(k) plan.

(9)	Includes 2,035 shares held in the Company’s 401(k) plan.

(10)	Includes 44,945 shares held in the Company’s 401(k) plan.

(11)	Mr. McNair has sole voting and dispositive power with respect to 4,828,300 of such shares, and shared voting and dispositive power with respect to 360,292 of such shares, as to 74,600 shares of which he disclaims any beneficial interest, such shares are being held by an educational foundation of which he is Chairman of the Board of Trustees.

(12)	These securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be the beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A.

Structure and Effective Time

The merger agreement provides that Amegy Bancorporation, Inc. will merge with and into Independence Merger Company, Inc., a wholly owned subsidiary of Zions Bancorporation. Independence Merger Company, Inc. will be the surviving entity and the separate corporate existence of Amegy will cease. Upon the effectiveness of the merger, Merger Sub will be renamed, and following the merger will conduct its business as, “Amegy Corporation.” The effectiveness of the merger will not affect the separate existence of Amegy’s subsidiary entities.

Zions and Amegy expect the closing date for the merger will be no later than the third business day following the satisfaction or waiver of all conditions to completion contained in the merger agreement. We will seek to complete the merger in the fourth quarter of 2005. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Zions and Amegy will be able to obtain the required approvals or complete the merger. See “—Conditions to Consummation of the Merger” beginning on page 72 of this proxy statement/prospectus. If the merger is not completed on or before March 31, 2006, either Zions or Amegy may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See “—Termination of the Merger Agreement” beginning on page 75 of this proxy statement/prospectus.

The merger will be effective when we file articles of merger with the Secretary of State of the State of Texas and a certificate of merger is issued by the Secretary of State of the State of Texas, or at such later time Zions and Amegy agree and specify in the articles of merger.

Merger Consideration

In connection with the merger, Amegy shareholders will have the right, with respect to each of their shares of Amegy common stock, to elect to receive merger consideration consisting of either cash or shares of Zions common stock, subject to proration and adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of Zions common stock on the NASDAQ and will be determined in substantial part based on the average of the closing prices of Zions common stock for the ten trading days ending on the day immediately prior to the completion date of the merger.

If you are an Amegy shareholder, whether you receive cash or Zions stock as merger consideration, the value of the consideration that you will receive as of the completion date with respect to each share of Amegy common stock will be substantially the same based on the average Zions stock price used to calculate the merger consideration.

A chart showing the cash and stock merger consideration at various closing prices of Zions common stock is provided on page 3 of this proxy statement/prospectus.

Elections must be received by the exchange agent by the deadline specified in the form of election that you will receive after the special meeting. Amegy shareholders may specify different elections with respect to different shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The merger agreement provides that each Amegy shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Amegy common stock, an amount in cash equal to the Per Share Consideration (determined as described in the next paragraph), subject to proration and adjustment as described below. We sometimes refer to this cash amount as the “cash consideration.” For example, based on the average of the closing prices of Zions common stock for the ten trading days ending September 2, 2005, the cash consideration was approximately $22.69. The aggregate amount of cash that Zions has agreed to pay to all Amegy shareholders in the merger is fixed at $600,000,000 and, as a result, even if you make a cash election, you may nevertheless receive a mix of cash and stock consideration.

The “Per Share Consideration” is the amount, rounded to the nearest whole cent, obtained by adding (A) $8.50 and (B) the product, rounded to the nearest ten-thousandth, of 0.2020 times the Zions Share Price.

The “Zions Share Price” is the average, rounded to four decimal places, of the closing prices of Zions common stock on the NASDAQ for the ten trading days immediately preceding the closing date of the merger.

Stock Election

The merger agreement provides that each Amegy shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Amegy common stock, a fraction of a share of Zions common stock equal to the Exchange Ratio (determined as described below), subject to proration and adjustment as described below. We sometimes refer to such fraction of a share of Zions common stock as the “stock consideration.” Based on the number of shares of Amegy common stock outstanding on August 5, 2005, the stock consideration would be approximately 14,269,934 shares of Zions common stock. The total number of shares of Zions common stock that will be issued in the merger will be fixed as of the closing of the merger and, as a result, even if you make a stock election, you may nevertheless receive a mix of cash and stock consideration.

The “Exchange Ratio” is defined in the merger agreement as the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration (determined as described above) by the Zions Share Price (determined as described above).

No fractional shares of Zions common stock will be issued to any holder of Amegy common stock upon completion of the merger. For each fractional share that would otherwise be issued, Zions will pay cash in an amount equal to the fraction multiplied by the Zions Share Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election

Amegy shareholders who make no election to receive cash or shares of Zions common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed will be deemed not to have made an election. Shareholders not making an election may be paid in cash, Zions common stock or a mix of cash and shares of Zions common stock depending on, and after giving effect to, using the adjustment described below, the number of valid cash elections and stock elections that have been made by other Amegy shareholders, and the number of shares held by Amegy shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Articles 5.11, 5.12 and 5.13 of the TBCA. We sometimes refer to the shares held by such dissenting Amegy shareholders as “Dissenting Shares.” See “The Merger – Appraisal Rights” beginning on page 39 of this proxy statement/prospectus.

Adjustment

The total number of shares of Zions common stock that will be issued in the merger would be approximately 14,269,934, based on the number of Amegy shares outstanding on August 5, 2005, and the cash that will be paid in the merger is fixed at $600,000,000. If the number of shares of Amegy common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of Amegy common stock, the aggregate number of shares of Zions common stock to be issued in the merger will be increased accordingly. However, the cash consideration will always remain fixed at $600,000,000.

The cash and stock elections are subject to proration and adjustment to preserve the limitation described above on the number of shares of Zions common stock and cash to be issued and paid in the merger. As a result, even if you make a cash election or stock election, you may nevertheless receive a mix of cash and stock consideration. The number of shares of Amegy common stock that will be converted into the right to receive cash consideration and the number of shares of Amegy common stock that will be converted into the right to receive stock consideration in the merger are also subject to proration to the extent necessary to enable Amegy’s and Zions’ respective tax counsel to render their opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Adjustment if Cash Pool is Oversubscribed

Stock may be issued to Amegy shareholders who make cash elections if the available $600,000,000 cash pool is oversubscribed. The shares of Amegy common stock for which valid cash elections are made are referred to as the “Cash Election Shares.” The number of shares of Amegy common stock that will be converted into the right to receive cash in the merger is equal to the quotient obtained by dividing (1) $600,000,000 (less the product of the Per Share Consideration multiplied by the number of Dissenting Shares) by (2) the Per Share Consideration. For example, if the Per Share Consideration were $24.00 and there are no Dissenting Shares, the number of shares of Amegy common stock that must be converted into the right to receive cash in the merger would be 25,000,000 ($600,000,000 / $24.00), regardless of whether Amegy shareholders have made cash elections with respect to a greater or lesser number of Amegy shares.

If the number of Cash Election Shares is greater than the number of shares of Amegy common stock that are to be converted into the right to receive cash in the merger, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	an Amegy shareholder making a stock election, no election or an invalid election will receive the stock consideration for each share of Amegy common stock as to which he or she made a stock election, no election or an invalid election;

•	an Amegy shareholder making a cash election will receive:

-	the cash consideration for a number of Amegy shares equal to the product obtained by multiplying (1) the number of Amegy shares for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the number of shares of Amegy common stock to be converted into the right to receive cash in the merger and the denominator of which is the number of Cash Election Shares; and

-	the stock consideration for the remaining Amegy shares for which the shareholder made a cash election.

Example A.	Oversubscription of Cash Pool

Assuming that:

•	the number of shares of Amegy common stock to be converted into the right to receive cash in the merger is 25,000,000 (as calculated above), and

•	the number of Cash Election Shares is 50,000,000 (in other words, only 25,000,000 Amegy shares can receive the cash consideration, but Amegy shareholders have made cash elections with respect to 50,000,000 Amegy shares), then an Amegy shareholder making a cash election with respect to 1,000 Amegy shares would receive the cash consideration with respect to 500 Amegy shares (1,000 times 25/50) and the stock consideration with respect to the remaining 500 Amegy shares. Therefore, if the Zions Share Price were equal to $72.00, that Amegy shareholder would receive 160 shares of Zions common stock and $11,520 in cash.

Adjustment if the Cash Pool is Undersubscribed

Cash may be paid to shareholders who make stock elections if the available $600,000,000 cash pool is undersubscribed. If the number of Cash Election Shares is less than the number of shares of Amegy common stock that are to be converted into the right to receive cash in the merger, the cash election is undersubscribed. The amount by which the number of Cash Election Shares is less than the number of shares of Amegy common stock that must be converted into the right to receive cash in the merger is referred to herein as the “Shortfall Number.”

If the cash election is undersubscribed, then all Amegy shareholders making a cash election will receive the cash consideration for all shares of Amegy common stock as to which they made a cash election. Amegy shareholders making a stock election, Amegy shareholders who make no election and Amegy shareholders who failed to make a valid election will receive cash and/or Zions common stock based in part on whether the Shortfall Number is less or greater than the number of the shares of Amegy common stock for which no elections are made or Amegy shareholders failed to make a valid election, which are referred to as the “Non Election Shares”, as described below.

Scenario 1: Shortfall Number is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of Non-Election Shares, then:

•	an Amegy shareholder making a cash election will receive the cash consideration for each share of Amegy common stock as to which he or she made a cash election;

•	an Amegy shareholder making a stock election will receive the stock consideration for each share of Amegy common stock as to which he or she made a stock election; and

•	an Amegy shareholder who made no election or who did not make a valid election with respect to any of his or her shares may receive, as determined by a random selection process, either cash or stock consideration with respect to the Non-Election Shares held by such shareholder, so that the number of shares of Amegy common stock to be converted into the right to receive cash in the merger equals as closely as practicable the number of shares of Amegy common stock that must be converted into the right to receive cash in the merger (as calculated above).

Scenario 2: Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of Non-Election Shares, then:

•	an Amegy shareholder making a cash election will receive the cash consideration for each share of Amegy common stock as to which he or she made a cash election;

•	an Amegy shareholder who made no election or who has not made a valid election will receive the cash consideration for each share of Amegy common stock for which he or she made no election or did not make a valid election; and

•	an Amegy shareholder making a stock election will receive:

-	the cash consideration with respect to the number of Amegy shares equal to the product obtained by multiplying (1) the number of Amegy shares with respect to which the shareholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of Non-Election Shares and (2) the denominator of which is equal to the total number of Stock Election Shares; and

-	stock consideration with respect to the remaining Amegy shares held by such shareholder as to which he or she made a stock election.

Example B.	Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares.

Assuming that:

•	the number of shares of Amegy common stock that must be converted into the right to receive cash in the merger is 25,000,000 (as calculated above),

•	the number of Cash Election Shares is 15,000,000 (in other words, 25,000,000 Amegy shares must be converted into the cash consideration, but Amegy shareholders have made cash elections with respect to only 15,000,000 Amegy shares, so the Shortfall Number is 10,000,000), and

•	the number of Non-Election Shares is 5,000,000 (so the Shortfall Number exceeds the number of Non-Election Shares by 5,000,000), and

•	the number of Stock Election Shares is 50,000,000,

then an Amegy shareholder that has made a stock election with respect to 1,000 Amegy shares would receive the cash consideration with respect to 100 Amegy shares (1,000 times 5/50) and the stock consideration with respect to the remaining 900 Amegy shares. Therefore, if the Zions Closing Price were equal to $72.00, that Amegy shareholder would receive 288 shares of Zions common stock and $2,304 in cash.

Adjustment if the Cash Pool is Sufficiently Subscribed

If the number of Cash Election Shares is equal or nearly equal to the number of shares of Amegy common stock that must be converted into the right to receive cash in the merger, the cash election is sufficient. If the cash election is sufficient, then:

•	an Amegy shareholder making a cash election will receive the cash consideration for each share of Amegy common stock as to which he or she made a cash election;

•	an Amegy shareholder making a stock election will receive the stock consideration for each share of Amegy common stock as to which he or she made a stock election; and

•	an Amegy shareholder who made no election or who did not make a valid election with respect to any of his or her shares will receive the stock consideration for each share of Amegy common stock for which he or she made no election or did not make a valid election.

Increased Regular Dividends

In addition, in accordance with the terms of the merger agreement, Amegy has raised its quarterly dividend payable in September of 2005 by $0.08 per share and presently intends to maintain this increased quarterly dividend rate for the dividend payable in December of 2005. The second increased payment of $0.08 per share will be made by Amegy prior to the effective time of the merger even if the effective time of the merger occurs prior to the date the December 2005 dividend would otherwise be payable.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Amegy common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Zions First National Bank, as exchange agent, will exchange certificates representing shares of Amegy common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Form of Election

The merger agreement provides that Amegy shareholders will be provided with a form of election and other appropriate and customary transmittal materials. Each Amegy shareholder will be sent an election form and transmittal materials after the special meeting. Each form of election will allow the holder to make cash or stock elections or no elections. Zions and the exchange agent will also make available forms of election to holders of Amegy common stock who request the form of election prior to the election deadline.

Holders of Amegy common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Amegy shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Amegy common stock as to which the holder has not made a valid election prior to the election deadline, to be set forth in the election form, will be treated as though they had not made an election.

To make an election, a holder of Amegy common stock must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates representing all shares of Amegy common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election), together with duly executed transmittal materials included in the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Amegy common stock, and the exchange agent will return those certificates to the shareholder who submitted those certificates via first-class mail upon the holder’s request. If the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will return those certificates to the shareholder who submitted those certificates via first-class mail.

Amegy shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of Amegy common stock during the interval between the election deadline and the date of completion of the merger.

Shares of Amegy common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed Non-Election Shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Amegy shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Amegy common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Amegy common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Amegy common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Amegy common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to Zions common stock into which shares of Amegy common stock may have been converted will accrue but will not be paid. Zions will pay to former Amegy shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Amegy stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Amegy of any shares of Amegy common stock. If certificates representing shares of Amegy common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Amegy common stock represented by that certificate have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Amegy shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dissenting Shares

Shares held by Amegy shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Articles 5.11, 5.12 and 5.13 of the TBCA will not be converted into the right to receive either the cash consideration or stock consideration, and such shareholders will be entitled only to the rights granted by Articles 5.11, 5.12 and 5.13 of the TBCA. If any such shareholder withdraws or loses his or her right to dissent under the TBCA at or prior to the effective time of the merger, the shares held by such Amegy shareholder will be treated as Non-Election Shares and converted into the right to receive the cash consideration, the stock consideration or a mix of cash and stock consideration.

Treatment of Amegy Options and Equity Awards

At the effective time of the merger, each outstanding option to purchase shares of Amegy common stock, each of which is referred to herein as an “Amegy Stock Option”, and each outstanding phantom stock unit, each of which is referred to herein as an “Amegy Phantom Unit”, granted under any of Amegy’s plans and agreements, whether or not vested, will be converted into an option to acquire (or a phantom stock unit with respect to) a number of shares of Zions common stock equal to the product of (1) the number of shares of Amegy common stock subject to such option or phantom stock unit immediately prior to the effective time multiplied by (2) the Exchange Ratio (as described in the section entitled “– Merger Consideration” beginning on page 63 of this proxy statement/prospectus), rounded down to the nearest whole share. The exercise price per share of Zions common stock subject to any such converted option will be an amount equal to (1) the exercise price per share of Amegy common stock subject to such option prior to the effective time of the merger divided by (2) the Exchange Ratio, rounded up to the nearest cent. All other terms of Amegy Stock Options and Amegy Phantom Units will continue to apply after conversion, including any provisions for the acceleration of vesting.

Additionally, at the effective time of the merger, any outstanding and unvested restricted stock of Amegy will be converted into restricted stock with respect to a number of shares of Zions common stock equal to the product (rounded to the nearest whole number) of (1) one and (2) the Exchange Ratio. All other terms of Amegy unvested restricted stock will continue to apply after conversion, including any provisions for the acceleration of vesting.

For additional information on Amegy’s stock-based awards, see “Interests of Amegy Directors and Executive Officers in the Merger” beginning on page 59 of this proxy statement/prospectus.

Conduct of Business Pending the Merger

With limited exceptions, Amegy has agreed that, until the completion of the merger, without the prior written consent of Zions, Amegy and each of its subsidiaries will not:

•	carry on its respective businesses other than in the ordinary and usual course;

•	enter into any new material line of business or change its material lending, investment or other material banking and operating policies;

•	issue, sell or grant any capital stock or any other securities or rights to acquire any capital stock;

•	declare, set aside or pay dividends, other than (1) dividends paid by any of Amegy’s wholly owned subsidiaries to Amegy or another one of its wholly owned subsidiaries, (2) the regular quarterly cash dividends of $0.03 per share, (3) the special $0.08 per share dividends to be paid in addition to the regular quarterly cash dividends payable in September and December 2005, and (4) any required dividends on preferred or trust preferred stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any of shares of its stock;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business;

•	acquire all or any portion of the assets, business, deposits, properties, or shares of stock or other securities of any other entity other than in the ordinary and usual course of business;

•	amend its certificate of incorporation or bylaws;

•	change any method or practice of accounting, unless required by GAAP or regulatory accounting requirements;

•	take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code or result in any of the conditions to the merger not being satisfied in a timely manner;

•	enter into any new, or amend any existing, employment agreement or any other employee benefit plan or arrangement, or grant any increase in salary or incentive compensation, other than increases of salaries in accordance with past practice of not more than 4.0% in the aggregate, except as provided in the merger agreement or as required by law;

•	make any capital expenditure or commitments to make capital expenditures in excess of $1,000,000 with respect to any item or project or in the aggregate with respect to any related items or projects;

•	close or relocate any of its offices or open any new offices or ATMs, except, with respect to ATMs, in the ordinary course of business;

•	settle any material claim, action or proceeding involving any material liability for monetary damages in an amount in excess of $100,000 or enter into any settlement agreement containing material obligations involving an amount in excess of $100,000;

•	fail to prepare and file in a manner consistent with past practice all tax returns required to be filed;

•	make, change or revoke any material election in respect of taxes, file any amended tax return, adopt or change any material accounting method or period in respect of taxes, enter into any material agreement or settle any material claim or assessment in respect of taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of taxes or surrender its rights to do any of the foregoing or to claim any refund in respect of taxes;

•	make any capital expenditures or commitment with respect to new technology or technology systems in an amount in excess of $500,000 with respect to any item or project or in the aggregate with respect to any related items or projects;

•	incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise become responsible for the obligations of any other person, except in connection with banking transactions undertaken in the ordinary course of business or deposits and Federal Funds borrowings or short-term borrowings in the ordinary course of business from the Federal Home Loan Bank of Dallas consistent with prior practice; or

•	agree or make any commitment to take any action described above.

Representations and Warranties

Each of Zions and Amegy has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capitalization;

•	ownership of significant subsidiaries;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	governmental and third party consents necessary to complete the merger;

•	financial statements;

•	litigation;

•	regulatory matters;

•	compliance with laws;

•	material contracts;

•	employee benefits plans;

•	tax matters;

•	material accuracies of books and records;

•	compliance with anti-takeover laws and anti-takeover provisions of constituent documents;

•	finders’ and advisors’ fees;

•	disclosure controls and procedures and internal controls over financial reporting;

•	Bank Secrecy Act and anti-money laundering matters;

•	labor matters; and

•	environmental matters.

The representations and warranties described above and included in the merger agreement were made by each of Zions and Amegy to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Zions and Amegy in connection with negotiating the terms of the merger agreement, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, and may have been included in the merger agreement for the purpose of allocating risk between Zions and Amegy rather than to establish matters as facts. The merger agreement is described in, and included as an annex to, this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Amegy, Zions or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Additional Information for Shareholders” on page 93.

Employee Benefits Matters

The merger agreement provides that during the 18-month period after the effective time of the merger, Zions will provide Amegy employees who were employed by Amegy or its subsidiaries at the effective time of the merger and who continue to be employed, who are referred to herein as “Covered Employees,” with employee benefits and compensation arrangements (including base salary, annual bonus opportunities and annual equity grants) no less favorable, in the aggregate, as those provided to such employees immediately prior to the effective time of the merger. From and after the end of the 18-month period after the effective time of the merger, Zions shall provide Covered Employees with employee benefits and compensation arrangements and severance benefits that are substantially identical to those provided to similarly situated employees of Zions and its subsidiaries. In addition, during the 24-month period following the effective time of the merger, Covered Employees whose employment is terminated will be entitled to receive severance payments and benefits under Amegy’s severance policy.

Zions and Amegy will honor, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees which were previously disclosed to Zions, unless superseded by an employment agreement which has been entered into between the employee and Merger Sub. Zions and Amegy have agreed that the merger will constitute a change in control under Amegy’s employee benefit plans, agreements, programs, policies or other arrangements in accordance with the terms of those plans, agreements, programs, policies and other arrangements. The other terms of such agreements and plans, including any conditions that an employee must incur a termination of employment or have good reason to receive benefits, will continue to apply, unless superseded by an employment agreement which has been entered into between the employee and Merger Sub.

If the effective time of the merger occurs in 2005, Zions will maintain a bonus plan for Covered Employees for the remainder of 2005 on the same terms and conditions and pursuant to the same targets and performance measures as were in effect under the Amegy bonus plan for the 2005 calendar year. Within two and one-half months following the end of the 2005 calendar year, Zions will pay bonuses equal to the bonus earned by the participants for the 2005 calendar year under the Amegy bonus plan. If the effective time occurs after November 1, 2005 but prior to 2006, then the Amegy Compensation Committee may determine the 2005 annual bonus for the Covered Employees in the ordinary course of business consistent with past practice, and Zions will pay such bonus amounts within two and one-half months following the end of 2005, provided that such bonuses do not exceed, in the aggregate, 2.1 times the amount accrued with respect to such bonuses through June 30, 2005. If the effective time of the merger occurs in 2006, Amegy will be permitted, prior to the effective time of the merger, to pay 2005 bonuses based upon 2005 performance consistent with past practice and to establish a bonus plan for 2006 that is based on targets and goals that are substantially similar to those established for 2005. In addition, if the effective time of the merger occurs in 2006, the Covered Employees will be paid bonuses for 2006 in the same manner as bonuses for 2005 would have been paid as described above. Amegy’s performance in respect of calculations made under the bonus plans will be calculated without taking into account any costs or nonrecurring charges associated with the merger. See “Interests of Amegy Directors and Executive Officers in the Merger,” beginning on page 59 of this proxy statement/prospectus.

Conditions to Consummation of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of Amegy and Zions to complete the merger are subject to the following conditions:

•	approval of the plan of merger by the shareholders of Amegy;

•	receipt of all required regulatory approvals and the expiration of all related statutory waiting periods;

•	absence of any statute, rule, regulation, judgment, decree, injunction or other order which prohibits or makes illegal the completion of the merger;

•	effectiveness of the registration statement, of which this proxy statement/prospectus constitutes a part, for the Zions common stock to be issued;

•	approval by the NASDAQ of the listing of shares of Zions common stock to be issued in the merger, subject to official notice of issuance;

•	accuracy of the other party’s representations and warranties contained in the merger agreement;

•	performance by each party of its obligations contained in the merger agreement; and

•	Amegy and Zions shall each have received an opinion of counsel from their respective counsel, dated as of the closing date, that the merger will be treated as a reorganization under Section 368(a) of the Code.

Reasonable Best Efforts to Obtain the Shareholder Vote and Covenant to Recommend

Amegy has agreed to hold a meeting of its shareholders as promptly as reasonably practicable to consider and vote upon approval of the plan of merger. Amegy has agreed that its board of directors will use reasonable best efforts to obtain from its shareholders a vote approving the plan of merger, including a recommendation that its respective shareholders vote in favor of the merger.

Amegy’s board may change or withdraw its recommendation when submitting the merger agreement to the special meeting of shareholders only if:

•	Amegy’s board concludes in good faith (and based on the advice of counsel) that its continued recommendation of the plan of merger would result in a violation of its fiduciary duties;

•	before taking any such action, Amegy promptly gives Zions notice of the decision to take such action, including the reasons therefor, and in the event that such decision relates to an acquisition proposal, such notice specifies the material terms and conditions of such acquisition proposal and identifies the person making such acquisition proposal (along with promptly giving Zions notice with respect to any subsequent change to such proposal), Amegy gives Zions at least three business days to propose revisions to the terms of the merger agreement (or other proposals) in response to such acquisition proposal and Amegy negotiates in good faith with Zions with respect to such proposed revisions or other proposals, if any;

•	if such change or withdrawal of its recommendation relates to an acquisition proposal, such acquisition proposal constitutes a superior proposal; and

•	Amegy complies with its obligations described under “– No Solicitation of Alternative Proposals” below.

Even if Amegy’s board changes or withdraws its recommendation, it shall, at Zions’ request, nonetheless submit the merger agreement to the shareholders of Amegy without such recommendation in accordance with the terms of the merger agreement.

For purposes of the merger agreement, the term “acquisition proposal” means a tender or exchange offer to acquire more than 15% of the voting power in Amegy or any of its significant subsidiaries, a proposal for a merger, consolidation or other business combination or similar transaction involving Amegy or any of its significant subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Amegy or any of its significant subsidiaries, other than the transactions contemplated hereby.

For purpose of the merger agreement, the term “superior proposal” means a bona fide and unsolicited written acquisition proposal which Amegy’s board concludes in good faith to be (i) more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated hereby, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to obtain all required governmental approvals on a reasonably timely basis and (iv) otherwise reasonably capable of being completed on the terms proposed, such conclusion to be reached after (1) receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and any break-up fees or expense reimbursement provisions in any such proposal and the merger agreement), regulatory (including the advice of outside counsel regarding the potential for prompt regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of determining whether an acquisition proposal is a “superior proposal,” all references to “more than 15%” in the definition of “acquisition proposal” above are deemed references to “a majority.”

No Solicitation of Alternative Proposals

Amegy has agreed that it will not, and will cause its subsidiaries and their officers, directors, agents, advisors, affiliates and any other person acting on their behalf not to:

•	initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal; or

•	engage in any negotiations concerning, or provide any confidential or nonpublic information or data to or have any discussions with any person relating to any acquisition proposal.

However, if Amegy receives an unsolicited bona fide acquisition proposal, Amegy may furnish nonpublic information and participate in negotiations or discussions with the person making the acquisition proposal if and only to the extent that:

•	Amegy’s board concludes reasonably and in good faith (and based on the advice of counsel) that failure to take such action would result in a violation of its fiduciary duties;

•	the plan of merger has not been approved by the shareholders of Amegy at the special meeting of shareholders of Amegy; and

•	Amegy’s board concludes in good faith that such acquisition proposal constitutes a superior proposal.

Amegy has also agreed:

•	that prior to Amegy providing any nonpublic information, Amegy will enter into a confidentiality agreement with the person making the acquisition proposal on terms no less favorable to Amegy than those specified in the confidentiality agreement between Amegy and Zions;

•	to provide to Zions at least three business days’ prior written notice of Amegy’s intent to furnish nonpublic information or participate in negotiations or discussions with the person making the acquisition proposal; and

•	to keep Zions informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence.

Additional Agreements

Amegy and Zions have agreed to cooperate with each other and use reasonable best efforts to:

•	take or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable and to cooperate fully with and furnish information to that end; and

•	promptly prepare and file all necessary documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the merger, including all necessary filings as soon as practicable.

The merger agreement also contains covenants relating to cooperation in the preparation of this document and additional agreements relating to, among other things, public announcements, access to information, and the notification of certain matters that would reasonably be likely to result in a material adverse effect or cause a material breach of any of the representations, warranties, covenants or agreements contained in the merger agreement. In addition, Zions and Amegy have agreed not to take any action that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws and/or provisions.

Termination of the Merger Agreement

Amegy and Zions may, by mutual written consent, terminate the merger agreement at any time prior to the completion of the merger, both before and after shareholder approval has been obtained.

In addition, either Amegy or Zions may terminate the merger agreement if:

•	the other party breaches any of its representations, warranties or covenants, the breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 60 days after written notice of the breach;

•	the merger is not completed on or before March 31, 2006, except that this right to terminate is not available to any party whose failure to comply with the merger agreement causes or results in the failure of the relevant condition by that date;

•	there is enacted or adopted any law or regulation that makes consummation of the merger illegal or otherwise prohibited, or any governmental entity of competent jurisdiction issues a final nonappealable order, injunction, judgment or decree permanently enjoining or otherwise prohibiting the merger;

•	any governmental entity that must grant a required regulatory approval has denied approval of the merger and such denial has become final and nonappealable, except that this right to terminate will not be available to any party whose failure to comply with their obligations under the merger agreement causes or results in that action; or

•	the plan of merger is not approved by the holders of a majority of the shares of Amegy common stock outstanding and entitled to vote at the special meeting.

Zions may terminate the merger agreement if:

•	Amegy’s board of directors fails to recommend approval of the plan of merger at the special meeting or withdraws or modifies or qualifies its recommendation for approval of the plan of merger in a manner which is adverse to Zions;

•	Amegy’s board of directors recommends to its shareholders any acquisition proposal by a third party; or

•	Amegy breaches its obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals or in responding to unsolicited acquisition proposals, or requiring Amegy to call the special meeting and recommend the approval of the plan of merger.

Amegy may terminate the merger agreement if Amegy’s board of directors authorizes Amegy, subject to complying with the merger agreement (including the provision giving Zions the right to require that the plan of merger be submitted to the Amegy shareholders for their approval even if Amegy’s board withdraws or modifies its recommendation of the plan of merger), to enter into an written agreement with respect to a superior proposal by a third party in accordance with the provisions of the merger agreement; provided, that:

•	the approval of the plan of merger by the Amegy shareholders has not been obtained;

•	Amegy’s board of directors complies with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals and in responding to unsolicited acquisition proposals;

•	before taking any such action, Amegy promptly gives Zions notice of its decision to take such action, the notice specifies the material terms and conditions of the superior proposal and identifies the person making such superior proposal, and Amegy gives Zions at least three business days to propose revisions to the terms of the merger agreement (or other proposals) in response to the superior proposal and Amegy negotiates in good faith with Zions with respect to such proposed revisions or other proposals, if any;

•	Amegy’s board of directors reasonably determines in good faith (after consultation with outside legal counsel) that the failure to exercise its right to terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law; and

•	Amegy pays a termination fee to Zions as described below.

Termination Fee

Amegy must pay to Zions a termination fee of $60 million if the merger agreement is terminated:

•	by Zions if Amegy’s board of directors (1) fails to recommend adoption of the merger agreement at the special meeting, or (2) withdraws or modifies or qualifies its recommendation for adoption of the merger agreement in a manner which is adverse to Zions, or (3) recommends to its shareholders any acquisition proposal by a third party, in each case unless Zions requests to submit the merger agreement to the Amegy shareholders at the special meeting notwithstanding the withdrawal or modification of the Amegy board’s recommendation for approval of the plan of merger;

•	by Zions if Amegy breaches in any material respect its obligation to comply with the provisions of the merger agreement relating to the non-solicitation of competing acquisition proposals or in responding to unsolicited acquisition proposals or requiring Amegy to call the special meeting and recommend the approval of the plan of merger;

•	by Amegy in connection with exercise of its right as set forth above to enter into a written agreement concerning a superior proposal;

•	by either Zions or Amegy if (1) the approval of the plan of merger by Amegy’s shareholders is not obtained at the special meeting and (2) prior to the date of the special meeting, an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction;

•	by either Zions or Amegy if (1) the merger is not completed on or before March 31, 2006, (2) an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction and (3) the approval of the plan of merger by Amegy’s shareholders has not been obtained; or

•	by Zions if (1) Amegy breaches any of its representations, warranties or covenants, which breach would result in the failure of the applicable merger condition and the breach is not, or cannot be, cured within 60 days after written notice of the breach, (2) an acquisition proposal was publicly announced or communicated to any substantial number of Amegy shareholders or there was otherwise publicly communicated an intention to make a competing transaction and (3) the approval of the plan of merger by Amegy’s shareholders has not been obtained.

In the case of the circumstances described above, one-third of the termination fee ($20 million) is payable by Amegy within two business days following termination of the merger agreement, and the remaining two-thirds of the termination fee ($40 million) is payable if, within 12 months of the termination of the merger agreement, Amegy enters into a definitive agreement for or consummates an acquisition proposal with a third party.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Zions Bancorporation and Amegy Bancorporation, Inc. may have appeared had the companies been combined as of the date indicated. This information shows the impact of the merger of Zions and Amegy on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Zions treated as the acquirer. Under this method of accounting, Zions will record the assets and liabilities of Amegy at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet at June 30, 2005 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2005 and for the year ended December 31, 2004 give effect to the merger as if the merger had been completed on January 1, 2004.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of both Zions and Amegy, which are incorporated into this document by reference. See “Additional Information for Shareholders” on page 93.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger, and the types and amounts of securities to be issued to fund the $600 million cash portion of the purchase price may differ from the assumption contained in the unaudited pro forma condensed combined financial information.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2005

	Historical
	Zions Bancorporation	Amegy Bancorporation, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(In thousands)
ASSETS
Cash and due from banks	$1,232,527	$301,428	$—		$1,533,955
Money market investments	600,658	28,774	—		629,432
Investment securities:
Held to maturity, at cost	649,888	51,040	593	A	701,521
Available for sale, at market	3,972,829	1,921,521	—		5,894,350
Trading account, at market	282,082	—	—		282,082
Loans, net	23,540,135	4,788,677	8,151	B	28,336,963
Intangible assets	690,330	173,253	(150,426)	C	2,022,937
			1,165,882	C
			(22,827)	D
			166,725	D
Other assets	1,906,845	474,007	(40,253)	E	2,340,599

Total assets	$32,875,294	$7,738,700	$1,127,845		$41,741,839

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$7,577,450	$1,945,595	$—		$9,523,045
Interest-bearing deposits	16,821,085	3,957,281	(316)	F	20,778,050

Total deposits	24,398,535	5,902,876	(316)		30,301,095
Federal funds purchased and securities sold under repurchase agreements	2,348,686	649,613	—		2,998,299
Other short-term borrowings	681,389	300,000	—		981,389
Federal Home Loan Bank advances and other borrowings over one year	227,039	8,171	—		235,210
Long-term debt	1,712,381	224,486	400,000	G	2,336,867
Other liabilities	544,691	40,462	49,235	H	634,388

Total liabilities	29,912,721	7,125,608	448,919		37,487,248

Minority interest	24,665	—	—		24,665
Shareholders’ equity:
Perpetual preferred stock	—	—	200,000	M	200,000
Common stock	961,510	168,994	(168,994)	I	2,053,528
			1,092,018	I
Retained earnings	1,994,015	460,198	(448,912)	I	1,994,015
			(11,286)	I
Accumulated other comprehensive loss	(12,905)	(6,613)	6,613	I	(12,905)
Deferred compensation and other	(4,712)	(7,682)	7,682	I	(4,712)
Treasury stock	—	(1,805)	1,805	I	—

Total shareholders’ equity	2,937,908	613,092	678,926		4,229,926

Total liabilities and shareholders’ equity	$32,875,294	$7,738,700	$1,127,845		$41,741,839

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Six Months Ended June 30, 2005

	Historical
	Zions Bancorporation	Amegy Bancorporation, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Interest income:
Interest and fees on loans and lease financing	$743,478	$140,084	$(906)	B	$882,656
Interest on money market investments	10,679	621	—		11,300
Interest on securities	124,420	40,141	(61)	A	164,500

Total interest income	878,577	180,846	(967)		1,058,456

Interest expense:
Interest on deposits	134,416	35,983	—	F	170,399
Interest on borrowed funds	98,282	20,282	8,440	G	127,244
			240	G

Total interest expense	232,698	56,265	8,680		297,643

Net interest income	645,879	124,581	(9,647)		760,813
Provision for loan losses	20,800	4,600	—		25,400

Net interest income after provision for loan losses	625,079	119,981	(9,647)		735,413

Noninterest income:
Service charges and fees on deposit accounts	62,188	22,009	—		84,197
Loan sales and servicing income	34,858	1,915	—		36,773
Other service charges, commissions and fees	54,920	23,603	—		78,523
Other	57,582	12,811	—		70,393

Total noninterest income	209,548	60,338	—		269,886

Noninterest expense:
Salaries and employee benefits	276,370	69,468	2,554	J	348,392
Occupancy and equipment	69,136	21,384	—		90,520
Amortization of core deposit and other intangibles	7,129	4,419	9,392	D	20,940
Other	129,366	35,188	—		164,554

Total noninterest expense	482,001	130,459	11,946		624,406

Income before income taxes and minority interest	352,626	49,860	(21,593)		380,893
Income taxes	126,079	13,758	(7,558)	K	132,279
Minority interest	(2,497)	—	—		(2,497)

Net income	229,044	36,102	(14,035)		251,111
Preferred stock dividends	—	—	4,795	M	4,795

Net income available to common shareholders	$229,044	$36,102	$(18,830)		$246,316

Net income per common share:
Basic	$2.55	$0.51			$2.37
Diluted	2.50	0.50			2.31

Weighted average shares outstanding during the period:
			(70,206)	L
Basic shares	89,861	70,206	14,209	L	104,070

			(71,590)	L
Diluted shares	91,596	71,590	14,913	L	106,509

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2004

	Historical
	Zions Bancorporation	Amegy Bancorporation, Inc.	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Interest income:
Interest and fees on loans and lease financing	$1,251,598	$217,140	$(1,811)	B	$1,466,927
Interest on money market investments	16,355	726	—		17,081
Interest on securities	223,507	65,363	(123)	A	288,747

Total interest income	1,491,460	283,229	(1,934)		1,772,755

Interest expense:
Interest on deposits	182,366	39,830	316	F	222,512
Interest on borrowed funds	148,276	16,847	16,880	G	182,483
			480	G

Total interest expense	330,642	56,677	17,676		404,995

Net interest income	1,160,818	226,552	(19,610)		1,367,760
Provision for loan losses	44,067	10,212	—		54,279

Net interest income after provision for loan losses	1,116,751	216,340	(19,610)		1,313,481

Noninterest income:
Service charges and fees on deposit accounts	131,683	46,345	—		178,028
Loan sales and servicing income	79,081	1,845	—		80,926
Other service charges, commissions and fees	104,606	35,404	—		140,010
Other	116,171	12,911	—		129,082

Total noninterest income	431,541	96,505	—		528,046

Noninterest expense:
Salaries and employee benefits	531,303	117,869	5,108	J	654,280
Occupancy and equipment	139,497	37,657	—		177,154
Amortization of core deposit and other intangibles	14,129	4,947	25,634	D	44,710
Other	238,370	56,138	—		294,508

Total noninterest expense	923,299	216,611	30,742		1,170,652

Impairment loss on goodwill	602	—	—		602

Income before income taxes and minority interest	624,391	96,234	(50,352)		670,273
Income taxes	220,126	27,691	(17,623)	K	230,194
Minority interest	(1,722)	—	—		(1,722)

Net income	405,987	68,543	(32,729)		441,801
Preferred stock dividends	—	—	9,590	M	9,590

Net income available to common shareholders	$405,987	$68,543	$(42,319)		$432,211

Net income per common share:
Basic:	$4.53	$0.99			$4.16
Diluted:	4.47	0.97			4.09

Weighted average shares outstanding during the year:
			(69,104)	L
Basic shares	89,663	69,104	14,208	L	103,871

			(70,875)	L
Diluted shares	90,882	70,875	14,755	L	105,637

See Notes to Unaudited Pro Forma Condensed Combined Financial Statement.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

1.    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004. The pro forma adjustments included herein reflect the conversion of Amegy Bancorporation Inc. common stock into either cash or Zions Bancorporation common stock. Amegy shareholders have the right, subject to proration, to elect to receive cash or Zions shares in either case having a value equal to $8.50 plus the product of 0.2020 multiplied by the average closing price of Zions shares for the ten trading days immediately prior to the completion date of the merger. This per share consideration for each Amegy share divided by the previously determined average Zions share price establishes the stock exchange ratio. The per share consideration divided into the total cash amount of $600 million determines the number of Amegy shares to be exchanged for cash. The number of Zions shares to be issued is the exchange ratio multiplied by the remaining number of Amegy shares to be exchanged for Zions shares, including restricted and other shares. Total consideration on the closing date will include the $600 million in cash, the value of the Zions shares issued for the Amegy shares, including other shares, and the value of exchanged Amegy stock options and additional stock options issued by Zions. The value of the Zions shares issued is determined by using the average closing price of Zions shares for the three trading days immediately prior to the closing date.

Based on the above and assuming a completion date of June 30, 2005 for purposes of the pro forma presentation, the per share consideration for the Amegy shares is $23.44, resulting in 25,594,049 Amegy shares being exchanged for cash. Using a calculated exchange ratio of 0.3169, the number of Zions shares issued for the remaining Amegy shares, including other shares, is 14,243,249. The value of the exchanged Amegy stock options and additional stock options issued by Zions is estimated at $44.1 million. Total consideration amounts to approximately $1.69 billion. The accompanying unaudited pro forma condensed combined financial statements assume that $400 million of the $600 million cash portion of the purchase price will be provided by the issuance of $400 million of subordinated debt by Zions and that the remaining cash portion will be provided by the issuance of $200 million of non-cumulative perpetual preferred stock. However, in order for Zions to respond to market conditions and for other factors, the amounts and types of securities actually issued to fund the cash portion of the purchase price may differ from those used in these pro forma financial statements and might include trust preferred securities or other securities. In addition, only a single type of security might be issued or the allocation between types of securities might differ from the allocation assumed for purposes of these pro forma financial statements.

The merger will be accounted for using the purchase method of accounting; accordingly, Zions’ cost to acquire Amegy will be allocated to the assets and liabilities of Amegy based on their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Amegy at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Amegy’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts, and other items of Amegy as compared to the information shown in this proxy statement/prospectus may change the amount of the purchase price allocated to goodwill and other assets

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

2.    Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet at June 30, 2005 assuming the merger was completed on June 30, 2005. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2005 and the year ended December 31, 2004 were prepared assuming the merger was completed on January 1, 2004.

The unaudited pro forma condensed combined financial information reflects an assumed issuance on June 30, 2005 of 14,243,249 shares of Zions common stock with an aggregate value of $1.05 billion, $400 million of subordinated debt, and $200 million of non-cumulative perpetual preferred stock. The value of approximately 5.87 million outstanding Amegy stock options and additional options issued by Zions would be approximately $44.1 million on June 30, 2005. Total consideration amounts to approximately $1.69 billion. The issuance of Zions shares was valued according to the methodology discussed in Note 1.

All Amegy stock options outstanding at the time of the merger will be exchanged into Zions stock options. The fair value of the Zions stock options to be issued in the exchange will be estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. For purposes of these pro forma financial statements, the more significant assumptions used in estimating the fair value of the Zions stock options to be issued in the exchange for the Amegy stock options include a weighted average risk-free interest rate of 3.64%, a dividend yield of 2.0%, a weighted-average expected life of 3.6 years, and volatility of 25%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

The allocation of the purchase price is as follows:

	June 30, 2005
	(In thousands, except share and per share amounts)
Purchase price:
Number of shares of Zions common stock issued for Amegy common stock	14,243,249
Average Zions share price 3 days prior to close assumed at June 30, 2005	$73.57

Total stock consideration		$1,047,876
Fair value of Amegy options converted to Zions options and additional options issued by Zions		44,142

Total stock and options consideration		1,092,018
Cash consideration		600,000

Total stock and cash consideration		1,692,018
Acquisition costs:
Direct costs of acquisition		8,200

Total purchase price and acquisition costs		1,700,218
Net assets acquired:
Amegy shareholders’ equity	613,092
Preclose Amegy increased dividend	(11,286)
Amegy goodwill	(150,426)
Amegy other intangible assets	(22,827)
Estimated adjustments to reflect assets at fair value:
Securities	593
Loans	8,151
Identified intangibles	166,725
Deferred income taxes	(40,253)
Estimated adjustments to reflect liabilities at fair value:
Deposits	316
Personnel and transaction related accrued liabilities	(29,749)

		534,336

Goodwill resulting from the merger		$1,165,882

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.	Adjustment of the held-to-maturity investment securities portfolio to fair value. The adjustment will be amortized over the remaining life of the securities portfolio. The impact of the adjustment is to decrease interest income by approximately $0.06 million for the six months ended June 30, 2005 and $0.12 million for the year ended December 31, 2004.

B.	Adjustment of the loan and lease portfolio to fair value. The adjustment will be amortized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment is to decrease interest income by approximately $0.9 million for the six months ended June 30, 2005 and $1.8 million for the year ended December 31, 2004.

C.	Adjustment to write off historical Amegy goodwill and record goodwill resulting from the merger.

D.	Adjustment to write off historical Amegy intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The value of the intangible assets represents the estimated future economic benefit from the acquired customer balances and other items. The impact of the adjustment is to increase amortization of core deposit and other intangibles by approximately $9.4 million for the six months ended June 30, 2005 and $25.6 million for the year ended December 31, 2004. Amortization is based on an accelerated method not to exceed 10 years.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

E.	Adjustment to net deferred tax assets to reflect deferred taxes resulting from the pro forma adjustments. Deferred taxes were recorded using a 35% tax rate.

F.	Adjustment to the fair value of fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be accreted over the estimated remaining term of the related deposit liability. The impact of the adjustment is to increase interest expense by approximately $0.3 million for the year ended December 31, 2004.

G.	Adjustment to issue $400 million subordinated debt currently estimated at 3 month LIBOR plus 0.55% to finance part of the $600 million cash paid for Amegy stock. The impact of the adjustment is to increase interest expense by approximately $8.4 million for the six months ended June 30, 2005 and $16.9 million for the year ended December 31, 2004. Related estimated debt issuance costs are amortized on a straight-line basis over 5 years, increasing interest expense by approximately $0.2 million for the six months ended June 30, 2005 and $0.5 million for the year ended December 31, 2004.

H.	Adjustment to recognize certain transaction costs as accrued expenses and to adjust other liabilities.

I.	Adjustment to eliminate Amegy’s historical shareholders’ equity, to record the payment of the increased dividend of $0.16 per outstanding Amegy share, and to reflect the issuance of Zions common stock for the acquisition. Additionally, the adjustment reflects the conversion of Amegy stock options into Zions stock options.

J.	Adjustment to record compensation for certain retention and employment agreements. The impact of the adjustment is to increase salaries and employee benefits by approximately $2.6 million for the six months ended June 30, 2005 and $5.1 million for the year ended December 31, 2004.

K.	Adjustment to record the tax effects of the pro forma adjustments using a 35% tax rate.

L.	Adjustment to the historical weighted average shares of Zions and Amegy based on the terms of the acquisition to determine the equivalent weighted average shares of Zions for the six months ended June 30, 2005 and for the year ended December 31, 2004. Earnings per share have been computed based on the combined company and the impact of the purchase accounting adjustments.

M.	Adjustment to issue $200 million, net of issuance costs, of non-cumulative perpetual preferred stock with a dividend rate estimated at 3 month LIBOR plus 1.125% to finance part of the $600 million cash paid for Amegy stock. The dividend on the preferred stock is $4.8 million for the six months ended June 30, 2005 and $9.6 million for the year ended December 31, 2004.

3.    Merger Related Integration Charges

In connection with the merger, plans are being developed to integrate certain operations of Zions and Amegy. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $28.0 million on a pretax basis. The specific details of these plans will continue to be refined over the next several months. Management of both companies are assessing operations, including information systems, premises, equipment, benefit plans, service contracts, personnel, etc., to determine the optimum strategies to realize cost savings.

4.    Estimated Annual Cost Savings

Management currently estimates annual after-tax cost savings of approximately $50 million over the two years following the merger. These cost savings are not included in the pro forma presentation. This estimate may not be indicative of the actual amount or nature of the cost savings the combined company will actually achieve. The estimate does not include the impact of possible revenue opportunities.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, shareholders of Amegy who receive Zions common stock as part of their merger consideration will become shareholders of Zions. Zions is incorporated under the laws of the State of Utah and, accordingly, the rights of Zions shareholders are governed by the Zions articles of incorporation, the Zions bylaws and the laws of the State of Utah, including the Utah Revised Business Corporation Act (“UBCA”). Amegy is incorporated under the laws of the State of Texas, and accordingly, the rights of Amegy shareholders are governed by the Amegy articles of incorporation, the Amegy bylaws and the laws of the State of Texas, including the Texas Business Corporation Act (“TBCA”). As shareholders of Zions following the merger, the rights of former Amegy shareholders who become shareholders of Zions will be governed by Utah law, including the UBCA, the Zions articles of incorporation and the Zions bylaws.

The following chart summarizes the material differences between the rights of holders of Amegy common stock as shareholders of Amegy prior to the merger and as shareholders of Zions following the merger. The chart does not include a complete description of all the differences among the rights of Amegy shareholders and Zions shareholders, nor does it include a complete description of the specific rights of such holders.

You are urged to read carefully the relevant provisions of the TBCA and UBCA, as well as the restated articles of incorporation and bylaws of each of Amegy and Zions. Copies of the restated articles of incorporation and bylaws of Amegy and Zions are available to you upon request. See “Where You Can Find More Information,” beginning at page 93.

	Amegy	Zions

Classes and Series of Capital Stock	Authorized: 300,000,000 shares of common stock, par value of $1.00 per share, and 1,000,000 shares of preferred stock, par value of $0.01 per share.	Authorized: 350,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value.

	Outstanding: as of August 31, 2005, 70,692,402 shares of common stock, par value of $1.00 per share, and no shares of preferred stock, par value of $0.01 per share.	Outstanding: as of August 31, 2005, 89,044,481 shares of common stock, no par value, and no shares of preferred stock, no par value.

Preferred Stock	The Amegy board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the board of directors.	The Zions board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the board of directors.

Preemptive Rights	Under the TBCA and Amegy’s articles, no shareholder nor any other person has any preemptive rights whatsoever.	Under Zions’ articles, shareholders have no preemptive rights to acquire unissued shares, treasury shares or any other securities of Zions.

Quorum Requirements	The TBCA and Amegy’s articles and bylaws provide that a quorum is present at a meeting of shareholders if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy.	The UBCA and Zions’ bylaws require a majority of votes entitled to be cast on a matter to be present for quorum to exist for action on that matter.

	Amegy	Zions

Annual Meeting of Shareholders	Amegy’s bylaws provide that the annual meeting of shareholders shall be held on such date in each year and at such time and place as may be determined by the board of directors. Notice of the annual meeting must be given not less than ten days and not more than fifty days before the date of the meeting.	Zions’ bylaws provide that the annual meeting of shareholders shall be held on a date and at a time designated by the board of directors. In the absence of such designation, the annual meeting of shareholders shall be held during the month of April, on a date and time to be fixed by the board of directors. Notice of the annual meeting must be given to shareholders entitled to vote at the meeting not less than ten days and not more than sixty days before the meeting date.

Special Meeting of Shareholders	Amegy’s articles provide that the shareholders shall have the power to call a special meeting only upon written request delivered to Amegy signed by holders of at least one-third of the outstanding shares entitled to vote at the meeting. Amegy’s bylaws provide that a special meeting of shareholders may also be called by the chairman of the board, the chief executive officer, the president or by the board of directors.	Under Zions’ bylaws, the board of directors or holders of shares representing at least fifty-one percent of all votes entitled to be cast on an issue proposed to be considered at such meeting may call a special meeting at any time. In addition, under the UBCA, holders of 10% of all the votes entitled to be cast on the issue to be proposed at the meeting may call a special meeting.

Shareholder Action by Written Consent	Amegy’s bylaws provide that action may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote on such action.	The UBCA provides that action by Zions’ shareholders may be taken by written consent if signed by shareholders having at least the minimum number of votes that would be necessary to take the action at a meeting; however, directors may not be elected by written consent except by unanimous written consent of all shareholders entitled to vote on the election of directors.

Inspection of Corporate Records and Voting List of Shareholders	Under the TBCA, any person who has been an Amegy shareholder for at least six months, or any shareholder with at least five percent of all the outstanding shares of Amegy, may upon written demand stating the purpose thereof, examine, at any reasonable time or times, for any proper purpose, Amegy’s relevant books and records of account, minutes, and share transfer records, and may make extracts therefrom. The list of shareholders entitled to vote at a meeting must be kept on file at Amegy’s registered office and be subject to	Under the UBCA and the bylaws of Zions, a shareholder or director of Zions who gives Zions written notice of the demand at least five business days before the proposed inspection date, has the right to inspect and copy the corporate records during regular business hours at Zions’ principal office. The list of shareholders entitled to vote at a meeting must be available for inspection and duplication by any shareholder beginning on the earlier of ten days before the meeting or two business days after notice of the

	Amegy	Zions

inspection by any shareholder during

usual business hours for ten days prior to such meeting. Upon the written request of any shareholder, Amegy shall mail to such shareholder its annual statements for its last fiscal year showing in reasonable detail its assets and liabilities and the results of its operations and the most recent interim statements, if any, which have been filed in a public record or otherwise published.

meeting is given, and continuing

through the meeting and any adjournments of it, at Zions’ principal office or the place where the meeting is to be held. Upon the written request of any shareholder, Zions shall mail to the requesting shareholder its most recent annual or quarterly financial statements showing in reasonable detail its assets and liabilities and the results of its operations and certain information regarding the designations, preferences, limitations, and relative rights applicable to each class and series of shares of Zions stock, and the authority of the board of directors to determine variations for any existing or future class or series of shares.

Classification of the Board of Directors	Amegy’s bylaws provide that the board of directors be divided into three classes as nearly equal in number as possible.	Zions’ articles divide the board of directors into three classes as nearly equal in size as possible.

Dividends	Subject to the preferential rights of any class of preferred stock, the holders of Amegy common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Amegy board of directors.	Subject to the preferential rights of any class of preferred stock, the holders of Zions common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Zions board of directors.

Election of the Board of Directors	The TBCA provides that the election of directors requires the vote or concurrence of a plurality of the shares entitled to vote.	Under the UBCA, directors are elected by a plurality of the votes cast. This means that the nominees who receive the most votes will be elected.

Cumulative Voting	Under Amegy’s articles, cumulative voting is not permitted.	Under Zions’ articles, there is no right of cumulative voting for the election of directors.

Number of Directors	The TBCA provides that the board of directors may consist of one or more persons. Under Amegy’s bylaws, the number of directors shall be fixed from time to time exclusive pursuant to a resolution of a majority of the board of directors.	The UBCA and Zions’ articles provide that the board must consist of a minimum of three directors. Zions’ bylaws provide that the number shall be fixed from time to time by resolution of the board of directors or shareholders.

Removal of Directors	Under Amegy’s bylaws, a director may only be removed for cause and only by the affirmative vote of at least a majority of the voting power of the then outstanding capital stock of Amegy entitled to vote.	Zions’ articles provide that the shareholders may remove any director for or without cause by the affirmative vote of the holders of two-thirds of the outstanding shares then entitled to vote at an election of directors.

	Amegy	Zions

Vacancies on the Board of Directors	The TBCA and Amegy’s bylaws provide that a vacancy occurring in the board of directors may be filled (a) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at an annual or special meeting of shareholders called for that purpose, or (b) by a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy only fills that vacancy for the unexpired term	Zions’ bylaws provide that a vacancy on the board of directors may be filled by the shareholders or the board of directors. If the directors remaining in office constitute less than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all directors remaining in office. The terms of directors elected to fill vacancies generally expire at the next annual shareholders’ meeting.
of his predecessor in office, and where a vacancy resulting from an increase in the number of directors is filled by the board of directors, the vacancy is filled only until the next election of directors by the shareholders.

Liability of Directors	Amegy’s articles provide that a director who performs his or her duties shall have no liability to Amegy (whether asserted directly or derivatively) by reason of being or having been a director of Amegy. The articles also provide that no director shall be liable to Amegy or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except where such exemption is not permitted by Texas law.	Under Zions’ articles, directors are not personally liable to Zions or its shareholders for monetary damages for breaches of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to Zions or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, or (3) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors, Officers, Employees or Agents	The TBCA permits Amegy to indemnify directors and officers for actions taken in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, if they had no reasonable cause to believe that their conduct was unlawful. The articles make indemnification of directors mandatory and extend this mandatory indemnification to all officers of Amegy and to all persons who are or were serving at the request of Amegy as a director, officer, partner or trustee of another foreign or domestic corporation partnership, joint venture, trust or employee benefit plan.	The UBCA and Zions’ bylaws provide that Zions may indemnify a director, officer, employee or agent if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zions and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

	Amegy	Zions

Restrictions upon Certain Business Transactions	The TBCA provides that Amegy may not, directly or indirectly, engage in any business combination with an affiliated shareholder (defined as a person who is beneficial owner of at least 20% of the outstanding voting shares or was the beneficial owner of 20% of the then outstanding voting shares in the preceding three years), during the three-year period immediately following the affiliated shareholder’s share acquisition, unless (1) the business combination is approved by the board of directors before the affiliated shareholder’s acquisition or (2) the business combination is approved by two-thirds of the outstanding voting shares not owned by the affiliated shareholder at least six months after the affiliated shareholder’s share acquisition.	Zions’ articles provide that certain business transactions with a person who owns, directly or indirectly, over 10% of outstanding stock must be approved by a majority vote of the continuing directors or a shareholder vote of at least 80% of outstanding voting shares. Such business transactions include mergers, consolidations, sales of all or more than 20% of the corporation’s assets, issuance of securities of the corporation, reclassifications that increase voting power of the interested shareholder, or liquidations, spin-offs or dissolution of the corporation. Zions is also subject to the Utah Control Shares Acquisitions Act, which limits the ability of persons acquiring more than 20% of Zions’ voting stock to vote those shares absent approval of voting rights by the holders of a majority of all shares entitles to be cast, excluding all interested shares.

Amendments to Articles of Incorporation	Under the TBCA and Amegy’s Articles, an amendment to the articles requires a resolution of the board of directors and the affirmative vote of a majority of the shares entitled to vote.	Zions’ articles provide that the articles of incorporation may be amended or repealed as permitted by Utah law. The UBCA permits an amendment of the articles of incorporation by approval of a majority of the board of directors and a majority of the outstanding common stock entitled to vote. Zions’ articles further provide that amendment to Articles IX (regarding the classified board), X (regarding quorum requirement and management of Zions by the board) and XVI (regarding amendment of Zions’ articles) requires approval by two-third of the outstanding shares; and amendment of Article XVII (regarding business transactions with related persons) requires approval by 80% of the outstanding shares.

Amendments to Bylaws	Amegy’s articles provide that the power to amend the bylaws is vested exclusively in the board of directors.	Zions’ bylaws provide that the board of directors or the shareholders may amend the bylaws at any time.

	Amegy	Zions
Appraisal / Dissenters’ Rights

Under the TBCA, Amegy’s shareholders have the right to dissent from significant business transactions requiring shareholder approval, including mergers. However, a shareholder of a Texas corporation has no right to dissent from any plan of merger pursuant to which there is a single surviving or new domestic or foreign corporation if:

•      the shares held by the shareholder are part of a class of shares listed on a national securities exchange, listed on the NASDAQ or held of record by not less than 2,000 holders;

•      the shareholder is not required to accept consideration that is different than the consideration to be received by other holders of the same class or series of shares held by such shareholder (other than cash in lieu of fractional shares); and

•      the shareholder is not required to accept consideration other than shares of a corporation that satisfy the requirements of the first bullet point above and cash in lieu of fractional shares.

The UBCA and Zions’ bylaws provide that shareholders have the right to dissent from, and obtain payment of fair value of their shares in the event of, certain corporate actions identified under Utah law, the charter documents or a resolution of the board of directors.

Shareholder Proposals	Amegy’s bylaws have a provision that requires shareholders to provide advance notice to Amegy of business that the shareholder proposes to be considered at an annual meeting. For business to be properly brought before the meeting or nominations of persons for election to the Amegy board of directors to be properly made at an annual meeting by a shareholder, notice must be received by Amegy not later than the close of business on the 70th day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 20 days before such anniversary date, such notice must be delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by Amegy. The notice must also provide certain information set forth in Amegy’s bylaws.	Zions’ bylaws specify a procedure for shareholders to follow in order to bring business before an annual meeting of the shareholders. Generally, notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of Zions at any annual meeting of shareholders must be delivered to Zions at least 120 days, but not more than 150 days, prior to the date Zions’ proxy statement was released to shareholders in connection with the annual meeting for the preceding year. The notice must also provide certain information set forth in Zions’ bylaws.

DESCRIPTION OF ZIONS CAPITAL STOCK

Authorized Capital Stock

The following statements are brief summaries of the material provisions of Zions’ preferred stock and common stock and are qualified in their entirety by the provisions of Zions’ articles of incorporation.

Preferred Stock. The articles of incorporation of Zions authorize the issuance of 3,000,000 shares of preferred stock with no par value per share. There are no shares of Zions preferred stock outstanding. Zions’ articles of incorporation authorize the Zions board to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Zions board has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional and or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no preemptive rights.

Common Stock. Zions is authorized to issue 350,000,000 shares of common stock with no par value per share. There were approximately 90,078,005 shares of common stock of Zions outstanding at July 26, 2005. The holders of common stock of Zions are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of preferred stock. Shares of Zions common stock do not have cumulative voting rights. Holders of Zions common stock are entitled to receive dividends when and if declared by the Zions board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of preferred stock hereafter authorized, to receive pro rata the net assets of Zions. Holders of Zions common stock have no preemptive or conversion rights.

Shareholder Rights Plan. As of September 27, 1996, Zions adopted a Shareholder Protection Rights Agreement (the “Rights Plan”). In connection with that plan, the Zions board (1) declared a dividend of one right for each share of common stock held of record as of the close of business on October 11, 1996 and (2) authorized the issuance of one right to attach to each share of common stock issued after October 11, 1996, and prior to the occurrence of certain events described in the Rights Plan. The rights are attached to all common stock certificates that were outstanding on October 25, 1996, or have been issued since that date, and no separate rights certificates have been or will be distributed until the occurrence of certain events described in the Rights Plan. Until such separation, no right may be exercised or traded separately from the common stock certificate to which it is attached. Following separation, the rights may, depending upon the occurrence of certain events described in the Rights Plan, entitle the holders thereof either to purchase or to receive additional shares of common stock. The rights will expire at the close of business on October 11, 2006, unless earlier redeemed by Zions in accordance with the terms of the Rights Plan. The shareholder rights will cause substantial dilution to a person or group that attempts to acquire Zions on terms not approved by the Zions board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Zions board, as the rights may be redeemed by Zions prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of Zions common stock. The Rights Plan is designed to protect the interests of Zions’ shareholders in the event of an unsolicited attempt to acquire Zions, including a gradual accumulation of shares in the open market. Zions believes the plan provides protection against a partial or two-tier tender offer that does not treat all shareholders equally and against other coercive takeover tactics which could impair the Zions board’s ability to represent Zions’ shareholders fully. Management believes that the rights should also deter any attempt by a controlling shareholder to take advantage of Zions through self-dealing transactions. The Rights Plan is not intended to prevent a takeover of Zions. Issuing the rights has no dilutive effect, does not affect reported earnings per share and does not change the way in which Zions shares are traded. However, the exercise of rights by some but not all of Zions’ shareholders would have a dilutive effect on non-exercising shareholders. Moreover, some may argue that the Rights Plan has the potential for “entrenching” current management by allowing current voting shareholders to increase their voting shares, thus making a tender offer more difficult and costly.

Registrar and Transfer Agent

Zions’ registrar and transfer agent is Zions First National Bank.

LEGAL MATTERS

The validity of the Zions common stock to be issued to Amegy shareholders pursuant to the merger will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Pillsbury Winthrop Shaw Pittman LLP, will rely upon the opinion of Callister, Nebeker & McCullough, a Professional Corporation, as to matters of Utah law. Sullivan & Cromwell LLP and Pillsbury Winthrop Shaw Pittman LLP, tax counsel to Amegy and Zions, respectively, will each deliver an opinion concerning the U.S. federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Zions appearing in Zions’ Annual Report (Form 10-K) for the year ended December 31, 2004, and Zions’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and are incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Amegy and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Amegy for the three-month periods ended March 31, 2005 and 2004 and the three-month and six-month periods ended June 30, 2005 and 2004, incorporated by reference in this proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 5, 2005 and May 6, 2005, respectively, incorporated by reference herein, state that they did not audit and they do not express an opinion on the unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because such reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

SHAREHOLDER PROPOSALS

If the merger is completed as expected, Amegy will not hold an annual meeting of shareholders in 2006. If Amegy’s 2006 annual meeting is to be held, all shareholder proposals must be received by Amegy at its principal executive office by February 23, 2006, in order for such proposals to be included in Amegy’s proxy statement and form of proxy for such meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Shareholders submitting such proposals would be requested to address them to the Secretary, Amegy Bancorporation, Inc., 4400 Post Oak Parkway, Houston, TX 77027.

In addition, under Amegy’s bylaws, any shareholder proposal for consideration at such 2006 annual meeting of shareholders that is not included in the proxy statement must be received by Amegy no later than the close of business on the 70th day prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 20 days before such anniversary date, such notice must be delivered to Amegy not later than the close of business on the tenth day following the day on which public disclosure of the date of such meeting is first made by Amegy. Such notice to Amegy must also provide certain information set forth in Amegy’s bylaws. A copy of the bylaws may be obtained upon written request to Amegy’s Secretary.

ADDITIONAL INFORMATION FOR SHAREHOLDERS

Where You Can Find More Information

Zions and Amegy file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Zions’ and Amegy’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Zions filed a registration statement on Form S-4 to register with the SEC the Zions common stock to be issued to Amegy shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Zions in addition to being a proxy statement of Amegy for the special meeting of Amegy shareholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Zions SEC Filings (File No. 1-12307)

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

3.	Current Reports on Form 8-K filed February 18, 2005, April 4, 2005, May 11, 2005, July 6, 2005 (as amended by Form 8-K/A filed on July 8, 2005), July 11, 2005 and July 26, 2005 (except, in each case, information “furnished” on Form 8-K and any related exhibits).

4.	The description of Zions’ Common Stock set forth in its registration statement on Form 10 and Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such descriptions.

5.	The description of the Zions Bancorporation Rights Plan contained in its registration statement on Form 8-A dated October 10, 1996, and any amendment or report filed to update such description.

Amegy SEC Filings (File No. 0-22007)

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

3.	Current Reports on Form 8-K filed January 6, 2005, January 26, 2005 and July 8, 2005.

4.	The description of Amegy’s common stock contained in its registration statement on Form 8-A filed on January 17, 1997, and any amendment or report filed to update such description.

Both Zions and Amegy are also incorporating by reference all documents that each files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Amegy shareholder meeting.

Zions has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Zions, and Amegy has supplied all such information relating to Amegy.

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Amegy Bancorporation, Inc. Randall E. Meyer Chief Financial Officer 4400 Post Oak Parkway Houston, Texas 77027 (713) 235-8800	Zions Bancorporation Investor Relations Clark B. Hinckley One South Main, Suite 1134 Salt Lake City, Utah 84111 (801) 524-4787

If you would like to request documents from Amegy or Zions, please do so by October 5, 2005, to receive them before the special meeting.

You can also get more information by visiting Zions’ web site at www.zionsbancorporation.com and Amegy’s web site at www.amegybank.com. Web site materials are not part of this proxy statement/prospectus.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus to vote on the proposals described in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated September 6, 2005. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Zions common stock in the merger shall create any implication to the contrary.

This document contains a description of the representations and warranties that each of Zions and Amegy made to the other in the merger agreement. Representations and warranties made by Zions and Amegy are also set forth in other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, may be subject to contractual standards of materiality different from what may be viewed as material to stockholders, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Amegy, Zions or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of July 5, 2005

by and among

ZIONS BANCORPORATION,

INDEPENDENCE MERGER COMPANY, INC.

and

AMEGY BANCORPORATION, INC.

Annex 1 – Form of Amegy Affiliate Letter

AGREEMENT AND PLAN OF MERGER, dated as of July 5, 2005 (this “Agreement”), by and among Zions Bancorporation, a Utah corporation (“Zions”), Independence Merger Company, Inc., a Texas corporation (“Merger Sub”) and Amegy Bancorporation, Inc., a Texas corporation (“Amegy”).

RECITALS

A. The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of Amegy with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”).

B. Board Determinations. The respective boards of directors of Zions, Merger Sub and Amegy have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C. Employment Agreements. As an inducement and condition to Zions’ willingness to enter into this Agreement, certain employees of Amegy have entered into employment agreements in form and substance reasonably acceptable to such employees and the parties hereto (collectively, the “Employment Agreements”).

D. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 and the rules and regulations thereunder (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Zions and Amegy agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01. Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in Amegy or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination or similar transaction involving Amegy or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Amegy or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Aggregate Cash Consideration” means $600,000,000.

“Agreement” has the meaning assigned in the preamble to this Agreement.

“Amegy” has the meaning assigned in the preamble to this Agreement.

“Amegy Affiliate” has the meaning assigned in Section 6.07.

“Amegy Bank” means Amegy Bank National Association, a wholly-owned Subsidiary of Amegy.

“Amegy Board” means the Board of Directors of Amegy.

“Amegy Common Stock” means the common stock, $1.00 par value, of Amegy.

“Amegy DRIP” means the dividend reinvestment plan of Amegy.

“Amegy Insiders” means those officers and directors of Amegy subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Amegy Meeting” has the meaning assigned in Section 6.02(c).

“Amegy Preferred Stock” means the preferred stock, $.01 par value, of Amegy.

“Amegy Stock” means, collectively, the Amegy Common Stock and the Amegy Preferred Stock.

“Amegy Stock Option” has the meaning assigned in Section 3.04(a).

“Amegy Stock Plans” means the 2004 Omnibus Incentive Plan, the 1996 Stock Option Plan, the 1993 Stock Option Plan, the 1989 Stock Option Plan, the Restricted Stock Plan and the Non-Employee Director Deferred Fee Plan of Amegy.

“Amegy’s Current Premium” has the meaning assigned in Section 6.11(b).

“Articles of Merger” has the meaning assigned in Section 2.03.

“Bank Secrecy Act” means the Federal Bank Secrecy Act, as amended, and its implementing regulations.

“BCA” means the Business Corporation Act of the State of Texas.

“Benefit Arrangement” means, with respect to each of Zions and Amegy, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.12(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“Cash Designated Shares” has the meaning assigned in Section 3.01(c)

“Cash Election Shares” has the meaning assigned in Section 3.01(c).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Change in the Amegy Recommendation” has the meaning assigned in Section 6.02(c).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” means, collectively, those certain Confidentiality Agreements dated as of June 6, 2005 and June 20, 2005 between Zions and Amegy.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” means shares of Amegy Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Article 5.11 of the BCA.

“Dissenting Shareholder” has the meaning assigned in Section 3.05(a).

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.01(c).

“Election Form” has the meaning assigned in Section 3.01(c).

“Election Form Record Date” has the meaning assigned in Section 3.01(c).

“Employees” means current and former employees of each of Zions and Amegy, as the context requires.

“Employment Agreements” has the meaning assigned in the Recitals.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“Exception Shares” means, collectively, shares of Amegy Common Stock (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Amegy or by Zions or their respective Subsidiaries and (ii) Dissenting Shares.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.02(a).

“Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth, of (a) the Per Share Consideration divided by (b) the Zions Share Price.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Mailing Date” has the meaning assigned in Section 3.01(c).

“Material Adverse Effect” means, with respect to Zions or Amegy, any effect that

(a) is material and adverse to the financial condition, results of operations or business of Zions and its Subsidiaries, taken as a whole, or Amegy and its Subsidiaries, taken as a whole, respectively, excluding the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking or financial services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting U.S. banking or financial services organizations generally, except for a change which would have, or would be reasonably likely to have, a material adverse effect on Zions and its Subsidiaries, taken as a whole, or Amegy and its Subsidiaries, taken as a whole, which is disproportionate relative to the effect on similar financial institutions in the United States generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, (5) to the extent consistent with GAAP, any modifications or changes to asset, liability or valuation policies or practices or restructuring charges in connection with the Merger, and (6) any expenses incurred in connection with this Agreement or the transactions contemplated hereby; or

(b) would materially impair the ability of Zions or Amegy, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Recitals.

“Merger Sub Articles” means the Articles of Incorporation of Merger Sub.

“Merger Sub By-laws” means the Bylaws of Merger Sub.

“Merger Sub Common Stock” means the common stock, par value $0.01 share, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“New Certificates” has the meaning assigned in Section 3.02(a).

“New Option” has the meaning assigned in Section 3.04(a).

“No Election Shares” has the meaning assigned in Section 3.01(c).

“Old Certificate” has the meaning assigned in Section 3.01(b).

“Old Share” has the meaning assigned in Section 3.01(b).

“party” means Zions, Merger Sub or Amegy.

“Patriot Act” means the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“Per Share Cash Consideration” has the meaning assigned in Section 3.01(a).

“Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $8.50 plus (b) the product, rounded to the nearest one ten-thousandth, of 0.2020 times the Zions Share Price.

“Per Share Stock Consideration” means the number of shares of Zions Common Stock (together with the appropriate number of attached Zions Rights) equal to the Exchange Ratio.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phantom Units” has the meaning assigned in Section 3.04(c).

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the Section of this Agreement in question).

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(h).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (TX)” means the Secretary of State of the State of Texas.

“Section 16 Information” means information regarding the Amegy Insiders, including the number of shares of Amegy Common Stock held or to be held by a Amegy Insider expected to be exchanged for Zions Common Stock in the Merger, and the number and description of the options to purchase shares of Amegy Common Stock held by a Amegy Insider and expected to be converted into options to purchase shares of Zions Common Stock in connection with the Merger.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Special Dividend” has the meaning assigned in Section 4.01(d).

“Stock Designated Shares” has the meaning assigned in Section 3.01(c).

“Stock Election Shares” has the meaning assigned in Section 3.01(c).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide and unsolicited written Acquisition Proposal which the Amegy Board concludes in good faith to be (i) more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to obtain all required governmental approvals on a reasonably timely basis and (iv) otherwise reasonably capable of being completed on the terms proposed, such conclusion to be reached after (1) receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and any break-up fees or expense reimbursement provisions in any such proposal and in this Agreement), regulatory (including the advice of outside counsel regarding the potential for prompt regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning assigned in Section 8.04(a).

“Unvested Restricted Stock” has the meaning assigned in Section 3.04(d).

“Zions” has the meaning assigned in the preamble to this Agreement.

“Zions Board” means the Board of Directors of Zions.

“Zions Common Stock” means the common stock, without par value, of Zions.

“Zions DRIP” means the Zions Dividend Reinvestment and Common Stock Purchase Plan.

“Zions Preferred Stock” means the Preferred Stock, without par value, of Zions.

“Zions Rights” means rights to purchase shares of Zions Stock issued under the Zions Rights Agreement.

“Zions Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of September 7, 1997, between Zions and Zions First National Bank, as Rights Agent.

“Zions Share Price” means the average of the closing sale prices of one share of Zions Common Stock for the ten trading days immediately preceding the Closing Date on the NASDAQ as reported by The Wall Street Journal, rounded to four decimal places.

“Zions Stock” means, collectively, the Zions Common Stock and the Zions Preferred Stock.

“Zions Stock Option” means an outstanding and unexercised option held by a director or employee of Zions to purchase Zions Common Stock.

“Zions Stock Plans” means the Zions 2005 Stock Option and Incentive Plan, the Amended and Restated Zions Key Employee Incentive Stock Option Plan, the Amended and Restated Zions 1996 Non-Employee Directors Stock Option Plan and the Zions 1998 Non-Qualified Stock Option and Incentive Plan.

1.02. Interpretation. (a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any Section of any statute or regulation include any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it;

(5) to any Governmental Authority include any successor to that Governmental Authority; and

(6) to the date of this Agreement are to July 5, 2005.

(b) The table of contents and article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Amegy will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Amegy will terminate. Merger Sub will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Texas.

2.02. Closing. The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03. Effective Time. Subject to the provisions of this Agreement, in connection with the Closing Merger Sub will duly execute and deliver articles of merger (the “Articles of Merger”) to the Secretary of State (TX) for filing under Article 5.04 of the BCA. The parties will make all other filings or recordings required under the BCA, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (TX) and a certificate of merger (the “Certificate of Merger”) is issued by the office of the Secretary of State (TX) pursuant to Article 5.05 of the BCA, or at such later date or time as Zions and Amegy agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04. Effects of the Merger. The Merger will have the effects prescribed by the BCA and other applicable law.

2.05. Articles of Incorporation and By-laws. (a) The Merger Sub Articles, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time, except for Article One thereof which shall be amended to read as follows “The name of this corporation is Amegy Corporation.”

(b) The Merger Sub By-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.06. Boards of Directors. Zions agrees that:

(1) at the Effective Time, the number of directors comprising the Zions Board will be increased by one and the resulting vacancy will be filled by a person currently serving as an independent director of Amegy.

At the next annual meeting of the shareholders of Zions, such director will be nominated by the Zions Board for election for a full term as a director of Zions; and

(2) Amegy Bank will have a board of directors for at least three years after the Effective Time that would include all of the members who are individuals currently serving on the Amegy Board and include one or two Zions management members; provided, however, that nothing herein shall limit the right of Zions to elect additional directors to such Board or to increase the size of such Board or both.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(a) Amegy Common Stock. Each share of Amegy Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 3.01(c) and Section 3.01(d), either (i) the Per Share Stock Consideration or (ii) cash in the amount equal to the Per Share Consideration (the “Per Share Cash Consideration”). The calculations required by this Section 3.01(a) shall be prepared jointly by Zions and Amegy prior to the Closing Date.

(b) Rights as Shareholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor except as provided in Section 3.05. Each share of Amegy Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article III (i) any dividends with respect to Amegy Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article III.

(c) Election Procedures. (1) An election form and other appropriate and customary transmittal materials in such form as Zions and Amegy shall mutually agree (the “Election Form”) shall be mailed thirty-five days prior to the anticipated Closing Date or on such other date as Amegy and Zions shall mutually agree (the “Mailing Date”) to each holder of record of Amegy Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(2) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Amegy Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Amegy Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Amegy Common Stock (“No Election Shares”). Any Amegy Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 30th day following the Mailing Date (or such other time and date as Zions and Amegy may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(3) Zions shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Amegy Common Stock between the Election Form Record Date and the close of business on the business day prior to the

Election Deadline, and Amegy shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(4) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Amegy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form, only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Amegy Common Stock represented by such Election Form shall become No Election Shares and Zions shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Zions regarding such matters shall be binding and conclusive. Neither Zions nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within ten business days after the Effective Time, Zions shall cause the Exchange Agent to effect the allocation among the holders of Amegy Common Stock of rights to receive Zions Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(A) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is greater than the Aggregate Cash Consideration, then:

(I) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(II) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(III) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(B) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is less than the Aggregate Cash Consideration, then:

(I) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(II) the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(III) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(C) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is equal or nearly equal (as determined by the Exchange Agent) to the Aggregate Cash Consideration, then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Zions and Amegy.

(6) Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration, but only to the extent necessary, to secure the tax opinions required by Sections 7.02(c) and 7.03(c).

(d) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Zions Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Zions Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Amegy Common Stock owned by such holder at the Effective Time) by the Zions Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.02. Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Zions shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Zions and Amegy (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates, or at Zions’ option, evidence of shares in book entry form, representing the shares of Zions Common Stock (“New Certificates”), each to be given to the holders of Amegy Common Stock in exchange for Old Certificates pursuant to this Article III. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Zions. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Zions, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Zions shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Amegy Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. After completion of the allocation procedure set forth in Section 3.01(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of Zions Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Zions Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Zions Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Zions Common Stock represented by the New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article III.

3.03. Adjustments to Zions Common Stock. If Zions changes (or Zions’ Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Zions Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

3.04. Options and Other Stock-Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Amegy Common Stock, whether vested or unvested, exercisable or unexercisable (each, an “Amegy Stock Option”), each Amegy Stock Option that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the Amegy Stock Option was granted, such number of shares of Zions Common Stock and at such an exercise price per share determined as follows:

(1) Number of Shares. The number of shares of Zions Common Stock subject to a New Option shall be equal to the product of (I) the number of shares of Amegy Common Stock purchasable upon exercise of the Amegy Stock Option and (II) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(2) Exercise Price. The exercise price per share of Zions Common Stock purchasable upon exercise of a New Option shall be equal to (I) the exercise price per share of Amegy Common Stock under the Amegy Stock Option divided by (II) the Exchange Ratio, the quotient being rounded up to the nearest cent.

With respect to any such Amegy Stock Options that are “incentive stock options” (as defined in Section 422(b) of the Code) the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and the regulations promulgated thereunder. Prior to the Effective Time, Amegy, or its Board of Directors or an appropriate committee thereof, will take all action necessary on its part to give effect to the provisions of this Section 3.04(a) and shall take such other actions reasonably requested by Zions to give effect to the foregoing.

(b) Prior to the Effective Time, Zions shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Zions Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. As soon as practicable following the Effective Time, Zions shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Zions Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(c) At the Effective Time, each phantom stock unit under the Amegy Non-Employee Director Deferred Fee Plan (the “Phantom Units”) shall be deemed to be converted into the right to acquire the number of shares of Zions Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Amegy Common Stock subject to such Phantom Units immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Phantom Unit shall otherwise be subject to the same terms and conditions as were applicable to such units immediately prior to the Effective Time.

(d) Prior to the Effective Time, Amegy shall take all action necessary, including any action reasonably requested by Zions, to cause each share of Amegy restricted Common Stock under the Amegy Stock Plans which is outstanding as of the Effective Time and which is unvested as of such time, (the “Unvested Restricted Stock”) to be converted into the number of shares of Zions Common Stock equal to the product (rounded to the nearest whole number) of (x) one and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each share of Unvested Restricted Stock shall otherwise be subject to the same terms and conditions as were applicable to such shares immediately prior to the Effective Time.

3.05. Dissenting Shareholders.

(a) Each Dissenting Share shall not be converted into or represent a right to receive the Per Share Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Article 5.11 of the BCA. Amegy shall give Zions prompt notice upon receipt by the Amegy of any demand for payment pursuant to Articles 5.11 and 5.12 of the BCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Zions shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Zions.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Article 5.11 of the BCA at or prior to the Effective Time, each of such holder’s shares of Amegy Common Stock shall be converted into a right to receive the Per Share Consideration in accordance with the applicable provisions of this Agreement.

3.06. Effect on Merger Sub Common Stock. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01. Forbearances of Amegy. Amegy agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Zions (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair materially its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk, asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c) Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding (other than pursuant to the Amegy DRIP operating in accordance with the terms thereof now existing and consistent with past practice), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock to become subject to new grants under the Amegy Stock Plans or otherwise, except issuances of employee or director stock options under the Amegy Stock Plans to individuals other than those employees or directors listed on Schedule 4.01(c), in an aggregate amount not exceeding 100,000 shares of Amegy Common Stock, no more than 25,000 of which may be issued to individuals who are employees of Amegy and its Subsidiaries as of the date hereof.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries (B) regular quarterly dividends on its common stock in an amount not exceeding $0.03 per share (provided, however, that Amegy may increase the amount of its regular quarterly dividends payable in September and December 2005 by an amount not to exceed $0.08 per share of Amegy Common Stock per quarter (each, the “Special Dividend”); provided further that, with respect to the Special Dividend payable with respect to the fourth quarter, such Special Dividend will be paid on or prior to the Effective Time to the extent not previously paid), and (C) required dividends on preferred or trust preferred stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, properties, or shares of stock or other securities of any other entity (other than, in the case of the acquisition of stock or other securities, normal balance sheet investments consistent with the ordinary and usual course of business and consistent with past practice).

(g) Constituent Documents. Amend its Constituent Documents.

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or Section 6.15 herein.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(j) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director or employee, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law, (2) as Previously Disclosed, (3) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice including the timing of such increases (but not to exceed an increase of more than 4.0% in the aggregate over the presently existing levels) or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice.

(k) Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law, (2) as Previously Disclosed or (3) amendments that do not increase benefits or result in increased administrative costs.

(l) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $1,000,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except as have been previously committed prior to the date hereof.

(m) New Offices, Office Closures, etc. Close or relocate any offices at which business is conducted or open any new offices or ATM’s, except as Previously Disclosed and, as to ATMs, changes occurring in the ordinary course of business consistent with past practice.

(n) Settlements. Settle any material claim, action or proceeding involving any liability for monetary damages in an amount in excess of $100,000, or enter into a settlement agreement containing obligations involving an amount in excess of $100,000.

(o) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Amegy or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date provided, however, that Zions shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to U.S. Federal income tax or Texas State franchise tax), or (2) make, change or revoke any material election in respect of Taxes (other than elections made, changed or revoked in the ordinary and usual course of business in a manner consistent with past practice), file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(p) Technology Expenditures. Make any capital expenditure or commitment with respect to new technology or technology systems or the acquisition, purchase or lease of computer hardware or equipment in an amount in excess of $500,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except as have been previously committed prior to the date hereof.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits and Federal Funds borrowings or short term borrowings in the ordinary and usual course of business from the Federal Home Loan Bank of Dallas consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person except for bankers acceptances, letters of credit or other similar transactions entered into in the ordinary and usual course of the banking business of Amegy Bank consistent with past practice.

(r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances of Zions. Zions agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Amegy, it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03. Coordination of Dividends. Until the Effective Time, Zions and Amegy will coordinate on the declaration of any dividends or other distributions with respect to Zions Common Stock and Amegy Common Stock and the related record dates and payment dates, it being intended that Amegy shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter (except with respect to the Special Dividend) on their shares of Amegy Common Stock (including any shares of Zions Common Stock received in exchange therefor in the Merger).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules. Before entry into this Agreement, Zions delivered to Amegy a schedule and Amegy delivered to Zions a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.03, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02. Standard. For all purposes of this Agreement, no representation or warranty of Amegy or Zions contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b), 5.03(c) and 5.03(h)(3)(B), which shall be true in all respects except for de minimus variations) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to Amegy or Zions, as the case may be.

5.03. Representations and Warranties. Except as Previously Disclosed, Amegy hereby represents and warrants to Zions, and Zions hereby represents and warrants to Amegy, to the extent applicable, as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Amegy Stock. In the case of Amegy:

The authorized capital stock of Amegy consists of 150,000,000 shares of Amegy Common Stock and 1,000,000 shares of Amegy Preferred Stock. As of June 30, 2005, no more than 70,539,070 shares of Amegy Common Stock and no shares of Amegy Preferred Stock were outstanding. As of June 30, 2005, no more than 5,871,375 shares of Amegy Common Stock were issuable upon exercise of Amegy Stock Options under the Amegy Stock Plans, and as of May 31, 2005, no more than 100,739 Phantom Units were outstanding under the Non-Employee Director Deferred Fee Plan of Amegy. As of June 30, 2005, no shares of Amegy Common Stock were issuable upon exercise of any other Rights under the Amegy Stock Plans. The outstanding shares of Amegy Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the Amegy Stock Plans, there are no shares of Amegy Stock reserved for issuance, Amegy does not have any Rights outstanding with respect to Amegy Stock, and Amegy does not have any commitment to authorize, issue or sell any Amegy Stock or Rights, except pursuant to this Agreement, outstanding Amegy Stock Options, the Amegy Stock Plans, and the Amegy DRIP. Amegy has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Amegy Stock.

(c) Zions Stock. In the case of Zions:

The authorized capital stock of Zions consists of 350,000,000 shares of Zions Common Stock and 3,000,000 shares of Zions Preferred Stock. As of June 30, 2005, no more than 90,062,647 shares of Zions Common Stock and no shares of Zions Preferred Stock were outstanding. As of June 30, 2005, no more than 6,787,504 shares of Zions Common Stock were subject to Zions Stock Options granted under the Zions Stock Plans. As of June 30, 2005, there were no more than 7,955,575 shares of Zions Common Stock reserved for issuance under the Zions Stock Plans. The outstanding shares of Zions Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Zions Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are no shares of Zions Stock reserved for issuance, Zions does not have any Rights issued or outstanding with respect to Zions Stock, and Zions does not have any commitment to authorize, issue or sell any Zions Stock or Rights, except pursuant to this Agreement, outstanding Zions Stock Options, the Zions Stock Plans, the Zions Rights Agreement and the Zions DRIP. As of the date of this Agreement, Zions has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Zions Stock.

(d) Significant Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Significant Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(e) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Authority. It has duly authorized, executed and delivered this Agreement. Subject only, in the case of Amegy, to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Amegy Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act and an application to the Texas State Banking Department, (B) filing of notices, and expiration of the related waiting period, under the HSR Act, (C) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (D) receipt of the applicable shareholder approval described in Section 5.03(f), (E) the filing of the Articles of Merger and the issuance of the

Certificate of Merger, and (F) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(h) Financial Reports and Regulatory Filings; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) were timely filed and complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Since December 31, 2004, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3) Since December 31, 2004, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance exists or has arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(i) Litigation. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j) Regulatory Matters. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, has been advised or has reason to believe that it is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHC Act), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries, nor has any Governmental Authority advised it in writing or, to the knowledge of its executive officers, otherwise that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to its knowledge, has any Governmental Authority commenced an investigation in connection therewith. In the case of Zions, it is a financial holding company, as defined in Section 2(p) of the BHC Act, and is not subject to an agreement under Section 4(m) of the BHC Act.

(k) Compliance with Laws. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2000, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4) is in compliance with all applicable listing standards of the NASDAQ.

(l) Material Contracts; Defaults. (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business.

(2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits (including those contracts, agreements, arrangements, leases, insurance policies or other instruments referenced or identified in subsection (1) above), and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) Employee Benefit Plans. (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the Internal Revenue Service’s Employee Plans Compliance Resolution System. There are no pending actions, suits or claims (other than routine claims for benefits in the ordinary course) or, to its knowledge, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a non-exempt transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Neither its execution of this Agreement, the consummation of the transactions contemplated hereby nor shareholder approval of the transactions covered by this Agreement will (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements, (C) cause any amounts payable to its employees to be non-deductible under Section 280G of the Code or (D) entitle any of its employees to a gross-up for any Taxes which may be imposed under Section 4999 of the Code.

(n) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. No material deficiencies for Taxes have been claimed, proposed or assessed against it or any of its Subsidiaries in writing by any taxing or other Governmental Authority, and neither it nor any of its Subsidiaries has received any written notice of any potential material claim, proposal or assessment against it or any of its Subsidiaries for any such deficiency for Taxes. There are no pending audits, investigations or claims for or relating to any material liability of it or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between it or any of its Subsidiaries on the one hand and any Governmental Authority on the other hand with respect to material Taxes. None of its Tax Returns or the Tax Returns of any of its Subsidiaries is currently being examined by any Governmental Authority. Neither it nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code that requires it to include an item of income in a Tax period ending after the Closing Date. Since December 31, 2001, no written claim has been made by any Governmental Authority with respect to it or any of its Subsidiaries in a jurisdiction where it or such Subsidiary does not file Tax Returns that it or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither it nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which it is the common parent or (ii) any liability for the Taxes of another person (other than it or any of its Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither it nor any of its Subsidiaries has agreed or is required to include in income for any Tax period ending after the Closing Date any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise. Neither it nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any taxable period. Neither it nor any of its Subsidiaries has any material deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date. Neither it nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of section 1.6011-4(b)(2) of the Treasury Regulations (or any analogous provision of state law).

(o) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Part 13 of the BCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Zions has retained Lehman Brothers Inc. as its financial advisor, and Amegy has retained Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Zions prior to the date hereof. As of the date of this Agreement, (1) Amegy has received an opinion of Goldman, Sachs & Co., issued to Amegy, to the effect that the consideration to be paid in the Merger, in combination with the Special Dividend, is fair from a financial point of view to holders of Amegy Common Stock, and (2) Zions has received an opinion of Lehman Brothers Inc., issued to Zions, to the effect that, as of the date of the opinion, the consideration to be paid in the Merger, in combination with the Special Dividend, is fair from a financial point of view to Zions.

(r) Sarbanes-Oxley Act. It is in compliance with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(s) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. It is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Amegy Bank and Zions First National Bank pursuant to 12 C.F.R Part 40. It is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause it or any of its Subsidiaries to undertake any material remedial action. Its board of directors (or where appropriate the board of any of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(t) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. There are no charges, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to its knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court.

(u) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries), and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements, that could give rise to obligations or liabilities under any Environmental Law.

5.04. Representations and Warranties about Merger Sub. Zions and Merger Sub hereby represent and warrant to Amegy as follows:

(a) Organization, Standing and Authority. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of July 5, 2005, 1,000 shares of Merger Sub Common Stock were outstanding. The outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date of this Agreement, Merger Sub has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Merger Sub stock.

(c) Power. Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Authority. Merger Sub has duly authorized, executed and delivered this Agreement, and this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Zions and Amegy will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b) Zions will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Amegy’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by Amegy) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.02. Shareholder Approvals. (a) The Amegy Board acted on this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Amegy’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) The Zions Board adopted this Agreement and the plan of merger it contains and adopted resolutions approving and authorizing this Agreement and any other matters required in order to effect the Merger and other transactions contemplated hereby.

(c) The Amegy Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Amegy will take, in accordance with applicable law and its respective Constituent Documents, all reasonable action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Amegy Meeting”), as promptly as reasonably practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The Amegy Board will use reasonable best efforts to obtain from its shareholders a vote approving the plan of merger contained in this Agreement, including a recommendation that its respective shareholders vote in favor of the Merger. However, if the Amegy Board, after consultation with (and based on the advice of) counsel, determines in good faith that the continued recommendation of the plan of merger set forth in this Agreement would result in a violation of its fiduciary duties under applicable law, then in submitting the plan of merger to the Amegy Meeting, the Amegy Board (1) may withdraw or modify its recommendation (any such action constituting a “Change in the Amegy Recommendation”) and (2) shall at Zions’ request, nonetheless submit the plan of merger to its shareholders without such recommendation in the manner contemplated by Article 5.03(C) of the BCA.

(d) The Board of Directors of Amegy shall be permitted to effect a Change in the Amegy Recommendation, only if and to the extent that all of the following conditions are met: (i) the Amegy shareholder approval of the plan of merger contained in this Agreement has not been obtained, (ii) before taking any such action, Amegy promptly gives Zions (orally and in writing) notice advising Zions of the decision of the Board of Directors of Amegy to take such action, including the reasons therefor and, in the event that such decision relates to an Acquisition Proposal, such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (and Amegy will also promptly give Zions such a notice with respect to any subsequent change to such proposal) and Amegy has given Zions at least three (3) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with Zions with respect to such proposed revisions or other proposal, if any, (iii) if such Change in the Amegy Recommendation relates to an Acquisition Proposal received by Amegy or made directly to Amegy’s shareholders, such Acquisition Proposal constitutes a Superior Proposal; and (iv) Amegy has complied with its obligations set forth in Section 6.06.

6.03. Filings. (a) Zions and Amegy, as to each respectively, will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 and all other reports and other filings required to be filed with any other applicable Governmental Authority are timely and properly made, comply in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed, and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Zions will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Zions with the SEC in connection with the issuance of Zions Common Stock in the Merger. Amegy will prepare the proxy statement and other proxy solicitation materials relating to the approval of the plan of merger (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, Zions agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Zions will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Zions also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Amegy agrees to furnish to Zions all information concerning Amegy, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Zions and Amegy each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Amegy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Zions and Amegy each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Zions will advise Amegy, promptly after Zions receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Zions Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases. Zions and Amegy will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Zions and Amegy will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05. Access; Information. (a) Each of Zions and Amegy agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, vendors, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Zions nor Amegy will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party, or violate any law or regulation. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

(c) No investigation by Zions or Amegy of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated hereby.

6.06. Acquisition Proposals. (a) Amegy will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors, affiliates and any other person acting on their behalf not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, or waive any provision of or amend the terms of the Amegy Rights Agreement, in respect of an Acquisition Proposal; provided that, in the event Amegy receives an unsolicited bona fide Acquisition Proposal after the execution of this Agreement and prior to (but not after) the approval of this plan of merger by the shareholders of Amegy at the Amegy Meeting, and the Amegy Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, Amegy may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Amegy Board concludes reasonably and in good faith (and based on the advice of counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement; provided, that Amegy shall have given Zions (orally and in writing) at least three (3) business days’ prior written notice of its intent to do so before taking the first of any such actions with any one such person; provided, further, that Amegy and the Board of Directors of Amegy shall keep Zions informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto; and provided, further, that in any event Amegy shall be required to otherwise comply with its obligations under Section 6.02(c). Amegy will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Zions with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Amegy will promptly advise Zions following receipt of any Acquisition Proposal and the substance thereof, and will keep Zions apprised of any related developments, discussions and negotiations on a current basis.

(b) Nothing contained in this Agreement shall prevent Amegy or the Amegy Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07. Affiliate Agreements. Not later than the 15th day before the mailing of the Proxy Statement, Amegy will deliver to Zions a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Amegy Meeting, deemed to be an “affiliate” of Amegy (each, an “Amegy Affiliate”) as that term is used in Rule 145 under the Securities Act. Amegy will use its reasonable best efforts to cause each person who may be deemed to be a Amegy Affiliate to execute and deliver to Zions and Amegy on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 1.

6.08. Takeover Laws and Provisions. Neither party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09. Exchange Listing. Zions will use all reasonable best efforts to cause the shares of Zions Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.10. Regulatory Applications. (a) Zions and Amegy and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, (the “Requisite Regulatory Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Zions and Amegy will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Zions and Amegy will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.11. Indemnification. (a) Following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of Amegy and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (1) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Amegy and its Subsidiaries, and (2) without limitation of clause (1), to the fullest extent permitted by law.

(b) For a period of six years following the Effective Time, Zions will use all reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Amegy or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Amegy or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Amegy; provided, however, that Zions shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Amegy for such insurance (“Amegy’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Amegy’s Current Premium, then Zions shall cause to be maintained policies of insurance which, in Zions’ good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Amegy’s Current Premium; and provided, further, that officers and directors of Amegy or any Subsidiary may be required to make application and provide customary representations and warranties to Zions’ insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Zions; provided that failure so to notify will not affect the obligations of Zions under Section 6.11(a) unless and to the extent that Zions is actually and materially prejudiced as a consequence.

(d) If Zions or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Zions will cause proper provision to be made so that the successors and assigns of Zions will assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12. Employee Matters. (a) During the 18 months after the Effective Time (such date being referred to herein as the “Benefits Transition Date”), Zions shall provide the employees of Amegy and its Subsidiaries as of the Effective Time (the “Covered Employees”) and whose employment continues during such period with employee benefits and compensation plans, programs and arrangements (including base salary, annual bonus opportunities and annual equity grants) no less favorable, in the aggregate, than those provided by Amegy or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Zions shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements and severance benefits that are substantially identical to those provided to similarly situated employees of Zions and its Subsidiaries. In addition, during the 24 months after the Effective Date, a Covered Employee whose employment is terminated shall be entitled to receive severance payments and benefits under the Amegy severance policy described in Schedule 6.12(a).

(b) From and after the Benefits Transition Date, Zions shall (1) provide all Covered Employees with service credit for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Zions or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with Amegy or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by Amegy for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Zions or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If Amegy’s medical and/or dental benefit plans for Covered Employees are terminated in the middle of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by Amegy will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of Zions or any of its Subsidiaries for the Zions benefit plan year that begins with or includes the Benefits Transition Date.

(c) Zions and Amegy shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, employees of Amegy and its Subsidiaries, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event), which obligations, rights and benefits have been Previously Disclosed.

(d) Zions agrees to expressly assume the agreements and plans set forth in Schedule 6.12(d), except those agreements with individuals who are party to the Employment Agreements. Zions and Amegy hereby agree that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control” for purposes of any Benefit Arrangement for Amegy.

(e) If the Effective Time occurs in 2005, Zions will (A) maintain a bonus plan for the Covered Employees for the remainder of 2005 on the same terms and conditions and pursuant to the same targets and performance measures as were in effect under the Amegy bonus plan for the 2005 calendar year and (B) pay bonuses to the Covered Employees within two and a half months following the end of the 2005 calendar year in an amount equal to the annual bonus earned by the participants for the 2005 calendar year under the bonus plan described in clause (A) above (provided that if the Effective Time occurs after November 1, 2005 but prior to 2006, then the Amegy Compensation Committee may determine the 2005 annual bonus for the Covered Employees in the ordinary course of business consistent with past practice and such bonus amounts will be paid by Zions within two and a half months following the end of 2005; provided further, that such bonuses shall not exceed, in the aggregate, 2.1 times the amount accrued with respect to such bonuses through June 30, 2005 on Amegy’s financial statements, which accrued amount shall not exceed $3.7 million). If the Effective Time occurs in 2006, Amegy shall be permitted prior to the Effective Time to pay 2005 annual bonuses based upon 2005 performance in the ordinary course of business consistent with past practice and to establish a bonus plan for 2006, based upon targets and goals substantially similar to those established for 2005. In addition, in the event the Effective Time occurs in 2006, the Covered Employees will be paid bonus for 2006 in the same manner as bonuses for 2005 would have been calculated as described above had the Effective Time occurred in 2005. Amegy’s performance in respect of calculations made under the bonus plans for the calendar years 2005 and 2006 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any nonrecurring charges that would not reasonably expected to have been incurred had the transactions contemplated by this Agreement not occurred, and shall not be subject to reduction or negative discretion by the administrator of the bonus plan.

(f) Notwithstanding anything to the contrary contained in this Section 6.12, Zions shall have no obligations to provide Covered Employees with benefits under or similar to the value sharing plans of Zions and certain of its Subsidiaries. Zions and Amegy agree that the benefits provided under the Employment Agreements satisfy the requirements of paragraphs (a) and (e) of this Section 6.12.

6.13. Notification of Certain Matters. Zions and Amegy will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14. Exemption from Liability Under Section 16(b). Assuming that Amegy delivers to Zions the Section 16 Information in a timely and accurate manner, before the Effective Time, the Zions Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Effective Time adopt a resolution providing that the receipt by the Amegy Insiders of Zions Common Stock in exchange for shares of Amegy Common Stock, and of options to purchase shares of Zions Common Stock upon conversion of options to purchase shares of Amegy Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the Zions

Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

6.15. Certain Modifications; Restructuring. Amegy shall consult and cooperate with Zions with respect to Amegy’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and interest rate risk management and, subject to applicable law, Amegy shall make such modifications or changes to its policies and practices, if any, and shall take such actions with respect to interest rate risk management, at such date prior to the Effective Time, in each case as may be mutually agreed upon (such agreement not to be unreasonably withheld or delayed). Amegy and Zions shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Zions and Amegy to consummate the Merger is subject to the fulfillment or written waiver by Zions and Amegy before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of Amegy.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Exchange Listing. The shares of Zions Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02. Conditions to Amegy’s Obligation. Amegy’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Amegy before the Effective Time of each of the following conditions:

(a) Zions’ Representations and Warranties. The representations and warranties of Zions in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Amegy shall have received a certificate, dated the Closing Date, signed on behalf of Zions by the Chief Executive Officer or Chief Financial Officer of Zions to that effect.

(b) Performance of Zions’ Obligations. Zions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Amegy shall have received a certificate, dated the Closing Date, signed on behalf of Zions by the Chief Executive Officer or Chief Financial Officer of Zions to that effect.

(c) Opinion of Tax Counsel. Amegy shall have received an opinion of Sullivan & Cromwell LLP dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) Zions, Merger Sub and Amegy will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of Amegy who receive shares of Zions Common Stock in exchange for all of their Amegy Common Stock, except with respect to any cash received in lieu of fractional shares. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Zions and Amegy.

7.03. Conditions to Zions’ Obligation. Zions’ obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Zions, before the Effective Time of each of the following conditions:

(a) Amegy’s Representations and Warranties. The representations and warranties of Amegy in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Zions shall have received a certificate, dated the Closing Date, signed on behalf of Amegy by the Chief Executive Officer or Principal Accounting Officer of Amegy to that effect.

(b) Performance of Amegy’s Obligations. Amegy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Zions shall have received a certificate, dated the Closing Date, signed on behalf of Amegy by the Chief Executive Officer or Principal Accounting Officer of Amegy to that effect.

(c) Opinion of Tax Counsel. Zions shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (2) Zions, Merger Sub and Amegy will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Pillsbury Winthrop Shaw Pittman LLP will be entitled to receive and rely upon customary certificates and representations of officers of Zions and Amegy.

ARTICLE VIII

TERMINATION

8.01. Termination by Zions or Amegy. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a) Mutual Agreement. By Zions or Amegy, with the mutual agreement of the other party.

(b) Breach. By Zions or Amegy, upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that (A) (such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Adverse Action. (A) By Zions, if (1) the Amegy Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; or (2) the Amegy Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (3) the Amegy Board recommends to its shareholders an Acquisition Proposal other than the Merger; and (B) by Amegy, if the Amegy Board has authorized Amegy, subject to complying with this Agreement, to enter into a binding written agreement concerning a Superior Proposal; provided that all of the following conditions are met: (i) the Amegy shareholder approval of the plan of merger contained herein has not been obtained, (ii) before taking any such action, Amegy promptly gives Zions (orally and in writing) notice advising Zions of the decision of the Board of Directors of Amegy to take such action, including the reasons therefor and such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (and Amegy will also promptly give Zions such a notice with respect to any subsequent change to such proposal) and Amegy has given Zions at least three (3) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with Zions with respect to such proposed revisions or other proposal, if any, (iii) Amegy has complied with its obligations set forth in Section 6.06; and (iv) Amegy makes the payment required by Section 8.04.

(d) Delay. By Zions or Amegy, if the Effective Time has not occurred by the close of business on March 31, 2006; provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e) Denial of Regulatory Approval, etc. By Zions or Amegy, if (i) there shall be enacted or adopted hereafter any law, rule or regulation that makes consummation of the Merger by such party illegal or otherwise prohibited, or any judgment, injunction, order or decree enjoining Zions or Amegy from consummating the Merger is entered by any Governmental Entity of competent jurisdiction, and such judgment, injunction, order or decree shall become final and non-appealable, or (ii) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(f) Amegy Shareholder Approval Not Obtained. By Zions or Amegy, if the approval of the Amegy shareholders at the Amegy Meeting with respect to this plan of merger shall not have been obtained by reason of the failure to obtain the required vote at such meeting.

8.02. Termination by Zions. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Zions, upon written notice to Amegy, if Amegy shall have breached its obligations under Sections 6.02 or 6.06.

8.03. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(p), Section 6.05(b), this Section 8.03, Section 8.04 and Article IX will survive termination of this Agreement.

8.04. Amegy Termination Fee. (a) “Termination Fee” means $60.0 million.

(b) If:

(i) Zions shall terminate this Agreement pursuant to Sections 8.01(c)(A) (unless Amegy has been requested by Zions to submit this Agreement to the shareholders of Amegy notwithstanding the Change in the Amegy Recommendation) or 8.02; or

(ii) Amegy shall terminate this Agreement pursuant to Section 8.01(c)(B); or

(iii) either Amegy or Zions shall terminate this Agreement pursuant to Section 8.01(f) (irrespective of whether Amegy has been requested by Zions to submit this Agreement to the shareholders of Amegy notwithstanding the Change in the Amegy Recommendation) and prior to the Amegy Meeting but after the date hereof an Acquisition Proposal shall have been made known to Amegy (including any of its agents or representatives) and communicated publicly or to any substantial number of shareholders of Amegy or shall have been made directly to the shareholders of Amegy by any person or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or

(iv) after the date hereof, an Acquisition Proposal by any person shall have been made known to Amegy (including any of its agents or representatives) and communicated publicly or to any substantial number of shareholders of Amegy or shall have been made directly to the shareholders of Amegy by any person, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and thereafter this Agreement is terminated by Amegy or Zions pursuant to Section 8.01(d) or by Zions pursuant to 8.01(b) and the Amegy shareholder approval of this plan of merger shall not theretofore have been obtained;

then in any case as described in clause (i), (ii), (iii) or (iv) Amegy shall pay to Zions (by wire transfer of immediately available funds) (x) one-third of the Termination Fee not later than the second business day following the date of termination of this Agreement and (y) an additional two-thirds of the Termination Fee if and not later than the date an Acquisition Proposal is consummated by Amegy (other than the Merger), as long as such Acquisition Proposal is consummated, or a definitive agreement providing for such Acquisition Proposal is entered into by Amegy, within 12 months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to “15%” shall instead refer to “a majority.” Amegy acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Zions would not enter into this Agreement. Accordingly, if Amegy fails to pay timely any amount due pursuant to this Section 8.04 and, in order to obtain such payment, Zions commences a suit which results in a judgment against Amegy for the amount payable to Zions pursuant to this Section 8.04, Amegy shall pay to Zions its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

ARTICLE IX

MISCELLANEOUS

9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.06, Article III, Sections 6.05(b), 6.11 and this Article IX).

9.02. Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the plan of merger contained herein to the shareholders of Zions or Amegy.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.05. Expenses. Except as set forth in Section 8.04, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Zions and Amegy will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

9.06. Notices All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Amegy, to:

Amegy Bancorporation, Inc.

c/o Amegy Bank N. A.

Five Post Oak Park

4400 Post Oak Parkway

Houston, TX 77027

Attention:	Paul B. Murphy, Jr.
P. Allan Port, Esq.
Facsimile:	(713) 561-0156

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	H. Rodgin Cohen, Esq.
Mitchell S. Eitel, Esq.
Facsimile:	(212) 558-3588

If to Zions or Merger Sub, to:

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, UT 84111

Attention:	Mr. Doyle L. Arnold
Thom Laursen, Esq.
Facsimile:	(801) 524-2129

with copies to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention:	Michael J. Halloran, Esq.
Rodney R. Peck, Esq.
Facsimile:	(415) 983-1200

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Zions and Amegy regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Zions and Amegy.

9.08. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Zions may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of Amegy and the holders of Amegy Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of Amegy, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ZIONS BANCORPORATION

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	Vice Chairman & Chief Financial Officer

INDEPENDENCE MERGER COMPANY, INC.

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	President

AMEGY BANCORPORATION, INC.

By:	/s/ Paul B. Murphy
Name:	Paul B. Murphy
Title:	Chief Executive Officer

ANNEX 1

FORM OF AMEGY AFFILIATE LETTER

[•], 2005

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, UT 84111

Independence Merger Company, Inc.

One South Main, Suite 1134

Salt Lake City, UT 84111

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Amegy Bancorporation, Inc. (“Amegy”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 5, 2005 (as amended or modified from time to time, the “Merger Agreement”), by and among Amegy, Zions Bancorporation (“Zions”), and Independence Merger Company, Inc. (“Merger Sub”), Amegy plans to merge with and into Merger Sub (the “Merger”) with Merger Sub the surviving corporation. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of Zions (the “Zions Common Stock”) in exchange for shares of common stock of Amegy (the “Amegy Common Stock”), or as a result of the exercise of Amegy Stock Options or similar Rights.

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Zions Common Stock and Amegy Common Stock, to the extent I felt necessary, with my counsel or counsel for Amegy.

I represent, warrant and covenant with and to Zions that in the event I receive any Zions Common Stock as a result of the Merger:

1. I will not make any sale, transfer, or other disposition of such Zions Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Zions, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. I understand that, except as provided in Section 3.04 of the Merger Agreement, Zions is under no obligation to register the sale, transfer or other disposition of shares of Zions Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3. I understand that stop transfer instructions will be given to Zions’ transfer agent with respect to the shares of Zions Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Zions Bancorporation, a copy of which agreement is on file at the principal offices of Zions Bancorporation.”

4. I understand that, unless transfer by me of the Zions Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Zions reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Zions (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Zions, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Zions that Zions Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

By its acceptance hereof, Zions agrees, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Zions Common Stock issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of Amegy within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

Name:

Accepted this day of
, 2005.

AMEGY BANCORPORATION, INC.

By:
Name:
Title:

ZIONS BANCORPORATION

By:
Name:
Title:

INDEPENDENCE MERGER COMPANY, INC.

By:
Name:
Title:

Annex B

PERSONAL AND CONFIDENTIAL

July 5, 2005

Board of Directors

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Amegy Bancorporation, Inc. (the “Company”) of the aggregate Merger Consideration (as defined below) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of July 5, 2005 (the “Agreement”), by and among Zions Bancorporation (“Zions”), Independence Merger Company, Inc. (“Merger Sub”) and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub (the “Merger”) and each outstanding Share will be converted into the right to receive, at the election of the holder thereof and subject to certain proration procedures and limitations as to which we express no opinion, either (1) the number of shares of common stock, without par value (“Zions Common Stock”), of Zions equal to the Exchange Ratio (as defined below) (the “Stock Consideration”), or (2) cash in an amount equal to the Per Share Consideration (as defined below) (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). The “Per Share Consideration” means the sum, rounded to the nearest whole cent, of (A) $8.50 plus (B) the product, rounded to the nearest one ten-thousandth, of 0.2020 times the Zions Share Price (as defined below). The “Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth, of (A) the Per Share Consideration divided by (B) the Zions Share Price. The “Zions Share Price” means the average of the closing sale prices of one share of Zions Common Stock for the ten trading days immediately preceding the closing of the Merger on The Nasdaq Stock Market, Inc., rounded to four decimal places.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to Zions from time to time, including having acted as joint lead manager with respect to a trust preferred offering of the Zions’ 30NC% Trusted Preferred Securities (aggregate principal amount of $150,000,000, August 2002), lead manager with respect to a debt offering of the Zions’ 6.00% Subordinated Notes due September 15, 2015 (aggregate principal

Board of Directors Amegy Bancorporation July 5, 2005 Page Two

amount of $500,000,000, September 2003), lead manager with respect to a debt offering of the Zions’ 2.70% Senior Notes due May 1, 2006 (aggregate principal amount of $150,000,000, October 2003), and as lead manager with respect to a debt offering of the Zions’ 5.65% Subordinated Notes due April 15, 2014 (aggregate principal amount of $300,000,000, May 2004). We also may provide investment banking services to Zions in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Zions and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Zions for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Zions for the five fiscal years ended December 31, 2004; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Zions; certain other communications from the Company and Zions to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Zions prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Zions to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Zions regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Zions Common Stock, compared certain financial and stock market information for the Company and Zions with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the forecasts for the Company and Zions, including the Synergies, have been reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of the Company and Zions, as the case may be. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Zions or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Zions Common Stock will trade at any time. We also express no opinion with respect to the merits of the Transaction as opposed to any alternative

Board of Directors Amegy Bancorporation July 5, 2005 Page Three

transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

July 18, 2005

Board of Directors

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, TX 77027-7459

Ladies and Gentlemen:

Amegy Bancorporation, Inc. (“Amegy”), Zions Bancorporation (“Zions”) and Independence Merger Company, Inc. (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of July 5, 2005 (the “Agreement”), pursuant to which Amegy will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Amegy common stock issued and outstanding immediately prior to the Merger (the “Amegy Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) the Per Share Stock Consideration, or (b) the Per Share Cash Consideration, subject to the election and allocation procedures set forth in the Agreement, which provide generally, among other things, that $600,000,000 in cash (including amounts paid for dissenting shares) will be paid in the Merger. In addition, Amegy may pay its regular quarterly dividends and may increase the amount thereof for the third and fourth quarters of 2005 by no more than $0.08 per share. For purposes of this opinion, the Per Share Stock Consideration, the Per Share Cash Consideration and the additional $0.16 per share in dividends to be paid to Amegy shareholders, assuming the Merger closes on December 31, 2005, are hereinafter referred to collectively as the “Merger Consideration”. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and the Zions Share Price. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of Amegy as of July 5, 2005, the date on which the Agreement was executed (the “Agreement Execution Date”).

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Amegy that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Zions that we deemed relevant; (iv) an internal budget for Amegy for the year ending December 31, 2005 prepared by and reviewed with senior management of Amegy and estimates of earnings for Amegy for the years ending December 31, 2006 and 2007 furnished by and reviewed with senior management of Amegy; (v) median estimates of earnings per share for Amegy for the years ending December 31, 2005 and 2006 and estimates of earnings per share growth rates for the years thereafter, in each case, published by I/B/E/S and reviewed with senior management of Amegy ; (vi) an internal budget for Zions for the year ending December 31, 2005 prepared by and reviewed with management of Zions and earnings estimates for Zions for the years ending December 31, 2006 and 2007 furnished by and reviewed with senior management of Zions; (vii) estimates of earnings per share for Zions for the years ending December 31, 2006 and 2007 and estimates of earnings per

Board of Directors Amegy Bancorporation, Inc. July 18, 2005 Page 2	Sandler O’Neill & Partners, L.P.

shares growth rates for the years thereafter, in each case, published by I/B/E/S and reviewed with senior management of Zions; (vii) the pro forma financial impact of the Merger on Zions, based on assumptions relating to transaction expenses, purchase accounting adjustments and certain cost savings and operating synergies (“Synergies”) projected by the senior management of Amegy and Zions; and the issuance of $600 million in aggregate principal amount of subordinated debt and non-cumulative perpetual preferred securities; (viii) the publicly reported historical price and trading activity for Amegy’s and Zions’ common stock, including a comparison of certain financial and stock market information for Amegy and Zions with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Amegy the business, financial condition, results of operations and prospects of Amegy and their assessment of Amegy’s strategic rationale for, and the potential benefits of, the Merger. We also discussed with certain members of senior management of Zions the business, financial condition, results of operations and prospects of Zions.

Sandler O’Neill did not participate in the negotiation of the terms of the Merger or the Agreement. In connection with this opinion, Sandler O’Neill performed its analysis based upon information available as of the Agreement Execution Date. Sandler O’Neill did not evaluate the process through which the offer from Zions that resulted in the execution of the Agreement was obtained, or any other offer considered by Amegy prior to determining to pursue the Merger.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Amegy or Zions or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Amegy and Zions that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Amegy or Zions or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Amegy or Zions nor have we reviewed any individual credit files relating to Amegy or Zions. We have assumed, with your consent, that the respective allowances for loan losses for both Amegy and Zions are adequate to cover such losses.

With respect to the earnings and earnings per shares projections for Amegy and Zions and all projections of transaction costs, purchase accounting adjustments and the timing and amount of expected Synergies prepared, projected and/or reviewed by, or with, the managements of Amegy and Zions and used by Sandler O’Neill in its analyses, senior management of Amegy and Zions confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the future financial performances of Amegy and Zions and we assumed that such performances would be achieved. We express no opinion as to such earnings projections or the assumptions on which they are based. We have also assumed that there has been no material change in assets, financial condition, results of operations, business or prospects of Amegy or Zions since the

Board of Directors Amegy Bancorporation, Inc. July 18, 2005 Page 3	Sandler O’Neill & Partners, L.P.

date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Amegy and Zions will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Amegy has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Zions’ common stock will be when issued to Amegy’s shareholders pursuant to the Agreement or the prices at which the common stock of Amegy or Zions may trade at any time.

We will receive a fee for rendering this opinion. Amegy has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Amegy and Zions and their affiliates. We may also actively trade the equity or debt securities of Amegy and Zions or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Amegy and does not constitute a recommendation to any shareholder of Amegy as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Amegy Shares as of the Agreement Execution Date and does not address the underlying business decision of Amegy to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Amegy or the effect of any other transaction in which Amegy might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the Agreement Execution Date, the Merger Consideration to be received by the holders of Amegy Shares in the Merger was fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex D

Appraisal Rights: Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

Ú  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED  Ú

AMEGY BANCORPORATION, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

AMEGY BANCORPORATION, INC.

P R O X Y	The undersigned hereby appoints Walter E. Johnson, Paul B. Murphy, Jr. and Scott J. McLean, and each of them, with or without the others, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Special Meeting of Shareholders of Amegy Bancorporation, Inc. (the “Company”), to be held at the Company’s corporate offices, 4400 Post Oak Parkway, Houston, Texas, on October 11, 2005, at 10:00 a.m. (Houston time) and all adjournments and postponements thereof as indicated on the reverse.

THIS PROXY WILL BE VOTED AS YOU SPECIFY ON THE REVERSE. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED (1) FOR THE PROPOSAL TO APPROVE THE PLAN OF MERGER CONTAINED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 5, 2005, BY AND AMONG ZIONS BANCORPORATION, INDEPENDENCE MERGER COMPANY, INC., AND THE COMPANY, AND (2) FOR THE PROPOSAL TO APPROVE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PLAN OF MERGER.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the related proxy statement/prospectus.

(Continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Amegy Bancorporation, Inc.

common stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Call toll-free in the U.S. or Canada at 1-866-547-4634, on a touch-tone telephone. If outside the U.S. or Canada , call 1-610-993-0190. Please follow the simple instructions.

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/abnk and follow the simple instructions on the screen. Please note you must type an “s” after “http”.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Amegy Bancorporation, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10126-2375.

Ú  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED  Ú

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

1.	Proposal to approve the plan of merger contained in the Agreement and Plan of Merger,	FOR	AGAINST	ABSTAIN
	dated as of July 5, 2005, by and among Zions Bancorporation, Independence Merger	☐	☐	☐
Company, Inc., and the Company.

2.	Proposal to approve adjournments or postponements of the special meeting, if necessary,	FOR	AGAINST	ABSTAIN
	to permit further solicitation of proxies if there are not sufficient votes at the time of the	☐	☐	☐
special meeting to approve the plan of merger.

To change your address, please mark	☐
this box and note changes to the left.

Date	, 2005

Signature

Signature

NOTE: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.